    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 1998


                                 REGISTRATION NO. 333-57467 THROUGH 333-57467-04
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               HADCO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                      SEE TABLE OF ADDITIONAL REGISTRANTS

           MASSACHUSETTS                           3672                             04-2393279
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)                    NO.)

                               12A MANOR PARKWAY
                           SALEM, NEW HAMPSHIRE 03079
                                 (603) 898-8000
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             PATRICIA RANDALL, ESQ.
                               VICE PRESIDENT AND
                                GENERAL COUNSEL
                               HADCO CORPORATION
                               12A MANOR PARKWAY
                           SALEM, NEW HAMPSHIRE 03079
                                 (603) 898-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:

                            STEPHEN A. HURWITZ, ESQ.
                        TESTA, HURWITZ & THIBEAULT, LLP
                               HIGH STREET TOWER
                                125 HIGH STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                           ADDRESS, INCLUDING ZIP CODE                           PRIMARY
                              AND TELEPHONE NUMBER,        STATE OR OTHER        STANDARD
                             INCLUDING AREA CODE, OF      JURISDICTION OF       INDUSTRIAL
NAME OF REGISTRANT AS        REGISTRANT'S PRINCIPAL       INCORPORATION OR    CLASSIFICATION     I.R.S. EMPLOYER
SPECIFIED IN ITS CHARTER        EXECUTIVE OFFICES           ORGANIZATION       CODE NUMBER      IDENTIFICATION NO.
------------------------   ---------------------------    ----------------    --------------    ------------------

Hadco Santa Clara, Inc.    c/o Hadco Corporation              Delaware              3672        94-2348052
                           12A Manor Parkway
                           Salem, NH 03079
                           (603) 898-8000

Hadco Phoenix, Inc.        c/o Hadco Corporation              Delaware              3672        86-0267198
                           12A Manor Parkway
                           Salem, NH 03079
                           (603) 898-8000

CCIR of California Corp.   c/o Hadco Corporation             California             3672        77-0469690
                           12A Manor Parkway
                           Salem, NH 03079
                           (603) 898-8000

CCIR of Texas Corp.        c/o Hadco Corporation               Texas                3672        74-2821373
                           12A Manor Parkway
                           Salem, NH 03079
                           (603) 898-8000

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND
     EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
     EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE
     IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED OCTOBER 5, 1998


PROSPECTUS
            , 1998

                               HADCO CORPORATION
        OFFER TO EXCHANGE ITS 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                 AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2008
                            ------------------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                   ON                , 1998, UNLESS EXTENDED.

     Hadco Corporation, a Massachusetts corporation ("Hadco" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange its 9 1/2% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for an equal principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2008 (the "Original Notes"), of which $200 million aggregate principal amount is outstanding on the date hereof. The Exchange Notes and the Original Notes are collectively referred to herein as the "Notes."

     Subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal, the Company will accept for exchange any and all Original Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New
York City time, on                , 1998, unless the Exchange Offer is extended
(the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange. The Exchange Offer is, however, subject to certain customary conditions. See "The Exchange Offer -- Conditions." Original Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Original Notes, the Company will promptly return all previously tendered Original Notes to the holders thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

     The Exchange Notes will be obligations of the Company evidencing the same debt as the Original Notes, and will be entitled to the benefits of the same Indenture, dated as of May 18, 1998 (the "Indenture"), between the Company, the Guarantors (as defined) and State Street Bank and Trust Company, as trustee (the "Trustee"). The Exchange Notes will be identical in all material respects to the Original Notes except that (i) the Exchange Notes will have been registered under the Securities Act, (ii) the Exchange Notes will not include provisions providing for an increase in the interest rate in certain circumstances relating to the timing of the consummation of the Exchange Offer and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. See "The Exchange Offer."

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY HOLDERS OF ORIGINAL NOTES WHO TENDER THEIR ORIGINAL NOTES IN THE EXCHANGE OFFER AND PROSPECTIVE INVESTORS IN THE NOTES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                             (cover page continued on next page)

     Interest on each Exchange Note will accrue from the last date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on the Original Note, from the date of original issuance of such Original Note. No interest will be paid on the Original Notes accepted for exchange, and holders of Original Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Original Notes accrued up until the date of the issuance of the Exchange Notes. Holders of Original Notes that are not exchanged will receive the accrued interest payable on December 15, 1998 in accordance with the Indenture. See "The Exchange Offer -- Terms of the Exchange Offer."

     Interest on the Exchange Notes is payable semi-annually in cash on June 15 and December 15 of each year, commencing December 15, 1998. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2003, at 104.75% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest. At any time on or prior to June 15, 2001, up to 35% of the aggregate principal amount of the Exchange Notes may be redeemed, at the option of the Company, with the proceeds of one or more Equity Offerings (as defined) at 109.50% of the principal amount thereof, plus accrued interest; provided, however, that at least 65% of the original aggregate principal amount of the Notes remains outstanding following each such redemption. In addition, at any time prior to June 15, 2003, the Company may redeem the Exchange Notes at its option, in whole or in part, at a price equal to the principal amount thereof, together with accrued interest, plus the Applicable Premium (as defined). Upon a Change of Control (as defined), the Company will be required to make an offer to purchase the Exchange Notes at a price equal to 101% of their principal amount on the date of purchase, plus accrued interest, if any. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control or will be permitted under its Senior Indebtedness (as defined) to make any such repurchase of the Exchange Notes. See "Description of the Notes."


     The Exchange Notes will be unsecured, senior subordinated indebtedness of the Company, will be subordinated to all Senior Indebtedness of the Company, will rank pari passu to any senior subordinated indebtedness of the Company and will be senior to any indebtedness of the Company subordinated to the Exchange Notes. As of August 1, 1998, Hadco Corporation (exclusive of subsidiaries) had approximately $162 million of Senior Indebtedness outstanding, no Indebtedness pari passu with the Original Notes (and the Exchange Notes, assuming they were outstanding on such date) and no Indebtedness subordinated to the Original Notes (and the Exchange Notes, assuming they were outstanding on such date). The Company's obligations under the Exchange Notes will be fully and unconditionally guaranteed (the "Note Guarantees"), on a senior subordinated basis, jointly and severally, by each of the Company's U.S. Restricted Subsidiaries (the "Guarantors"). The Guarantors currently consist of Hadco Santa Clara, Inc., a Delaware corporation ("Hadco Santa Clara"), Hadco Phoenix, Inc., a Delaware corporation ("Hadco Phoenix"), CCIR of California Corp., a California corporation ("CCIR of CA"), and CCIR of Texas Corp., a Texas corporation ("CCIR of TX"). The Note Guarantees will be subordinated to all Senior Indebtedness of the Guarantors on the same basis as the Exchange Notes are subordinated to the Senior Indebtedness of the Company, pari passu with any senior subordinated indebtedness of the Guarantors and senior to any indebtedness of the Guarantors subordinated to the Note Guarantees. As of August 1, 1998, the Guarantors had approximately $169 million of Senior Indebtedness outstanding ($160 million of which represented guarantees of the Company's indebtedness under the Credit Facility (as defined)), no Indebtedness pari passu with the Note Guarantees which guarantee the Original Notes (and, upon the consummation of the Exchange Offer, will guarantee the Exchange Notes) and no Indebtedness subordinated to the Note Guarantees.


     As of August 1, 1998, the Company had $160 million outstanding under the Credit Facility, all of which was guaranteed by the Guarantors.

     The Original Notes were originally issued and sold on May 18, 1998 (the "Closing Date") to Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens and BT Alex. Brown Incorporated (collectively, the "Initial Purchasers") in a transaction not registered under the Securities Act (the "Original Notes Offering"). The Initial Purchasers subsequently resold the Original Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to certain offshore purchasers in reliance on Rule 904 of Regulation S under the Securities Act.

Accordingly, the Original Notes may not be offered for resale, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under a Registration Rights Agreement, dated May 13, 1998, by and among the Company, the Guarantors and the Initial Purchasers (the "Registration Rights Agreement").

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is (i) a broker-dealer that acquired Original Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Original Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company or any Guarantor may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

     By tendering Original Notes in exchange for Exchange Notes, each holder will represent to the Company, among other things, that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of the Exchange Notes; and (iii) such holder is not an "affiliate" of the Company or any Guarantor (within the meaning of Rule 405 under the Securities
Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making or other trading activities; however, this Prospectus may not be used for resales of Notes acquired directly from the Company. The Company has agreed that, for a period ending on the earlier to occur of 180 days after the Expiration Date or the time when all persons subject to the prospectus delivery requirements of the Securities Act have sold all Exchange Notes held by them, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

     Holders of Original Notes not tendered and accepted in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act.

     There has not previously been any public market for the Original Notes or the Exchange Notes, and no assurance can be given as to the liquidity of the trading market for the Original Notes or Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Company does intend, however, to make an application to list the Notes on the Luxembourg Stock Exchange. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of Public Market." Moreover, to the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. In addition, the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes, pursuant to the Registration Rights Agreement or otherwise. See "Risk Factors -- Consequences of Failure to Exchange."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER.

     The Company was incorporated in Massachusetts in 1966. The principal executive offices of the Company are located at 12A Manor Parkway, Salem, New Hampshire 03079 and its telephone number is (603) 898-8000.
                            ------------------------

     Market and industry data used throughout this Prospectus were obtained through Company research, surveys or studies conducted by third parties and industry or general publications. The Company has not independently verified market and industry data provided by third parties or industry or general publications. Similarly, internal Company surveys, while believed by management of the Company to be reliable, have not been verified by any independent sources.
                            ------------------------

     Hadco(R), Zycon(TM), ResistAIR(TM), Buried Capacitance(TM) and [mu]icroPath(TM) are trademarks of the Company. This Prospectus also includes the trademarks of other companies.

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS REGARDING THE COMPANY'S EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS AND OTHER EXPECTATIONS AS TO THE FUTURE (INCLUDING, WITHOUT LIMITATION, STATEMENTS USING THE WORDS "ANTICIPATES," "BELIEVES," "EXPECTS," "ESTIMATES," "INTENDS," "MAY," "FUTURE," "COULD," "WILL" AND SIMILAR WORDS OR EXPRESSIONS AS WELL AS OTHER WORDS OR EXPRESSIONS REFERENCING FUTURE EVENTS, CONDITIONS OR CIRCUMSTANCES) ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, without limitation, those set forth under "Risk Factors' and elsewhere in this Prospectus. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including "Risk Factors" and the Company's and Continental's (as defined herein) historical consolidated financial statements and pro forma condensed consolidated financial statements, and the notes thereto, appearing elsewhere in this Prospectus.

     As used herein, the terms "Company" and "Hadco," unless otherwise indicated or the context otherwise requires, refer to Hadco Corporation and its subsidiaries, including Hadco Phoenix, Inc. ("Hadco Phoenix") (formerly Continental Circuits Corp. ("Continental")) and Hadco Santa Clara, Inc. ("Hadco Santa Clara") (formerly Zycon Corporation ("Zycon")). Zycon Corporation and Continental Circuits Corp. are currently wholly owned subsidiaries of the Company and are merely name holding entities. Hadco Santa Clara holds the assets formerly held by Zycon Corporation, and Hadco Phoenix holds the assets formerly held by Continental Circuits Corp. References herein to a fiscal year end relate to a year ending on the last Saturday in October (for example, fiscal 1997 refers to the Company's fiscal year ended October 25, 1997). On March 20, 1998, the Company acquired all of the outstanding capital stock of Continental (the "Continental Acquisition"), and on January 10, 1997, the Company acquired all of the outstanding capital stock of Zycon (the "Zycon Acquisition"). The Continental Acquisition and the Zycon Acquisition are collectively referred to herein as the "Acquisitions." Unless otherwise indicated or the context otherwise requires, the results of Zycon's operations and other financial information relating to Zycon since January 10, 1997 are included in the Company's historical consolidated financial information presented herein. Similarly, unless otherwise indicated or the context otherwise requires, the results of Continental's operations and other financial information relating to Continental since March 20, 1998 are included in the Company's historical consolidated financial information presented herein.

                                  THE COMPANY

GENERAL

     Hadco is the largest manufacturer of advanced electronic interconnect products in North America. The Company offers a wide array of sophisticated manufacturing, engineering and systems integration services to meet its customers' electronic interconnect needs. The Company's principal products are multilayer rigid printed circuits and backplane assemblies. Printed circuits are the basic platforms used to interconnect microprocessors, integrated circuits and other components essential to the functioning of electronic systems. Backplane assemblies are generally larger and thicker printed circuits on which connectors are mounted to receive and interconnect printed circuits, integrated circuits and other electronic components. Hadco's largest customers include many of the leading companies in the electronics industry, such as Cabletron Systems, Compaq Computer, Hewlett-Packard, Lucent Technologies, Northern Telecom, Solectron and Sun Microsystems.

     Hadco's advanced manufacturing and assembly facilities are designed to meet the accelerated time-to-market and time-to-volume requirements of its customers whose markets are characterized by high growth rates, rapid technological advances and short product life-cycles. During the past five fiscal years, Hadco, Continental and Zycon have invested approximately $342 million in fixed assets, such as facilities and equipment (including those used in the development of new technologies). Hadco provides customers with a broad range of products and services that includes development, design, quick-turn prototype, pre-production, volume production, and backplane assembly. Hadco is one of a small number of printed circuit manufacturers with the technology and advanced production facilities necessary to offer all of these services. The Company believes its combination of a broad product offering and advanced technological capabilities facilitates long-term relationships with existing customers, attracts new customers, and helps customers meet their time-to-market and time-to-volume needs.

--------------------------------------------------------------------------------

     Hadco's customers are a diverse group of electronics original equipment manufacturers ("OEMs") and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications/telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation. Hadco provided its products and services to a diverse base of approximately 560 customers in fiscal 1997 (approximately 590 customers pro forma for the Continental Acquisition) including approximately 77 customers with purchases in excess of $1 million (approximately 85 customers pro forma for the Continental Acquisition). The Company's ten largest customers accounted for approximately 47% of net sales in fiscal 1997. In fiscal 1997, one customer, Solectron, accounted for approximately 15% of the net sales of the Company (approximately 13% pro forma for the Continental Acquisition).

INDUSTRY OVERVIEW

     In 1997, the worldwide market for rigid printed circuits was $29.4 billion, and the domestic market for rigid printed circuits was $7.9 billion. In addition, in 1997 the domestic market for backplane assemblies was $1.2 billion. The market for higher layer count multilayer rigid printed circuits (eight layers and above) constituted approximately 40% of the total United States rigid printed circuit market in 1997, and has increased at an annual compounded growth rate of 16% over the last two years, compared to approximately 11% for the overall printed circuit market. The growth of the printed circuit market has been driven by a number of factors, including: (i) new end-user markets in telecommunications and computers, (ii) an increasing number of products containing electronic components, (iii) shorter product life cycles for electronic products, and (iv) advances in the speed and complexity of electronic components and products.

     In 1997, approximately 93% of the domestic printed circuit market was served by independent manufacturers (compared to approximately 71% in 1992). The need for expanded service offerings, advanced technological capabilities and broader geographic scope has led to consolidation in recent years, reducing the number of printed circuit manufacturers in North America from approximately 950 in 1992 to approximately 550 in 1997. Although the printed circuit market has been experiencing consolidation over the past several years, it remains fragmented. Of the approximately 550 printed circuit manufacturers in the United States in 1997, only seven had revenues in excess of $100 million.

RECENT ACQUISITIONS


     On March 20, 1998, Hadco acquired all of the outstanding capital stock of Continental, a manufacturer of multilayer printed circuits, for approximately $190 million (including acquisition costs). On January 10, 1997, Hadco acquired all of the outstanding capital stock of Zycon, a manufacturer of multilayer printed circuits and backplane assemblies, for approximately $212 million (including acquisition costs). Pro forma for the Acquisitions, Continental and Zycon would have added approximately $396 million to Hadco's fiscal 1997 net sales. The Acquisitions also added approximately 865,000 square feet of manufacturing space (approximately a 129% increase) and substantially expanded Hadco's geographic reach. The Continental Acquisition added facilities for volume production of multilayer printed circuits in Phoenix, Arizona, a quick-turn prototype facility in Austin, Texas, and a flexible printed circuit manufacturing facility and printed circuit engineering and design operation in California. The Zycon Acquisition added facilities for volume production of multilayer printed circuits and backplane assemblies in the Silicon Valley area, a quick-turn prototype and design facility in Haverhill, Massachusetts, and a newly constructed facility for volume production of printed circuits in Malaysia. The Acquisitions have also broadened the Company's customer base, expanded its involvement in many fast growing industry sectors, added new proprietary technologies, and increased the size of its sales force. See "Risk Factors -- Risks Relating to the Acquisitions and the Company's Acquisition Strategy" and "-- Recent Development."



RECENT DEVELOPMENT



     On September 15, 1998, the Company amended its Credit Facility with the Third Amendment and Modification Agreement dated as of September 14, 1998. This most recent amendment to the Credit Facility, among other things, amended and added certain covenants, changed the available borrowing capacity under the Credit Facility from $400 million to the lesser of $300 million and the Borrowing Base (as defined in the Credit Facility), and granted the banks a first priority mortgage and security interest in substantially all of the assets of the Company and each of the subsidiaries which are guarantors of the Credit Facility. The Company is also required to pay a quarterly usage fee based on an Applicable Base Rate Usage Fee Margin and an Applicable Eurodollar Rate Usage Fee Margin (both as defined in the Credit Facility). See "Risk
Factors -- Restrictions Imposed by Terms of Indebtedness," "Description of Certain Indebtedness," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


STRATEGY

     The Company's strategy is to increase sales and profitability by providing a wide range of electronic interconnect solutions and services to a broad and diversified customer base and by capitalizing on major industry trends as follows:

     Provide a Broad and Integrated Offering. Hadco develops and maintains long-term customer relationships by providing a full range of integrated services, from development, design, quick-turn prototype and pre-production through volume printed circuit production and backplane assembly. The Company believes its broad range of integrated services provides significant value to its customers by shortening their new product development cycles, helping them to meet their time-to-market and time-to-volume requirements, lowering manufacturing costs, and providing technological expertise. By working closely with customers at the design and prototype stage, the Company believes it strengthens long-term relationships with its customers and gains an advantage in securing a preferred vendor status when customers begin volume production.

     Serve Diversified Customer Base in High Growth Segments. The Company concentrates its marketing efforts on OEMs and contract manufacturers serving OEMs in segments of the electronics market characterized by high growth, rapid technological advances, short product development cycles and accelerated time-to-market and time-to-volume requirements. To more fully support its strategy of developing a large and diversified customer base, the Company intends to offer certain large customers single points of contact to service their needs on a global basis, and the Company is focusing on the further development of its international sales force.

     Develop Advanced Manufacturing and Process Technologies. The Company is committed to remaining a leader in the development of advanced materials and sophisticated process technologies that enable it to cost-effectively produce reliable and technologically advanced products. The Company believes its manufacturing and process capabilities provide a significant competitive advantage and is committed to continuous improvement to maintain its leadership position.

     Maintain High Levels of Investment. Hadco believes its significant ongoing investment in production technology allows it to maintain a leadership position in the development of advanced materials and process technologies. The Company has made substantial investments in production facilities and new technologies during the past five fiscal years that have increased capacity and operating efficiencies, improved management control and provided more consistent product quality. As a result, the Company believes it is one of the few interconnect manufacturers capable of satisfying the full range of volume production, time-to-market, time-to-volume and technology requirements of customers in the electronics industry.

     Expand Backplane Assembly Operations. In recent years, to extend its integrated offering, the Company has expanded its backplane assembly operations, thereby broadening its range of manufacturing services, reducing customer costs and improving product quality. With this backplane assembly expansion, the Company is well-positioned to capture an increasing share of the full range of interconnect requirements of its customers.

     Pursue Strategic Acquisitions. The Company will consider strategic acquisitions of companies and technologies that enhance its competitive position, build economies of scale and help fulfill its other strategic objectives. In evaluating possible acquisition candidates, the Company considers, among other things, the opportunity for synergistic product offerings, complementarity of client base, new technological capabilities and potential for increased geographic reach.

     Increase Geographic Reach. Hadco has pursued a strategy of expanding the capacity and geographic scope of its manufacturing facilities to better serve high growth segments of the electronics industry in key geographic markets. Hadco believes it is the only independent North American printed circuit manufacturer with a full service offering of design, quick-turn prototype and volume printed circuit manufacturing and backplane assembly on both the East and West Coasts. In addition, its volume production facility in Malaysia, which commenced operations in fiscal 1997, is intended to provide the Company with access to U.S. customers expanding into Asian markets. The Company also intends to broaden its presence in Europe and other international markets.

--------------------------------------------------------------------------------
                          THE ORIGINAL NOTES OFFERING

Original Notes................   The Original Notes were sold by the Company on
                                 May 18, 1998 to the Initial Purchasers pursuant to a Purchase Agreement (the "Purchase
                                 Agreement") dated May 13, 1998 by and among the Company, the Guarantors and the Initial
                                 Purchasers. The Initial Purchasers subsequently resold the Original Notes to "qualified institutional buyers" in reliance upon Rule
                                 144A under the Securities Act and to offshore purchasers in reliance on Rule 904 of Regulation S under the Securities Act.

                                 The purpose of the Original Notes Offering was to finance the repayment of borrowings under the Credit Facility incurred by the Company in connection with the Acquisitions.

Registration Rights
  Agreement...................   Pursuant to the Purchase Agreement, the
                                 Company, the Guarantors and the Initial
                                 Purchasers entered into the Registration Rights
                                 Agreement, which granted the holders of the Original Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered............   $200,000,000 aggregate principal amount of
                                 9 1/2% Senior Subordinated Notes due 2008.

The Exchange Offer............   $1,000 principal amount of Exchange Notes will
                                 be issued in exchange for each $1,000 principal amount of Original Notes validly tendered and not withdrawn pursuant to the Exchange Offer.
                                 As of the date hereof, $200 million in
                                 aggregate principal amount of Original Notes is outstanding. Subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal, the Company will issue the Exchange Notes to tendering holders of Original Notes promptly after the Expiration
                                 Date. See "The Exchange Offer."

Resales.......................   Based on an interpretation by the staff of the
                                 Commission set forth in Morgan Stanley & Co.
                                 Incorporated, SEC No-Action Letter (available
                                 June 5, 1991) (the "Morgan Stanley Letter"),
                                 Exxon Capital Holdings Corporation, SEC
                                 No-Action Letter (available May 13, 1988) (the
                                 "Exxon Capital Letter") and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any person receiving such Exchange Notes, whether or not such person is the holder (other than any such holder or other person which is (i) a broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, or (ii) an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act (collectively, "Restricted
                                 Holders")) without compliance with the
                                 registration and prospectus delivery provisions of the Securities Act, provided that (a) such Exchange Notes are acquired in the ordinary course of business of such holder or other person,


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of such Exchange Notes and (c) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person
                                 (a) could not rely upon the Morgan Stanley
                                 Letter, the Exxon Capital Letter or similar letters and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See Morgan Stanley & Co. Incorporated SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988). Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker or dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any sale of such Exchange Notes. See "Plan of Distribution."

Expiration Date...............   5:00 p.m., New York City time, on      , 1998,
                                 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended.

Accrued Interest on the
Exchange Notes and Original
  Notes.......................   Interest on each Exchange Note will accrue from
                                 the last date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on the Original Note, from the date of original issuance of such Original Note. No interest will be paid on the Original Notes accepted for exchange, and holders of Original Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Original Notes accrued to the date of issuance of the Exchange Notes. Holders of Original
                                 Notes that are not exchanged will receive the accrued interest payable on December 15, 1998 in accordance with the Indenture. See "The
                                 Exchange Offer -- Terms of the Exchange Offer."

Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to certain
                                 customary conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer.
                                 As of the date of this Prospectus, none of these events had occurred, and the Company believes their occurrence to be unlikely. If any such conditions exist prior to the Expiration Date, the Company may (a) refuse to accept any Original Notes and return all previously tended Original Notes, (b) extend the Exchange Offer or (c) waive such conditions. See "The Exchange
                                 Offer -- Conditions."

Procedures for Tendering
  Original Notes..............   Each holder of Original Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes to be exchanged and any other required documentation to the Exchange Agent (as defined) at the address set forth herein and therein. Tendered Original Notes, the Letter of Transmittal and accompanying documents must be received by the Exchange Agent by 5:00 p.m., New York City time, on the Expiration Date. See The "Exchange
                                 Offer -- Procedures for Tendering." By
                                 executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in or intends to engage in a distribution of the Exchange Notes or has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or any Guarantor or, if such holder or other person is such an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In lieu of physical delivery of the certificates representing Original Notes, tendering holders of Original Notes may transfer Original Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

Untendered Original Notes.....   Following the consummation of the Exchange
                                 Offer, holders of Original Notes eligible to participate in the Exchange Offer but who do not tender their Original Notes will not have any further exchange or registration rights and such Original Notes will continue to be subject to certain restrictions on transfer.
                                 Accordingly, the liquidity of the market for such Original Notes could be adversely affected. See "Risk Factors -- Consequences of
                                 Failure to Exchange."

Consequences of Failure to
Exchange......................   The Original Notes that are not exchanged
                                 pursuant to the Exchange Offer will remain restricted securities. Accordingly, such
                                 Original Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to another exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the
                                 Securities Act. See "The Exchange
                                 Offer -- Consequences of Failure to Exchange."

Shelf Registration
Statement.....................   In the event that (i) the Company and the
                                 Guarantors determine that the Exchange Offer is not available or may not be consummated as soon as practicable after the Expiration Date because it would violate applicable law or the applicable interpretations of the staff of the Commission, (ii) the Exchange Offer is not for any

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 other reason consummated by November 18, 1998 or (iii) the Exchange Offer has been completed and in the opinion of counsel for the Initial Purchasers a registration statement must be filed and a prospectus must be delivered by the Initial Purchasers in connection with any offering or sale of Original Notes, each of the Company and the Guarantors have agreed to use its best efforts to register the Original Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission. In the event that the Company is required to file a Shelf Registration Statement, the Company has agreed to maintain the effectiveness of such Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Original Notes.

Special Procedures for
Beneficial Holders............   Any beneficial holder whose Original Notes are
                                 registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on behalf of such beneficial holder. If such beneficial holder wishes to tender on his, her or its own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering Original Notes owned by him, her or it, either make appropriate arrangements to register ownership of the Original Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                                 Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................   Holders of Original Notes who wish to tender
                                 their Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration
                                 Date may tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date.

Acceptance of Original Notes
and Delivery of Exchange
  Notes.......................   Subject to certain conditions, the Company will
                                 accept for exchange any and all Original Notes which are properly tendered in the Exchange
                                 Offer and not withdrawn prior to 5:00 p.m., New
                                 York City time, on the Expiration Date. The
                                 Exchange Notes issued pursuant to the Exchange
                                 Offer will be delivered promptly after the Expiration Date. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

United States Federal Tax
  Consequences................   The exchange of Original Notes for Exchange
                                 Notes pursuant to the Exchange Offer should not be a taxable event for United States federal income tax purposes. A holder's holding period for



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 Exchange Notes should include the holding period for Original Notes. See "United States Federal Tax Consequences."

Exchange Agent................   State Street Bank and Trust Company is serving
                                 as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is State Street
                                 Bank and Trust Company, Two International
                                 Place, 4th Floor, Boston, Massachusetts 02110,
                                 Attention: Corporate Trust Division/Kellie
                                 Mullen. Deliveries by hand or overnight courier should be addressed to State Street Bank and Trust Company, 61 Broadway, 15th Floor, New
                                 York, New York 10006, Attention: Corporate
                                 Trust Division/Kellie Mullen. Eligible
                                 Institutions (as defined) may fax the Exchange
                                 Agent at (617) 664-5290. For information with respect to the Exchange Offer, call the Exchange Agent at (617) 664-5587 or fax it at
                                 (617) 664-5290.

Use of Proceeds...............   The Company will not receive any proceeds from
                                 the Exchange Offer. See "Use of Proceeds." The
                                 Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration
                                 Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The Exchange Offer constitutes an offer to exchange up to $200 million aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of Original Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Original Notes, and will be entitled to the benefit of the same Indenture. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Original Notes except that (i) the Exchange Notes have been registered under the Securities Act, (ii) the Exchange Notes do not include provisions providing for an increase in the interest rate in certain circumstances relating to the timing of the consummation of the Exchange Offer and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of the Notes."

                         COMPARISON WITH ORIGINAL NOTES

Freely Transferable...........   The Exchange Notes will be freely transferable
                                 under the Securities Act by holders who are not Restricted Holders. Restricted Holders are restricted from transferring the Exchange Notes without compliance with the registration and prospectus delivery requirements of the
                                 Securities Act. The Exchange Notes will be identical in all material respects (including interest rate, maturity date and restrictive covenants) to the Original Notes, with the exception that the Exchange Notes will be registered under the Securities Act. See "The
                                 Exchange Offer -- Terms of the Exchange Offer."

Registration Rights...........   The holders of Original Notes currently are
                                 entitled to certain registration rights
                                 pursuant to the Registration Rights Agreement, dated May 13, 1998 (the "Registration Rights
                                 Agreement"), by and among the Company, the Guarantors and Morgan Stanley & Co.
                                 Incorporated, Merrill Lynch, Pierce, Fenner &
                                 Smith Incorporated, BancAmerica Robertson
                                 Stephens and BT Alex. Brown


--------------------------------------------------------------------------------

                                 Incorporated, as the initial purchasers of the Original Notes (collectively, the "Initial Purchasers"), including the right to cause the Company to register the Original Notes under the Securities Act if the Exchange Offer is not consummated prior to the date which is six months after the date the Original Notes were issued, and in certain other limited circumstances. See "The Exchange
                                 Offer -- Conditions." However, pursuant to the Registration Rights Agreement, such registration rights will expire upon consummation of the Exchange Offer. Accordingly, holders of Original Notes who do not exchange their Original Notes for Exchange Notes in the Exchange Offer will not be able to reoffer, resell or otherwise dispose of their Original Notes unless such Original Notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

                          TERMS OF THE EXCHANGE NOTES

Securities Offered............   $200 million aggregate principal amount of
                                 9 1/2% Senior Subordinated Notes due 2008.

Maturity......................   June 15, 2008.

Interest......................   Interest on the Exchange Notes will be payable
                                 semi-annually in cash, on June 15 and December
                                 15 of each year, commencing on December 15, 1998.


Ranking; Subordination........   The Exchange Notes will be unsecured, senior
                                 subordinated indebtedness of the Company, will be subordinated to all Senior Indebtedness of the Company, will rank pari passu to any senior subordinated indebtedness of the Company and will be senior to any indebtedness of the Company subordinated to the Exchange Notes. The
                                 Exchange Notes will also be effectively
                                 subordinated to all Senior Indebtedness of the Guarantors. In addition, the Exchange Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not Guarantors
                                 (the "Non-Guarantor Subsidiaries"). At August
                                 1, 1998, the Company and the Guarantors had approximately $172 million of Senior
                                 Indebtedness outstanding and, pro forma to give effect to the most recent amendment to the Credit Facility, the Company would have had approximately $55 million available to it under the Credit Facility (as defined), which, if borrowed, would constitute Senior Indebtedness.
                                 See "Description of the Notes -- Ranking;
                                 Subordination."


Optional Redemption...........   The Exchange Notes will be redeemable at the
                                 option of the Company, in whole or in part, at any time on or after June 15, 2003, at the redemption prices set forth herein, plus accrued interest, if any, to the date of redemption. See "Description of the Notes." In addition, at any time on or prior to June 15, 2001, up to 35% of the aggregate principal amount of Exchange Notes will be redeemable, at the option of the Company, with the proceeds of one or more Equity Offerings at 109.50% of the original principal amount thereof, plus accrued interest; provided, however, that at least 65% of the original aggregate principal amount of the Notes remains outstanding following each such redemption. In addition, the Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time prior to June 15, 2003, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date of redemption, plus the Applicable Premium. See
                                 "Description of the Notes -- Optional
                                 Redemption."

Note Guarantees...............   The Company's obligations under the Exchange
                                 Notes will be fully and unconditionally
                                 guaranteed, on a senior subordinated basis, jointly and severally, by each of the Guarantors. The Guarantors currently consist of Hadco Santa Clara, Hadco Phoenix, CCIR of CA and CCIR of TX. The Note Guarantees will be subordinated to all Senior Indebtedness of the Guarantors on the same basis as the Exchange
                                 Notes are subordinated to the Senior
                                 Indebtedness of the Company, pari passu with any senior subordinated indebtedness of the Guarantors and senior to any indebtedness of the Guarantors subordinated to the Note
                                 Guarantees. At August 1, 1998, the Guarantors had Senior Indebtedness of approximately $9 million (in addition to approximately $160 million representing guarantees of the
                                 Company's borrowings under the Credit
                                 Facility). In addition, the Note Guarantees will be effectively subordinated to all existing and future liabilities of the Non-Guarantor Subsidiaries. At August 1, 1998, the Non-Guarantor Subsidiaries had approximately $6 million of outstanding liabilities. See "Description of the
                                 Notes -- Note Guarantees" and Note 16 of the
                                 Notes to the Company's Consolidated Financial
                                 Statements.

Change of Control.............   Upon a Change of Control (as defined herein),
                                 the Company will be required to make an offer to purchase the Exchange Notes at a purchase price equal to 101% of their principal amount on the date of purchase, plus accrued interest, if any. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control or will be permitted under the Credit Facility or other
                                 Senior Indebtedness to make any such repurchase of the Exchange Notes. See "Description of the Notes -- Repurchase of Notes upon a Change of
                                 Control."

Certain Covenants.............   The Indenture contains certain covenants that,
                                 among other things, will limit the ability of the Company and its Restricted Subsidiaries (as defined) or, in certain cases, the Guarantors, to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and engage in mergers and consolidations. However, these limitations will be subject to a number of important qualifications and exceptions. See "Description of the Notes -- Covenants."

                                  RISK FACTORS

     Holders of Original Notes exchanging such Original Notes for Exchange Notes in the Exchange Offer and prospective investors in the Notes should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                 FISCAL YEAR ENDED                                NINE MONTHS ENDED
                       ----------------------------------------------------------------------   ---------------------
                                                                 OCTOBER 25,    OCTOBER 25,
                                                                    1997            1997        JULY 26,    AUGUST 1
                       OCTOBER 28,   OCTOBER 26,   OCTOBER 25,       PRO        PRO FORMA AS      1997        1998
                          1995          1996         1997(1)      FORMA(2)     ADJUSTED(2)(3)   ACTUAL(1)   ACTUAL(4)
                       -----------   -----------   -----------   -----------   --------------   ---------   ---------
STATEMENT OF
 OPERATIONS DATA:
Net sales............   $265,168      $350,685      $648,705      $830,468        $830,468      $475,472    $609,255
Gross profit.........     67,440        90,455       141,392       170,772         170,772       104,094      94,378
Write-off of acquired
 in-process research
 and development.....         --            --        78,000            --              --        78,000      63,050
Restructuring and
 other non-recurring
 charges.............         --            --            --            --              --            --       7,052
                        --------      --------      --------      --------        --------      ---------   ---------
Income (loss) from
 operations..........     33,906        51,532        (1,194)       86,055          86,055       (21,049)    (36,359)
Interest expense.....       (537)         (338)      (10,923)      (27,544)        (33,802)       (8,679)    (14,329)
Net income (loss)....     21,374        32,014       (36,493)       36,210          32,502       (47,843)    (54,493)
STATEMENT OF CASH
 FLOWS DATA:
Cash flows from
 operating
 activities..........   $ 36,349      $ 55,629      $ 50,667                                    $ 26,915    $ 33,549
Cash flows from
 investing
 activities..........    (31,104)      (47,910)     (268,913)                                   (248,070)   (259,843)
Cash flows from
 financing
 activities..........     (3,002)        3,760       197,631                                     213,235     219,056
Capital
 expenditures........     28,865        54,998        69,851      $ 97,341        $ 97,341        47,810      68,873
OTHER DATA:
Depreciation and
 amortization........   $ 15,194      $ 18,843      $ 41,850      $ 57,972        $ 58,597      $ 29,939    $ 49,274
Adjusted
 EBITDA(6)...........     49,100        70,375       118,656       144,027         144,027        86,890      83,017
Ratio of earnings to
 fixed charges(7)....      66.2x        156.3x          0.2x          3.2x            2.6x            --          --
Ratio of Adjusted
 EBITDA to interest
 expense.............      91.4x        208.2x         10.9x          5.2x            4.3x         10.0x        5.8x
Ratio of total debt
 to Adjusted EBITDA..      0.09x         0.05x         0.97x         2.23x           2.27x         1.51x       4.47x

                            NINE MONTHS ENDED
                       ---------------------------
                       AUGUST 1,      AUGUST 1,
                         1998           1998
                          PRO       PRO FORMA AS
                       FORMA(5)    ADJUSTED(3)(5)
                       ---------   ---------------
STATEMENT OF
 OPERATIONS DATA:
Net sales............  $661,206       $661,206
Gross profit.........    94,864         94,864
Write-off of acquired
 in-process research
 and development.....        --             --
Restructuring and
 other non-recurring
 charges.............     7,052          7,052
                       --------       --------
Income (loss) from
 operations..........    20,181         20,181
Interest expense.....   (20,118)       (23,504)
Net income (loss)....     1,139           (901)
STATEMENT OF CASH
 FLOWS DATA:
Cash flows from
 operating
 activities..........
Cash flows from
 investing
 activities..........
Cash flows from
 financing
 activities..........
Capital
 expenditures........  $ 79,670       $ 79,670
OTHER DATA:
Depreciation and
 amortization........  $ 54,879       $ 54,879
Adjusted
 EBITDA(6)...........    82,112         82,112
Ratio of earnings to
 fixed charges(7)....      1.1x           1.0x
Ratio of Adjusted
 EBITDA to interest
 expense.............      4.1x           3.5x
Ratio of total debt
 to Adjusted EBITDA..     4.52x          4.52x



                                                              AUGUST 1, 1998
                                                              --------------
                                                                  ACTUAL
                                                              --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........     $  4,933
Working capital.............................................       91,213
Total assets................................................      733,802
Long-term debt, net of current portion......................      366,898
Stockholders' investment....................................      190,581


---------------

(1) Net loss for the year ended October 25, 1997 and the nine months ended July 26, 1997 includes a non-recurring write-off relating to the Zycon Acquisition for acquired in-process research and development. Before deducting the non-recurring write-off, income from operations was $76.8 million and $57.0 million, net income was $41.5 million and $30.2 million, and the ratio of earnings to fixed charges was 7.3 and 6.8, for the year ended October 25, 1997 and the nine months ended July 26, 1997, respectively.


(2) Gives effect to the Acquisitions assuming they had occurred on October 27, 1996. See Pro Forma Condensed Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Adjusted to reflect (i) the sale by the Company of the Notes offered hereby, less discounts and commissions and estimated offering expenses payable by the Company, and (ii) the application of the net proceeds therefrom. See "Use of Proceeds."


(4) Net loss for the nine months ended August 1, 1998 includes a non-recurring write-off of $63 million relating to the Continental Acquisition for acquired in-process research and development, as well as a $4.2 million charge, net of tax, for restructuring and other non-recurring expenses related to the consolidation of the Company's East Coast Tech Center operations and limited restructuring of the Company's workforce. The limited restructuring reduced the Company's workforce by approximately 3%. Before deducting such non-recurring write-off, charge for restructuring and other non-recurring expenses, income from operations was $33.7 million, net income was $12.8 million and the ratio of earnings to fixed charges was 2.5 for the nine months ended August 1, 1998.


(5) Gives effect to the Continental Acquisition assuming it had occurred on October 27, 1996. See Pro Forma Condensed Consolidated Financial Statements.


(6) Adjusted EBITDA represents net income before interest, income taxes, depreciation and amortization, write-off of acquired in-process research and development and restructuring and other non-recurring charges. Adjusted EBITDA pro forma as adjusted does not include the amortization of deferred financing costs related to the Notes of $0.6 million annually. Adjusted EBITDA is presented because management understands it is used by certain investors as one measure of an issuer's historical ability to service its debt. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles. Adjusted EBITDA is not, and should not be considered, an alternative to the Company's net income, operating income or cash flow. Adjusted EBITDA is not, and should not be considered, more meaningful than the Company's net income, operating income or cash flow as an indicator of the Company's operating performance or liquidity. The Adjusted EBITDA measures presented herein may not be comparable to other similarly titled measures of other companies.


(7) Computed by dividing the sum of net income (loss), before deducting provisions for income taxes and fixed charges, by total fixed charges. Fixed charges consist of interest on debt and amortization of debt issuance costs and a portion of capital lease costs that is intended to represent interest expense.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, without limitation, those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information included or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before exchanging Original Notes for Exchange Notes offered hereby or making an investment decision to purchase Notes.

LEVERAGE; INCREASED DEBT SERVICE


     The Acquisitions significantly increased the Company's debt service obligations. At August 1, 1998, the Company and its subsidiaries had approximately $543 million of total liabilities, and approximately $190 million of stockholders' investment, and the Company and the Guarantors had approximately $172 million of outstanding Senior Indebtedness and, pro forma to give effect to the most recent amendment to the Credit Facility, the Company would have had approximately $55 million available to it under the Credit Facility, which, if borrowed, would constitute Senior Indebtedness. At August 1, 1998, the Guarantors had Senior Indebtedness of approximately $9 million (in addition to approximately $160 million representing guarantees of the Company's borrowings under the Credit Facility). The Company and its subsidiaries (including the Guarantors) will be permitted to incur substantial additional indebtedness, including Senior Indebtedness, in the future. See "Capitalization" and "Description of the Notes -- Covenants -- Limitation on Indebtedness." The Company's annual debt service was approximately $15 million for fiscal 1997 and is currently approximately $31.5 million.


     Although the Company's cash flow from operations has been sufficient to meet its debt service obligations in the past, there can be no assurance that the Company's operating results will continue to be sufficient for the Company to meet such obligations. The Company's ability to comply with the terms of the Indenture and the Credit Facility, to make cash payments with respect to the Notes and under the Credit Facility and to satisfy its other debt obligations or to refinance any of such obligations will depend on the future performance of the Company, which in turn is subject to prevailing economic conditions and financial and other factors beyond its control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Notes" and "Description of Certain Indebtedness."


     The degree to which the Company and the Guarantors are leveraged could have important consequences to holders of the Notes, including, but not limited to:
(i) adversely affecting their ability to satisfy their obligations with respect to the Notes, (ii) increasing their vulnerability to general adverse economic and industry conditions, (iii) limiting their ability to obtain additional financing to fund potential acquisitions, future working capital, capital expenditures and other general corporate requirements, (iv) requiring the dedication of a substantial portion of their cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, (v) limiting their flexibility in planning for, or reacting to, changes in its business and the industry, (vi) they may be substantially more leveraged than certain of their competitors, which may place them at a relative competitive disadvantage, (vii) a significant portion of their borrowings are and may continue to be at variable rates of interest, which exposes them to the risk of increased interest rates, and (viii) the indebtedness outstanding under the Credit Facility will mature prior to the maturity of the Notes. In addition, the Credit Facility contains financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. See "Description of Certain Indebtedness." See "Summary -- Recent Development."


SUBORDINATION OF NOTES AND NOTE GUARANTEES

     The Notes are unsecured, senior subordinated indebtedness of the Company, are subordinated to all Senior Indebtedness of the Company, rank pari passu to any senior subordinated indebtedness of the

Company and are senior to any indebtedness of the Company subordinated to the Notes. The Company's obligations under the Notes are fully and unconditionally guaranteed, on a senior subordinated basis, jointly and severally, by the Guarantors. The Note Guarantees are subordinated to all Senior Indebtedness of the Guarantors on the same basis as the Notes are subordinated to the Senior Indebtedness of the Company, pari passu with any senior subordinated indebtedness of the Guarantors and senior to any indebtedness of the Guarantors subordinated to the Note Guarantees. The Notes are also effectively subordinated to all Senior Indebtedness of the Guarantors. In addition, the Notes and the Note Guarantees are effectively subordinated to all existing and future liabilities of the Non-Guarantor Subsidiaries. Upon any distribution to creditors of the Company or the Guarantors in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the Notes or the Note Guarantees. In addition, the subordination provisions of the Indenture will provide that payments with respect to the Notes and the Note Guarantees will be blocked in the event of a payment default on Senior Indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on Senior Indebtedness. In the event of a bankruptcy, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the Notes and the Note Guarantees is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. There can be no assurance that the Company or the Guarantors will have sufficient funds remaining after payments to holders of Senior Indebtedness to make payments to the holders of the Notes or the Note Guarantees. By reason of the subordination, in the event of the liquidation or dissolution of the Company or the Guarantors, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes or the Note Guarantees. See "Description of the Notes -- Ranking; Subordination."


     At August 1, 1998, the Company and the Guarantors had approximately $172 million of Senior Indebtedness outstanding and, pro forma to give effect to the most recent amendment to the Credit Facility, the Company would have had approximately $55 million available to it under the Credit Facility, which, if borrowed, would constitute Senior Indebtedness. At August 1, 1998, the Guarantors had Senior Indebtedness of approximately $9 million (in addition to approximately $160 million representing guarantees of the Company's borrowings under the Credit Facility). The Company's annual debt service was approximately $15 million for fiscal 1997 and is currently approximately $31.5 million. See "Description of Certain Indebtedness."


RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS


     The total amount available for borrowing under the Credit Facility is the lesser of $300 million and the Borrowing Base (as defined in the Credit Facility). The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, change its capitalization, pay dividends or other distributions, prepay subordinated indebtedness, dispose of certain assets, enter into sale and leaseback transactions, create liens, enter into guarantees, make certain investments, acquisitions or mergers, and that otherwise restrict corporate activities. In addition, under the Credit Facility the Company is required to maintain specified financial covenants, including (i) a 4.0:1 (decreasing to 3.5:1 in the third quarter of fiscal 1999 and 3.25:1 in the fourth quarter of fiscal 1999 and thereafter) or lower ratio of Consolidated Funded Debt to EBITDA for any rolling four quarters, (ii) commencing with the second quarter of fiscal 1999, a 1.5:1 (increasing over the next three consecutive quarters to 2.5:1) or greater ratio of EBIT to Consolidated Total Interest Expense for any quarter, (iii) a Consolidated Net Worth of greater than the sum of $60 million plus a cumulative 50% of positive Consolidated Net Income (starting with the fiscal quarter ended January 25, 1997) plus 100% of the net proceeds from the sale since January 8, 1997 of equity securities (including warrants and rights) minus Non-Cash Acquisition Expenses, (iv) a 1.10:1 or greater ratio of EBITDA for any rolling four quarters (less certain Capital Expenditures and cash taxes paid for such period) to principal payments on indebtedness (plus Consolidated Total Interest Expense) (although such covenant has been suspended by the Company's banks until the third quarter of 1999), and
(v) for the third quarter of fiscal 1998, a 1.7:1 or greater ratio of EBITDA to Consolidated Total Interest Expense (increasing to 2.7:1 for the fourth quarter of fiscal 1998 and 3.15:1 for the first quarter of fiscal 1999, after which time such covenant is no longer effective). The Company and its subsidiaries are also required to limit Capital Expenditures for each quarter commencing with the third quarter of fiscal 1998 through and including the fourth quarter of fiscal 1999, to $22,500,000 in the aggregate plus, in the case of the fourth quarter of fiscal 1998 and the first, second, third and fourth quarters of fiscal 1999, 50% of any amount permitted to be, but not actually, expended during the immediately preceding quarter. The ability of the Company to comply with such provisions may be affected by events beyond its control. The breach of any of these covenants could result in a default under the Credit Facility. In the event of any such default, depending on the actions taken by the lenders under the Credit Facility, the Company could be prohibited from making any payments on the Notes. In addition, in the event of any such default such lenders could elect to declare all amounts borrowed under the Credit Facility, together with accrued interest, to be due and payable and exercise their rights with respect to their first priority mortgage and security interests in substantially all of the assets of the Company and each of the subsidiaries which are guarantors of the Company's obligations. The Company was in default as of the four quarter period ended August 1, 1998 with respect to two of its financial covenants (EBIT to Consolidated Total Interest Expense and EBITDA (less certain Capital Expenditures and cash taxes paid) to principal payments on indebtedness plus Consolidated Total Interest Expense), which defaults have been waived by the Company's banks. No sinking fund is provided for the Notes. In addition, the loan instruments governing the indebtedness of certain of the Company's subsidiaries contain certain restrictive covenants which limit the payment of dividends and distributions to, and the transfer of assets to, the Company and require such subsidiaries to satisfy specific financial covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Notes" and "Description of Certain Indebtedness." See "Summary -- Recent Development."


DEPENDENCE ON ELECTRONICS INDUSTRY


     The Company's principal customers are electronics OEMs and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications/telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation. These industry segments, and the electronics industry as a whole, are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, the electronics industry is generally subject to rapid technological change and product obsolescence. Discontinuance or modifications of products containing components manufactured by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the electronics industry is subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the electronics industry would likely result in intensified price competition, reduced gross margins and a decrease in unit volume, all of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Industry Overview and Trends" and "-- Markets and Customers."


RISKS RELATING TO FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have varied and may continue to fluctuate significantly from period to period, including on a quarterly basis. At times in the past, the Company's net sales and net income have decreased from the prior quarter. Operating results are affected by a number of factors, including the timing and volume of orders from and shipments to customers relative to the Company's manufacturing capacity, product and price competition, product mix, number of working days in a particular quarter, manufacturing process yields, the timing of expenditures in anticipation of future sales, raw material and component availability, the length of sales cycles, trends in the electronics industry and general economic factors. In recent years, the Company's gross margins have varied primarily as a result of capacity utilization, product mix, lead times, volume levels and complexity of customer orders. There can be no assurance that the Company will be able to manage the utilization of manufacturing capacity or product mix in a manner that will maintain or improve gross margins. The timing and volume of orders placed by the Company's customers vary due to customer attempts to manage inventory, changes in customers' manufacturing strategies and variation in demand for customer products. The Company's expense levels are relatively fixed and are based, in part, on expectations of future revenues. Consequently, if revenue levels are below expectations, this occurrence is likely to materially adversely affect the Company's business, financial condition and results of operations. Fluctuations in quarterly operating results could have a material adverse effect on the price of the Notes and on the cash flow of the Company necessary to pay amounts due on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS RELATING TO VARIABILITY OF ORDERS FROM CUSTOMERS; BACKLOG

     The level and timing of orders placed by the Company's customers vary due to a number of factors, including customer attempts to manage inventory, changes in the customers' manufacturing strategies and variations in demand for customer products due to, among other things, technological changes, new product introductions, product life-cycles, competitive conditions or general economic conditions. Since the Company generally does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based on discussions with its customers. A substantial portion of sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. The Company relies on its estimate of anticipated future volumes when making commitments regarding the level of business that it will seek and accept, the mix of products that it intends to manufacture, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. A significant portion of the Company's released backlog at any time may be subject to cancellation or postponement without penalty. The Company cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Released Backlog."

RISKS RELATING TO THE ACQUISITIONS AND THE COMPANY'S ACQUISITION STRATEGY


     On March 20, 1998, the Company acquired all of the outstanding capital stock of Continental for approximately $190 million (including acquisition costs). On January 10, 1997, the Company acquired all of the outstanding capital stock of Zycon for approximately $212 million (including acquisition costs). The Company has limited experience in integrating acquired companies or technologies into its operations. Therefore, there can be no assurance that the Company will operate the acquired businesses profitably in the future. The gross profit margins for Continental and Zycon for their respective fiscal years ended July 31, 1997 and December 31, 1996 were 18.2% and 15.7%, respectively. The gross profit margins for Hadco (not including Continental or Zycon) for its fiscal years ended October 26, 1996 and October 25, 1997 were 25.8% and 21.8%, respectively. As a result of the Acquisitions, the Company expects its gross profit margin will be lower in future fiscal quarters than has historically been the case. Operating expenses associated with the acquired businesses may have a material adverse effect on the Company's business, financial condition and results of operations in the future. In addition, shortly after the Continental Acquisition, one senior member of Continental's management left the Company. There can be no assurance that the Company will be able to retain key personnel at Continental. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- General."


     The Company may from time to time pursue the acquisition of other companies, assets, products or technologies. The Company may incur additional indebtedness and additional charges against earnings in connection with future acquisitions, and such incurrences could have material adverse consequences to holders of Notes. See "-- Leverage." Acquisitions involve a number of operating risks that could materially adversely affect the Company's operating results, including the diversion of management's attention to assimilate the operations, products and personnel of the acquired companies, the amortization of acquired intangible assets, and the potential loss of key employees of the acquired companies. Furthermore, acquisitions may involve businesses in which the Company lacks experience. There can be no assurance that the Company will be able to manage one or more acquisitions successfully, or that the Company will be able to integrate the operations, products or personnel gained through any such acquisitions without a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

RISKS OF INABILITY TO MANAGE SIGNIFICANT GROWTH

     In fiscal 1997 and 1998, the Company has significantly expanded its operations, including geographically, which has placed, and will continue to place, significant demands on the Company's management, operational, technical and financial resources. The Acquisitions have intensified these demands. The Company expects that expansion will require additional management personnel and the development of further expertise by existing management personnel. The Company's ability to manage growth effectively, particularly given the increasing scope of its operations, will require it to continue to implement and improve its operational, financial and management information systems as well as to further develop the management skills of its managers and supervisors and to train, motivate and manage its employees. The Company's failure to effectively manage future growth could have a material adverse effect on the Company's business, financial condition and results of operations. Competition for personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified employees in the future, especially engineering personnel. The failure to hire and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Acquisitions."

COMPETITION

     The electronic interconnect industry is highly fragmented and characterized by intense competition. The Company believes its major competitors are the large U.S. and international independent and captive producers that also manufacture multilayer printed circuits and provide backplane and other electronic assemblies. Some of these competitors have significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than the Company. In addition, these competitors may have the ability to respond more quickly to new or emerging technologies, may adapt more quickly to changes in customer requirements and may devote greater resources to the development, promotion and sale of their products than the Company.

     During periods of recession or economic slowdown in the electronics industry and other periods when excess capacity exists, electronics OEMs become more price sensitive, which could have a material adverse effect on interconnect pricing. In addition, the Company believes that price competition from printed circuit manufacturers in Asia and other locations with lower production costs may play an increasing role in the printed circuit markets in which the Company competes. This price competition from Asian printed circuit manufacturers may intensify as a result of economic turmoil, currency devaluations or financial market instability that many Asian countries are currently experiencing. Moreover the Company's basic interconnect technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations.

     The demand for printed circuits has continued to be affected by the development of smaller, more powerful electronic components requiring less printed circuit area. Expansion of the Company's existing products or services could expose the Company to new competition. Moreover, new developments in the electronics industry could render existing technology obsolete or less competitive and could potentially introduce new competition into the industry. There can be no assurance that the Company will continue to compete successfully against present and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Overview and Trends" and "-- Competition."

RISKS RELATING TO OPERATION OF MALAYSIAN FACILITY AND ASIAN ECONOMIC TURMOIL

     Hadco Santa Clara (formerly Zycon) completed construction of a volume manufacturing facility for printed circuits in Malaysia in fiscal 1997. Hadco's management has no experience in operating foreign manufacturing facilities, and there can be no assurance that the Company will operate the new facility on a profitable basis. The Company believes that the Malaysian facility could incur operating losses in the future as a result of various factors, including, without limitation, operating inefficiencies and price competition for the products which the Company intends to produce at the facility. International operations are also subject to a number of risks, including unforeseen changes in regulatory requirements, exchange rates, tariffs and other trade barriers, misappropriation of intellectual property, currency fluctuations, and political and economic instability. Malaysia and other Asian countries have recently experienced economic turmoil and a significant devaluation of their local currencies. There can be no assurance that this period of Asian economic turmoil will not result in increased price competition, reduced sales by the Company's customers in Asia with a concomitant reduction in such customers' orders for the Company's products, restrictions on the transfer of funds overseas, employee turnover, labor unrest, the reversal of current policies encouraging foreign investment and trade, or other domestic Asian economic problems that could materially adversely affect the Company's business, financial condition or results of operations.

RAPID TECHNOLOGICAL CHANGE, CONTINUING PROCESS DEVELOPMENT AND POTENTIAL PROCESS DISRUPTION

     The market for the Company's products and services is characterized by rapidly changing technology and continuing process development. The future success of the Company's business will depend in large part upon its ability to maintain and enhance its technological capabilities, develop and market products and services that meet changing customer needs and successfully anticipate or respond to technological changes, on a cost-effective and timely basis. In addition, the electronic interconnect industry in the future could encounter competition from new technologies that render existing electronic interconnect technology less competitive or obsolete, including technologies that may reduce the number of printed circuits required in electronic components. There can be no assurance that the Company will effectively respond to the technological requirements of the changing market. To the extent the Company determines that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment are likely to continue to require significant capital investment by the Company. There can be no assurance that capital will be available for this purpose in the future or that investments in new technologies will result in commercially viable technological processes or that there will be commercial applications for these technologies. Moreover, the Company's business involves highly complex manufacturing processes that have in the past and could in the future be subject to periodic failure or disruption. Process disruptions can result in delays in certain product shipments, and there can be no assurance that failures or disruptions will not occur in the future. In addition, the Company has a large manufacturing facility in Santa Clara, California, an area of the United States that is subject to significant natural disasters, including earthquakes, fires and flooding. The loss of revenue and earnings to the Company from such a technological change, process development or process disruption, as well as any disruption of the Company's operations resulting from a natural disaster such as an earthquake, fire, flood or drought in California or other locations where the Company has facilities, could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Industry Overview and Trends," "-- Strategy" and "-- Products and Services."

CUSTOMER CONCENTRATION

     During the past several years, the Company's sales to a small number of its customers have accounted for a significant percentage of the Company's annual net sales. During fiscal 1995, 1996 and 1997, the Company's ten largest customers accounted for approximately 46%, 48% and 47% of net sales, respectively. In fiscal 1997, Solectron accounted for approximately 15% of the net sales of the Company. The Company generally does not obtain long-term purchase orders or commitments from its customers, and the orders received by the Company generally require delivery within 90 days. Given the Company's strategy of developing long-term purchasing relationships with high growth companies, the Company's dependence on a number of its most significant customers may increase. There can be no assurance that the Company will be able to identify, attract and retain customers with high growth rates or that the customers that it does attract and retain will continue to grow. Although there can be no assurance that the Company's principal customers will continue to purchase products and services from the Company at current levels, the Company expects to continue to depend upon its principal customers for a significant portion of its net sales. The loss of or decrease in orders from one or more major customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Markets and Customers" and "-- Variability of Orders."

MANUFACTURING CAPACITY

     The Company believes its long-term competitive position depends in part on its ability to increase manufacturing capacity. The Company may obtain such additional capacity through acquisitions or expansion of its current facilities. Either approach would require substantial additional capital, and there can be no assurance that such capital will be available from cash generated by current operations. Further, there can be no assurance that the Company will be able to acquire sufficient capacity or successfully integrate and manage such additional facilities. Although the Company has historically needed to increase its manufacturing capacity, the Company believes that excess capacity may exist in the printed circuit and electronic assembly industries. In addition, growth rates in the electronics industry as a whole have fluctuated historically. These factors could have a material adverse effect on future orders and pricing. The Company's expansion of its manufacturing capacity has significantly increased and will continue to significantly increase its fixed costs, and the future profitability of the Company will depend on its ability to utilize its manufacturing capacity in an effective manner. The failure to obtain sufficient capacity when needed or to successfully integrate and manage additional manufacturing facilities could adversely impact the Company's relationships with its customers and materially adversely affect the Company's business, financial condition and results of operations. See "-- Rapid Technological Change, Continuing Process Development and Potential Process Disruption" and
"Business -- Manufacturing and Facilities."

ENVIRONMENTAL MATTERS

     The Company is subject to a variety of local, state and federal environmental laws and regulations relating to the storage, use, discharge and disposal of chemicals, solid waste and other hazardous materials used during its manufacturing process, as well as air quality regulations and restrictions on water use. When violations of environmental laws occur, the Company can be held liable for damages and the costs of remedial actions and can also be subject to revocation of permits necessary to conduct its business. Any such revocations could require the Company to cease or limit production at one or more of its facilities, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company's failure to comply with present and future regulations could restrict the Company's ability to expand its facilities or could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations.

     Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violation. The Company operates in several environmentally sensitive locations and is subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, or material storage or handling might require a high level of unplanned capital investment and/or relocation. There can be no assurance that compliance with new or existing regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Environmental Matters," "-- Legal Proceedings and Claims" and
Note 9 of Notes to the Company's Consolidated Financial Statements.

RISKS OF INABILITY TO OBTAIN RAW MATERIALS AND COMPONENTS

     Although the Company does not have guaranteed sources of raw materials and components utilized in its operations, it does have supply agreements with a limited number of key suppliers, and it routinely purchases raw materials and components from several material suppliers. Although alternative material suppliers are currently available, a significant unplanned event at a major supplier could have a material adverse effect on the Company's operations. Hadco Santa Clara has experienced shortages of certain types of raw materials in the past. The Company believes that the potential exists for shortages of materials in the printed circuit and electronic assembly industries, which could have a material adverse effect on the Company's manufacturing operations and future unit costs. Product changes and the overall demand for electronic interconnect products could increase the industry's use of new laminate materials, standard laminate materials, multilayer blanks, electronic components and other materials, and therefore such materials may not be readily available to the Company in the future. Electronic components used by the Company in producing backplane assemblies are purchased by the Company and, in certain circumstances, the Company may bear the risk of component price fluctuations. There can be no assurance that shortages of certain types of electronic components will not occur in the future. Component shortages or price fluctuations could have a material adverse effect on the Company's backplane assembly business, thereby materially adversely affecting the Company's business, financial condition and results of operations. To the extent that the Company's backplane assembly business expands as a percentage of the Company's net sales, component shortages and price fluctuations could, to a greater extent, materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Supplier Relationships."

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends to a large extent upon the continued services of key managerial and technical employees. All of the executive officers of the Company are bound by employment or non-compete agreements. The non-compete restrictions expire one year or, under certain circumstances, up to two years, after the termination of the executive officer's employment with the Company. Certain other key employees of the Company also have employment or non-compete agreements. The loss of the services of any of the Company's key employees could have a material adverse effect on the Company. The Company believes that its future success depends on its continuing ability to attract and retain highly qualified technical, managerial and marketing personnel. Competition for such personnel is intense, especially for engineering personnel, and there can be no assurance that the Company will be able to attract, assimilate or retain such personnel. If the Company is unable to hire and retain key personnel, the Company's business, financial condition and results of operations may be materially adversely affected. See "Management."


INVESTMENTS IN INTELLECTUAL PROPERTY; INTELLECTUAL PROPERTY PROTECTION



     The Company's success depends in part on its proprietary techniques and manufacturing expertise, particularly in the area of complex multilayer printed circuits. As of August 1, 1998, the Company had capitalized approximately $194 million of acquired intangible assets, consisting primarily of developed technology, customer relationships and goodwill. These intangible assets are being amortized over lives ranging from 12 to 30 years. The Company assesses the realizability and valuation of intangible assets based on the estimated cash flows to be generated by such assets. Based on its most recent analyses, the Company believes that no material impairment of intangible assets exists as of August 1, 1998. Impairment occurs when actual cash flows generated do not equal or exceed estimated cash flows. However, the estimated cash flows are based on assumptions the Company believes to be reasonable, but which are inherently uncertain and unpredictable. The Company's assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual cash flows may vary from the projected cash flows. In such event, the Company may be required to write-off or write-down the value of assets which are impaired. Any such write-off or write-down may result in a material adverse effect on the financial condition and results of operations of the Company. See Notes 2 and 5 of Notes to Consolidated Financial Statements.


     The Company has few patents and relies primarily on trade secret protection of its intellectual property. There can be no assurance that the Company will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. In addition, litigation may be necessary to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. If any infringement claim is asserted against the Company, the Company may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings and Claims" for a description of a notice received by the Company from the Lemelson Medical, Education & Research Foundation Limited Partnership alleging infringement of certain patents.

POSSIBLE INABILITY TO FUND A CHANGE OF CONTROL OFFER

     Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered or that restrictions in the Credit Facility or other Senior Indebtedness will allow the Company to make such required repurchases. The Company's repurchase of Notes upon a Change of Control, absent a waiver, would constitute a default under the terms of the Company's Credit Facility. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing Notes. Any failure by the Company to repurchase the Notes when required following a Change of Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of the Notes -- Covenants" and "-- Repurchase of Notes upon a Change of Control" and "Description of Certain Indebtedness."

FRAUDULENT CONVEYANCE

     In the event of the bankruptcy or insolvency of any of the Guarantors, the incurrence of the Note Guarantee of such Guarantor would be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of such Guarantor. Under those statutes, if a court were to find that the Note Guarantee of such Guarantor was incurred with the intent of hindering, delaying or defrauding creditors or that such Guarantor received less than a reasonably equivalent value or fair consideration therefor and, at the time of its incurrence, such Guarantor either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay as they matured or became due, the court could void those obligations.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at the time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that, after giving effect to the Original Notes Offering and the incurrence of the Note Guarantees by the Guarantors, each of the Guarantors will be (i) neither insolvent nor rendered insolvent by the incurrence of its Note Guarantee, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. No assurance can be given, however, that the assumptions and methodologies used by the Company in reaching its conclusions about the solvency of the Company and any Guarantor would be adopted by a court or that a court would concur with those conclusions.

     In the event the Note Guarantee of a Guarantor was voided as a fraudulent conveyance, holders of the Notes would effectively be subordinated to all indebtedness and other liabilities of such Guarantor.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Original Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Original Notes that are not tendered in exchange for Exchange Notes or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to bear a legend reflecting such restrictions on transfer and will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to another exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. In addition, upon consummation of the Exchange Offer, holders of Original Notes that remain outstanding will not be entitled to any rights to have such Original Notes registered under the Securities Act. See "The Exchange Offer." To the extent that Original Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Original Notes could be adversely affected.

ABSENCE OF PUBLIC MARKET

     The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company does, however, intend to file an application to list the Notes on the Luxembourg Stock Exchange, although no assurance can be given that such application will be accepted. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and, if commenced, may discontinue such market making at any time. Further, if any of the Notes are traded, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, and other factors including general economic conditions and the financial condition, performance, and prospects of the Company. Accordingly, there can be no assurance as to the development of any market, or the liquidity of any market that may develop, for the Exchange Notes.

     In addition, to the extent that Original Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Original Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

PROCEDURES FOR TENDER OF ORIGINAL NOTES

     The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

FORWARD-LOOKING STATEMENTS

     A number of the matters and subject areas discussed in this Prospectus that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may differ materially from the Company's actual future experience involving any one or more of such matters and subject areas. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations regarding the relevant matter or subject area. The operations and results of the Company's business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified elsewhere in the foregoing "Risk Factors" section, including, but not limited to, other risks and uncertainties described from time to time in the Company's reports filed with the Commission.

                                USE OF PROCEEDS

EXCHANGE OFFER

     The Exchange Offer is intended to satisfy certain obligations of the Company and the Guarantors under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the terms of the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

ORIGINAL NOTES OFFERING

     The net proceeds to the Company of the Original Notes Offering of approximately $193 million were used to repay borrowings under the Credit Facility incurred in connection with the Acquisitions.

ACQUISITIONS

     The table below shows the sources and uses of funds in connection with the Acquisitions.

ACQUISITION                    SOURCES                          USES
-----------                    -------                          ----
Zycon Acquisition              approximately $212 million       Acquisition of all
                               from borrowings under            the outstanding
                               the Credit Facility              capital stock of Zycon
Continental Acquisition        approximately $188 million       Acquisition of all
                               from borrowings under            the outstanding
                               the Credit Facility              capital stock of
                               approximately $32 million        Continental, payment
                               from borrowings under            of certain costs related
                               the Credit Facility              to the Continental
                               approximately $2 million         Acquisition and the
                               of cash generated                pay-off of outstanding
                               from Continental's               indebtedness of
                               operations                       Continental

                                 CAPITALIZATION


     The following table sets forth the consolidated cash, cash equivalents and short-term investments and capitalization of the Company as of August 1, 1998.



                                                                AUGUST 1, 1998
                                                                --------------
                                                                (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........       $  4,933
                                                                   ========
Short-term debt and current portion of long-term debt.......       $  4,484
                                                                   ========
Long-term debt:
  Credit Facility...........................................       $160,000
  Notes offered hereby (net of original issue discount of
     $663,000)..............................................        199,337
  Other long-term debt, net of current portion..............          7,561
                                                                   --------
     Total long-term debt...................................        366,898
                                                                   --------
Stockholders' investment:
  Common stock, $0.05 par value, 50,000,000 shares
     authorized; 13,321,323 shares issued(1)................            667
  Paid-in capital...........................................        173,338
  Deferred compensation.....................................            (59)
  Retained earnings.........................................         16,635
                                                                   --------
     Total stockholders' investment.........................        190,581
                                                                   --------
          Total capitalization..............................       $557,479
                                                                   ========


---------------

(1) Excludes options outstanding as of August 1, 1998 to acquire 1,357,035 shares of Common Stock at a weighted average exercise price of $31.03 per share and an additional 947,724 shares of Common Stock reserved for issuance under the Company's stock option plans, employee stock purchase plan and outside directors' compensation plan. See Note 10 of Notes to the Company's Consolidated Financial Statements.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial information is based upon historical consolidated financial statements and gives effect to the Acquisitions and the Original Notes Offering and the use of the net proceeds therefrom.

     In January 1997, the Company acquired all of the outstanding capital stock of Zycon for approximately $212 million (including acquisition costs). The Zycon Acquisition was accounted for as a purchase. A significant portion of the purchase price was identified in an appraisal as intangible assets, including approximately $78 million of acquired in-process research and development. See
Note 2 of Notes to the Company's Consolidated Financial Statements.


     In March 1998, the Company acquired all of the outstanding capital stock of Continental for approximately $190 million (including acquisition costs). The Continental Acquisition has been accounted for as a purchase. A significant portion of the purchase price was identified in an appraisal as intangible assets, including approximately $63 million of acquired in-process research and development. See Note 2 of Notes to the Company's Consolidated Financial Statements.



     The Pro Forma Condensed Consolidated Statement of Operations for the year ended October 25, 1997 assumes the Acquisitions had occurred on October 27, 1996 and includes the actual results of operations of Hadco for its fiscal year ended October 25, 1997 (including Zycon's actual results of operations from January 10, 1997 through October 25, 1997), Zycon's actual results of operations for the three months ended December 31, 1996 and Continental's actual results of operations for its fiscal year ended July 31, 1997. The Pro Forma Condensed Consolidated Statement of Operations for the nine months ended August 1, 1998 assumes the Continental Acquisition had occurred on October 25, 1997 and reflects Hadco's actual results of operations for the nine months ended August 1, 1998 and Continental's actual results of operations beginning November 2, 1997, and ending on the date of acquisition, March 19, 1998.


     The Pro Forma Condensed Consolidated Statements of Operations do not include the effect of any non-recurring write-offs directly attributable to the Acquisitions and are not necessarily indicative of the actual results that would have been achieved had the Acquisitions occurred at the beginning of the respective periods, nor do they purport to indicate the results of future operations of the Company. The accompanying Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's and Continental's historical financial statements and related notes thereto appearing elsewhere in this Prospectus.

          PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS(1)
                      FOR THE YEAR ENDED OCTOBER 25, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               HISTORICAL                                                          PRO FORMA
                          ----------------------------------------------------                                     COMBINED
                               HADCO               ZYCON          CONTINENTAL       ZYCON        CONTINENTAL      AS ADJUSTED
                             YEAR ENDED        QUARTER ENDED      YEAR ENDED      PRO FORMA       PRO FORMA         FOR THE
                          OCTOBER 25, 1997   DECEMBER 31, 1996   JULY 31, 1997   ADJUSTMENTS     ADJUSTMENTS     ACQUISITIONS
                          ----------------   -----------------   -------------   -----------     -----------     -------------
Net sales...............      $648,705            $61,011          $120,752       $     --        $     --         $830,468
Cost of sales...........       507,313             52,650            98,698             --           1,035(2)       659,696
                              --------            -------          --------       --------        --------         --------
Gross profit............       141,392              8,361            22,054             --          (1,035)         170,772
Operating expenses......        64,586              4,753             8,487          1,188(3)        5,703(4)        84,717
Write-off of acquired
  in-process research
  and development.......        78,000                 --                --        (78,000)(5)          --               --
                              --------            -------          --------       --------        --------         --------
Income (loss) from
  operations............        (1,194)             3,608            13,567         76,812          (6,738)          86,055
Other expense...........            --             (6,019)             (365)         6,019(6)           --             (365)
Interest and other
  income................         3,296                167                --           (496)(7)          --            2,967
Interest expense........       (10,923)            (1,033)             (354)        (2,703)(8)     (12,531)(9)      (27,544)
                              --------            -------          --------       --------        --------         --------
Income (loss) before
  provision for income
  taxes.................        (8,821)            (3,277)           12,848         79,632         (19,269)          61,113
Provision for income
  taxes.................        27,672              1,247             4,826         (1,953)(12)     (6,889)(12)      24,903
                              --------            -------          --------       --------        --------         --------
Net income (loss).......      $(36,493)           $(4,524)         $  8,022       $ 81,585        $(12,380)        $ 36,210
                              ========            =======          ========       ========        ========         ========
Net income (loss) per
  share
  Basic.................      $  (3.18)                                                                            $   3.16
  Diluted...............      $  (3.18)                                                                            $   3.03
Weighted average shares
  outstanding
  Basic.................        11,458                                                                               11,458
  Diluted...............        11,458                                                                               11,942

                                                PRO FORMA
                                                 COMBINED
                            PRO FORMA          AS ADJUSTED
                            EFFECTS OF           FOR THE
                           THE ORIGINAL       ORIGINAL NOTES
                          NOTES OFFERING         OFFERING
                          --------------      --------------
Net sales...............     $    --             $830,468
Cost of sales...........          --              659,696
                             -------             --------
Gross profit............          --              170,772
Operating expenses......          --               84,717
Write-off of acquired
  in-process research
  and development.......          --                   --
                             -------             --------
Income (loss) from
  operations............          --               86,055
Other expense...........          --                 (365)
Interest and other
  income................          --                2,967
Interest expense........      (6,258)(10)(11)     (33,802)
                             -------             --------
Income (loss) before
  provision for income
  taxes.................      (6,258)              54,855
Provision for income
  taxes.................      (2,550)(12)          22,353
                             -------             --------
Net income (loss).......     $(3,708)            $ 32,502
                             =======             ========
Net income (loss) per
  share
  Basic.................                         $   2.84
  Diluted...............                         $   2.72
Weighted average shares
  outstanding
  Basic.................                           11,458
  Diluted...............                           11,942

---------------
 (1) For purposes of the Pro Forma Condensed Consolidated Statement of Operations, acquired in-process research and development of approximately $63 million related to the Continental Acquisition was assumed to have been written off prior to the period presented herein, so that the Pro Forma Condensed Consolidated Statement of Operations includes only recurring costs.

 (2) Gives effect to conforming Continental's accounting policy of capitalizing certain inventory and spare parts costs to Hadco's policy of expensing these inventory and spare parts costs.

 (3) Gives effect to amortization for three months of acquired intangible assets totaling $106.4 million recognized in the Zycon Acquisition over lives ranging from 12 to 30 years.

 (4) Gives effect to the amortization of intangible assets totaling $97.3 million recognized in the Continental Acquisition over lives ranging from 12 to 20 years.

 (5) Gives effect to the elimination of a non-recurring write-off of acquired in-process research and development related to the Zycon Acquisition.

 (6) Gives effect to the elimination of non-recurring acquisition costs incurred by Zycon in connection with the Zycon Acquisition.

 (7) Gives effect to a reduction in interest income as a result of utilizing cash for the Zycon Acquisition.

 (8) Gives effect to interest expense related to $212 million of net additional bank debt to finance the Zycon Acquisition at an assumed 7.5% weighted average interest rate. For each .125% change in the interest rate, the interest expense adjustment will change by $.265 million.

 (9) Gives effect to the interest expense related to the $187.9 million of bank debt to finance the Continental Acquisition at an assumed 7% weighted average interest rate. For each .125% change in the interest rate, the interest expense adjustment will change by $.235 million.

(10) Reflects additional interest expense related to the issuance of the Original Notes over the interest expense related to indebtedness, with an assumed interest rate of 6.7%, which indebtedness is being refinanced with the net proceeds from the sale of the Original Notes. For each .125% change in the interest rate under the Credit Facility, the interest expense adjustment will change by $.250 million.

(11) Gives effect to $0.6 million of amortization expense on deferred financing costs totaling $6.3 million related to the Original Notes Offering.

(12) Gives effect to an adjustment in the tax provision as a result of the combination and pro forma adjustments.

          PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS(1)


                    FOR THE NINE MONTHS ENDED AUGUST 1, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         HISTORICAL
                              --------------------------------
                                  HADCO          CONTINENTAL                                     PRO FORMA
                               NINE MONTHS       PERIOD FROM                                     EFFECTS OF         PRO FORMA
                                  ENDED        NOV. 2, 1997 TO    PRO FORMA        PRO FORMA    THE ORIGINAL        COMBINED
                              AUGUST 1, 1998   MARCH 19, 1998    ADJUSTMENTS       COMBINED    NOTES OFFERING      AS ADJUSTED
                              --------------   ---------------   -----------       ---------   --------------      -----------
Net sales...................     $609,255         $ 51,951        $     --         $661,206       $    --           $661,206
Cost of sales...............      514,877           52,601          (1,136)(2)      566,342            --            566,342
                                 --------         --------        --------         --------       -------           --------
Gross profit................       94,378             (650)          1,136           94,864            --             94,864
Operating expenses..........       60,635            7,715            (719)(3,8)     67,631            --             67,631
Restructuring and other non-
  recurring charges.........        7,052               --              --            7,052            --              7,052
Write-off of acquired
  in-process research and
  development...............       63,050            4,300         (67,350)(1)           --            --                 --
                                 --------         --------        --------         --------       -------           --------
Income (loss) from
  operations................      (36,359)         (12,665)         69,205           20,181            --             20,181
Interest and other income
  (expense).................        1,841             (906)            890(8)         1,825            --              1,825
Interest expense............      (14,329)            (969)         (4,820)(4)      (20,118)       (3,386)(5)(6)     (23,504)
                                 --------         --------        --------         --------       -------           --------
Income (loss) before
  provision for income
  taxes.....................      (48,847)         (14,540)         65,275            1,888        (3,386)            (1,498)
Provision for (benefit from)
  income taxes..............        5,646           (4,133)           (764)(7)          749        (1,346)(7)           (597)
                                 --------         --------        --------         --------       -------           --------
Net Income (loss)...........     $(54,493)        $(10,407)       $ 66,039         $  1,139       $(2,040)          $   (901)
                                 ========         ========        ========         ========       =======           ========
Net Income (loss) per share
  Basic.....................     $  (4.14)                                         $   0.09                         $   0.07
  Diluted...................     $  (4.14)                                         $   0.08                         $   0.07
Weighted Average Shares
  Outstanding
  Basic.....................       13,172                                            13,172                           13,172
  Diluted...................       13,172                                            13,528                           13,172


---------------
(1) Gives effect to the elimination of the write-off of acquired in-process research and development related to the Continental Acquisition, so that the Pro Forma Condensed Consolidated Statement of Operations includes only recurring costs.

(2) Gives effect to conforming Continental's accounting policy of capitalizing certain inventory and spare parts costs to Hadco's policy of expensing these inventory and spare parts costs.


(3) Gives effect to the amortization of acquired intangible assets totaling $101.9 million recognized in the Continental Acquisition over lives ranging from 12 to 20 years. The amount of the amortization included in this adjustment was $2.142 million of additional expense.


(4) Gives effect to interest expense related to $187.9 million in bank debt to finance the Continental Acquisition at an assumed 7% interest rate.

(5) Reflects additional interest expense related to the issuance of the Original Notes over the interest expense related to indebtedness, with an assumed interest rate of 6.7%, which indebtedness is being refinanced with the net proceeds from the sale of the Original Notes.


(6) Gives effect to $0.3 million of amortization expense on deferred financing costs totaling $6.3 million related to the Original Notes Offering.


(7) Gives effect to an adjustment in the tax provision as a result of the combination and pro forma adjustments.

(8) Gives effect to the elimination of certain acquisition related costs including investment banking fees and legal fees incurred by Continental during the period ended March 19, 1998. The amount of acquisition fees and expenses included in Operating expenses was $2.859 million, and the amount included in Interest and other income (expense) was $.891 million.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following table presents selected historical consolidated financial data for the Company. The selected historical consolidated financial data for each of the years ended October 30, 1993, October 29, 1994, October 28, 1995, October 26, 1996 and October 25, 1997 have been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data for the nine months ended July 26, 1997 and August 1, 1998 have been derived from the Company's unaudited consolidated financial statements, which reflect in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The results for the nine months ended August 1, 1998 are not necessarily indicative of results for any future period. The selected historical consolidated financial data should be read in conjunction with each of the Company's and Continental's consolidated financial statements and the Pro Forma Condensed Consolidated Financial Statements, and the notes thereto, appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                        NINE MONTHS
                                                              FISCAL YEAR ENDED,                          ENDED,
                                             ----------------------------------------------------   -------------------
                                             OCT. 30,   OCT. 29,   OCT. 28,   OCT. 26,   OCT. 25,   JULY 26,   AUGUST 1
                                               1993       1994       1995       1996     1997(1)    1997(1)    1998(2)
                                             --------   --------   --------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..................................  $189,494   $221,570   $265,168   $350,685   $648,705    475,472    609,255
Cost of sales..............................   152,849    176,052    197,728    260,230    507,313    371,378    514,877
                                             --------   --------   --------   --------   --------   --------   --------
Gross profit...............................    36,645     45,518     67,440     90,455    141,392    104,094     94,378
Operating expenses.........................    22,935     29,036     33,534     38,923     64,586     47,143     60,635
Write-off of acquired in-process research
  and development..........................        --         --         --         --     78,000     78,000     63,050
Restructuring and other non-recurring
  charges..................................                                                               --      7,052
                                             --------   --------   --------   --------   --------   --------   --------
Income (loss) from operations..............    13,710     16,482     33,906     51,532     (1,194)   (21,049)   (36,359)
Interest and other income..................       633        843      1,669      1,287      3,296      1,989      1,841
Interest expense...........................    (1,402)      (891)      (537)      (338)   (10,923)    (8,679)   (14,329)
                                             --------   --------   --------   --------   --------   --------   --------
Income (loss) before provision for income
  taxes....................................    12,941     16,434     35,038     52,481     (8,821)   (27,739)   (48,847)
Provision for income taxes.................     4,714      6,491     13,664     20,467     27,672     20,104      5,646
                                             --------   --------   --------   --------   --------   --------   --------
Net income (loss)..........................  $  8,227   $  9,943   $ 21,374   $ 32,014   $(36,493)  $(47,843)  $(54,493)
                                             ========   ========   ========   ========   ========   ========   ========
Net income (loss) per share Basic(3).......  $   0.85   $   1.01   $   2.18   $   3.12   $  (3.18)  $  (4.36)  $  (4.14)
  Diluted(3)...............................  $   0.76   $   0.93   $   1.98   $   2.89   $  (3.18)  $  (4.36)  $  (4.14)
STATEMENT OF CASH FLOWS DATA:
Cash flows from operating activities.......  $ 18,341   $ 29,284   $ 36,349   $ 55,629   $ 50,667   $ 26,915   $ 33,549
Cash flows from investing activities.......   (11,237)   (23,428)   (31,104)   (47,910)  (268,913)  (248,070)  (259,843)
Cash flows from financing activities.......    (5,923)    (5,833)    (3,002)     3,760    197,631    213,235    219,056
Capital expenditures.......................    14,270     19,510     28,865     54,998     69,851     47,810     68,873
OTHER DATA:
Depreciation and amortization..............  $ 13,730   $ 14,611   $ 15,194   $ 18,843   $ 41,850     29,939     49,274
Adjusted EBITDA(4).........................    27,440     31,093     49,100     70,375    118,656     86,890     83,017
Ratio of earnings to fixed charges(5)......     10.2x      19.4x      66.2x     156.3x       0.2x         --         --
Ratio of Adjusted EBITDA to interest
  expense..................................     19.6x      34.9x      91.4x     208.2x      10.9x      10.0x       5.8x(6)
Ratio of total debt to Adjusted
  EBITDA...................................     0.34x      0.15x      0.09x      0.05x      0.97x      1.51x      4.47x
BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and short-term
  investments..............................  $ 27,445   $ 31,563   $ 36,474   $ 42,187   $ 13,733   $ 24,866   $  4,933
Working capital............................    30,593     31,829     41,043     43,561     53,693     64,379     91,213
         Total assets......................   110,782    126,326    162,991    219,501    502,517    500,492    733,802
Long-term debt, net of current portion.....     9,382      4,526      2,387      1,515    109,716    125,995    366,898
Stockholders' investment...................    68,431     77,440    100,774    138,841    239,912    228,418    190,581

---------------

(1) Net loss for the nine months ended July 26, 1997 and the fiscal year ended October 25, 1997 includes a non-recurring write-off relating to the Zycon Acquisition for acquired in-process research and development. Before deducting the non-recurring write-off, income from operations was $76.8 million and $57.0 million, net income was $41.5 million and $30.2 million, the ratio of earnings to fixed charges was 7.3 and 6.8 and diluted net income per share was $3.48 and $2.62 for the year ended October 25, 1997 and the nine months ended July 26, 1997, respectively.



(2) Net loss for the nine months ended August 1, 1998 includes a non-recurring write-off of $63 million relating to the Continental Acquisition for acquired in-process research and development, as well as a $4.2 million charge, net of tax, for restructuring and other non-recurring expenses related to the consolidation of the Company's East Coast Tech Center operations and limited restructuring of the Company's workforce. The limited restructuring reduced the Company's workforce by approximately 3%. Before deducting such non-recurring write-off, charge for restructuring and other non-recurring expenses, income from operations was $33.7 million, net income was $12.8 million, the ratio of earnings to fixed charges was 2.5 and diluted net income per share was $.94 for the nine months ended August 1, 1998.


(3) See Note 1 of Notes to the Company's Consolidated Financial Statements for an explanation of the basis used to calculate net income (loss) per share.


(4) Adjusted EBITDA represents net income before interest, income taxes, depreciation and amortization, write-off of acquired in-process research and development and restructuring and other non-recurring charges. Adjusted EBITDA is presented because management understands it is used by certain investors as one measure of an issuer's historical ability to service its debt. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles. Adjusted EBITDA is not, and should not be considered, an alternative to the Company's net income, operating income or cash flow. Adjusted EBITDA is not, and should not be considered, more meaningful than the Company's net income, operating income or cash flow as an indicator of the Company's operating performance or liquidity. The Adjusted EBITDA measures presented herein may not be comparable to other similarly titled measures of other companies.


(5) Computed by dividing the sum of net income (loss), before deducting provisions for income taxes and fixed charges, by total fixed charges. Fixed charges consist of interest on debt and amortization of debt issuance costs and a portion of capital lease costs that is intended to represent interest expense.


(6) After giving pro forma effect to the Continental Acquisition and the Original Notes Offering as if they had occurred at the beginning of the period presented, the ratio of Adjusted EBITDA to interest expense would have been 3.5 based on an effective interest rate of 9.551% on the Notes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, without limitation, those set forth under "Risk Factors" and elsewhere in this Prospectus.

     On March 20, 1998, the Company acquired all of the outstanding capital stock of Continental, and on January 10, 1997, the Company acquired all of the outstanding capital stock of Zycon. Unless otherwise indicated or the context otherwise requires, the results of Zycon's operations and other financial information relating to Zycon since January 10, 1997 are included in the Company's historical consolidated financial information presented herein. Similarly, unless otherwise indicated or the context otherwise requires, the results of Continental's operations and other financial information relating to Continental since March 20, 1998 are included in the Company's historical consolidated financial information presented herein.

OVERVIEW

     Hadco is the largest manufacturer of advanced electronic interconnect products in North America. The Company offers a wide array of sophisticated manufacturing, engineering and systems integration services to meet its customers' electronic interconnect needs. The Company's principal products are multilayer rigid printed circuits and backplane assemblies. Hadco's customers are a diverse group of electronics OEMs and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications/telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation.

     The Company believes that its financial performance is driven primarily by the same factors that affect the electronic interconnect market. The market for higher count multilayer rigid printed circuits (eight layers and above) constituted approximately 40% of the total United States rigid printed circuit market in 1997, and has increased at an annual compounded growth rate of 16% over the last two years, compared to approximately 11% for the overall printed circuit market. This growth has been driven, in part, by (i) new end-user markets in telecommunications and computers, (ii) an increasing number of products containing electronic components, (iii) shorter product life-cycles for electronic products, and (iv) advances in the speed and complexity of electronic components and products. In addition, the continuing trend by OEMs of outsourcing manufacturing of both printed circuits and backplanes has contributed to the Company's growth over time. Lastly, the ongoing consolidation of the fragmented printed circuit market has created opportunities for larger companies, such as Hadco, that have broad product offerings, volume manufacturing capabilities and advanced process technologies.

     Since fiscal 1993, net sales of the Company have grown from $189.5 million to $648.7 million for fiscal 1997. Pro forma for the Acquisitions, net sales for fiscal 1997 would have been $830.5 million.

ZYCON ACQUISITION

     On January 10, 1997, the Company acquired all of the outstanding capital stock of Zycon. The acquisition added facilities for volume production of multilayer printed circuits and backplane assemblies in the Silicon Valley area, a quick-turn prototype and design facility in Massachusetts, and a newly constructed facility for volume production of printed circuits in Malaysia. Hadco acquired Zycon for approximately $212 million (including acquisition costs) and recorded the acquisition under the purchase method of accounting. As a result, a purchase price premium of approximately $187 million was recorded on the transaction. A significant portion of the purchase price was identified in an independent appraisal, using proven valuation procedures and techniques, as intangible assets. These intangible assets included approximately $78 million for acquired in-process research and development ("in-process R&D") for projects that did not have future alternative uses. This allocation represents the estimated fair market value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the in-process R&D had no alternative future uses. Accordingly, these costs were written off in the fiscal quarter ended January 25, 1997. The remaining premium of approximately $106 million was allocated to identifiable intangibles and goodwill, and will be written off over 12 to 30 years, with an average amortization period of 17 years. The acquisition was financed with borrowings under a $250 million senior revolving credit facility, plus existing cash, cash equivalents and short-term investments.



     On the date of its acquisition, Zycon's in-process R&D value was comprised of six primary R&D programs that were expected to reach completion between late 1997 and 2001. These projects included the introduction of new technology aimed at enabling the miniaturization and specialization of Zycon's PCB product line. At the acquisition date, Zycon's R&D programs ranged in completion from 15% to 75%, and total continuing R&D commitments to complete the projects were expected to be approximately $9.8 million. Expenditures to complete the Zycon projects each were expected to be approximately $4.0, $2.7, $2.2, $0.55, and $0.3 million in 1997 through 2001, respectively. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur. Additionally, these projects will require maintenance expenditures when and if they have reached a state of technological and commercial feasibility.



     Management believes the Company is positioned to complete each of the major R&D programs. However, there is risk associated with the completion of the projects, and there is no assurance that any project will meet with either technological or commercial success. The substantial delay or outright failure of the Zycon R&D could adversely impact the Company's financial condition. See
Note 2 of Notes to the Company's Consolidated Financial Statements.


CONTINENTAL ACQUISITION


     On March 20, 1998, the Company acquired all of the outstanding capital stock of Continental, further broadening Hadco's product and service capabilities. The acquisition added facilities for volume production of multilayer printed circuits in Phoenix, Arizona, a quick-turn prototype facility in Austin, Texas, and a flexible printed circuit manufacturing facility and printed circuit engineering and design operation in California. Hadco acquired Continental for approximately $190 million (including acquisition costs) and recorded the acquisition under the purchase method of accounting. As a result, a purchase price premium of $165.0 million was recorded on the transaction. A significant portion of the purchase price was identified in an independent appraisal, using proven valuation procedures and techniques, as intangible assets. These intangible assets included approximately $63 million for in-process R&D for projects that did not have future alternative uses. This allocation represents the estimated fair market value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the in-process R&D had no alternative future uses. Accordingly, these costs were written off in the fiscal quarter ended May 2, 1998. The remaining premium of $101.9 million was allocated to identifiable intangibles and goodwill, and will be written off over 12 to 20 years, with an average amortization period of 16 years. The acquisition was financed from borrowings under the Credit Facility.



     Continental's in-process R&D value is comprised of eight primary R&D programs that are currently expected to reach completion during periods ranging from 1999 through 2003. These projects are expected to include the introduction of new technology that could, if successful, enable the miniaturization and specialization of Continental's PCB product line. At the acquisition date, Continental's R&D programs ranged in completion from approximately 10% to 80%, and total continuing R&D commitments to complete the projects are currently expected to be approximately $12 million. Remaining development efforts for the Continental programs are complex and aimed at the development and advancement of advanced chemical, electrical, and engineering solutions.



     Certain projects within the Continental R&D programs may, if successful, begin to bear results in late 1998 and 1999. Expenditures to complete the Continental projects are currently expected to be approximately $4.0 million, $2.5 million, and $2.5 million in 1999 through 2001, respectively. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur. Additionally, these projects will require maintenance expenditures after they have reached a state of technological and commercial feasibility.



     Management believes the Company is positioned to complete each of the major R&D programs. However, there is risk associated with the completion of the projects, and there is no assurance that any project will meet with either technological or commercial success. The substantial delay or outright failure of the Continental R&D could adversely impact the Company's financial condition. See Note 2 of Notes to the Company's Consolidated Financial Statements.



VALUE ASSIGNED TO PURCHASED IN-PROCESS R&D



     The value assigned to purchase in-process R&D was determined by estimating the costs to develop Continental's and Zycon's purchased in-process R&D into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue estimates used to value the in-process R&D were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors.



     The rates utilized to discount the net cash flows to their present value are based on cost of Continental's and Zycon's weighted average cost of capital. Given the nature of the risks associated with the estimated growth, profitability and developmental projects, a discount rate of 14.0% was deemed appropriate for Continental's business enterprise, while a discount rate of 15.0% was deemed appropriate for Zycon's business enterprise. These discount rates are intended to be commensurate with each company's corporate maturity and the uncertainties in the economic estimates described above.



     The estimates used by the Company in valuing in-process R&D were based upon assumptions the Company believes to be reasonable but which are inherently uncertain and unpredictable. The Company's assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on the financial condition and results of operations of the Company.


     The gross profit margins for Continental and Zycon for their respective fiscal years ended July 31, 1997 and December 31, 1996 were 18.2% and 15.7%, respectively. The gross profit margins for Hadco (not including Continental or Zycon) for its fiscal years ended October 26, 1996 and October 25, 1997 were 25.8% and 21.8%, respectively. As a result of the Acquisitions, the Company expects its gross profit margin will be lower in future fiscal quarters than has historically been the case for Hadco.

RESULTS OF OPERATIONS


     The following table sets forth certain Consolidated Statements of Operations data and other data as a percentage of net sales. The table and the discussion below should be read in conjunction with the Company's and Continental's consolidated financial statements and the Pro Forma Condensed Consolidated Financial Statements, and notes thereto, that appear elsewhere in this Prospectus.


                                              FISCAL YEAR ENDED,                            NINE MONTHS ENDED,
                               ------------------------------------------------    -------------------------------------
                                                                     OCT. 25,                                AUGUST 1,
                               OCT. 28,    OCT. 26,    OCT. 25,        1997        JULY 26,    AUGUST 1,        1998
                                 1995        1996      1997(1)     PRO FORMA(2)    1997(1)      1998(3)     PRO FORMA(4)
                               --------    --------    --------    ------------    --------    ---------    ------------
CONSOLIDATED STATEMENTS OF
  OPERATIONS:
Net sales....................  100.0%      100.0%      100.0%        100.0%        100.0%       100.0%        100.0%
Cost of sales................    74.6        74.2        78.2          79.4          78.1         84.5          85.6
                                -----       -----       -----         -----         -----        -----         -----
Gross profit.................    25.4        25.8        21.8          20.6          21.9         15.5          14.4
Operating expenses...........    12.6        11.1         9.2           8.7           9.1          8.8           8.9
Write-off of acquired
  in-process research and
  development................      --          --        12.0            --          16.4         10.3            --
Restructuring and other non-
  recurring charges..........                                                                      1.2           1.1
Amortization of acquired
  intangible assets..........      --          --         0.8           1.5           0.8          1.1           1.3
                                -----       -----       -----         -----         -----        -----         -----
Income (loss) from
  operations.................    12.8        14.7        (0.2)         10.4          (4.4)        (5.9)          3.1
Interest expense.............    (0.2)       (0.1)       (1.7)         (3.3)         (1.8)        (2.4)         (3.1)
Interest income (expense) and
  other, net.................     0.6         0.4         0.5           0.3           0.4          0.3           0.3
                                -----       -----       -----         -----         -----        -----         -----
Income (loss) before
  provision for income
  taxes......................    13.2        15.0        (1.4)          7.4          (5.8)        (8.0)          0.3
Provision for income taxes...     5.1         5.9         4.2           3.0           4.2          0.9           0.1
                                -----       -----       -----         -----         -----        -----         -----
Net income (loss)............     8.1%        9.1%       (5.6)%         4.4%        (10.0)%       (8.9)%         0.2%
                                =====       =====       =====         =====         =====        =====         =====
OTHER DATA:
Capital expenditures.........    10.9%       15.7%       10.6%         10.7%         10.1%        11.3%         12.0%


---------------

(1) Net loss for the nine months ended July 26, 1997 and the fiscal year ended October 25, 1997 includes a non-recurring write-off relating to the Zycon Acquisition for acquired in-process research and development. As a percentage of net sales for the fiscal year ended October 25, 1997, income from operations was 11.8%, income before provision for income taxes was 10.7%, and net income was 6.4%, all before deducting the non-recurring write-off.



(2) Gives effect to the Acquisitions assuming they had occurred on October 27, 1996. See Pro Forma Condensed Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) Net loss for the nine months ended August 1, 1998 includes a non-recurring write-off relating to the Continental Acquisition for acquired in-process research and development and for restructuring and other non-recurring expenses related to the consolidation of the Company's East Coast Tech Center operations. As a percentage of net sales for the nine months ended August 1, 1998, income from operations was 5.5%, income before provision for income taxes was 3.5%, and net income was 2.1%, all before deducting such non-recurring write-off, charge for restructuring and other non-recurring expenses.



(4) Gives effect to the Continental Acquisition assuming it had occurred on October 27, 1996. See Pro Forma Condensed Consolidated Financial Statements.

NINE MONTHS ENDED AUGUST 1, 1998 AND JULY 26, 1997



     Net sales for the nine months ended August 1, 1998 increased 28.1% over net sales for the nine months ended July 26, 1997. The increase resulted from several factors including the acquisitions of Zycon and Continental, which added $91.5 million to printed circuit net sales in the nine month period, and an increase in backplane assembly net sales (excluding these Acquisitions). Backplane assembly net sales increased due to higher production volume and shipments. Printed circuit net sales increased due to higher production volume and shipments and a shift towards products with more layers and greater densities. In addition, average pricing for printed circuits decreased 9.5% for the first nine months of fiscal 1998 over the same period in fiscal 1997. Net sales from backplane assemblies increased to 15.2% of net sales from 10.7% in the first nine months of fiscal 1997. The net sales increase for the nine months ended August 1, 1998 over the same period in 1997 was partially offset by the effects of a general slowdown in the broad electronics industry, the economic situation in Asia, inventory backlogs in the end user market, customer inventory adjustments and customer product transitions.



     The gross profit margin decreased to 15.5% in the nine months ended August 1, 1998 from 21.9% in the comparable period in fiscal 1997. Lower pricing on printed circuits caused margins to decrease by 6.9%. Lower capacity utilization from printed circuit operations caused margins to decrease by 2.1%. The effect of lower overall gross margins from Hadco Santa Clara (formerly Zycon) and Hadco Phoenix (formerly Continental) operations caused margins to decrease by 1.8%. All of these decreases were partially offset by lower unit costs achieved through improved production efficiencies resulting in an overall decrease in the gross margin of 6.4%. For additional information regarding the factors affecting gross margin please see "Risk Factors -- Risks Relating to Fluctuations in Quarterly Operating Results," "Risk Factors -- Dependence on Electronics Industry" and "Risk Factors -- Risks Relating to the Acquisitions and the Company's Acquisition Strategy." Operating expenses, as a percent of net sales, increased to 10.0% in the nine months ended August 1, 1998 from 9.9% in the comparable period in fiscal 1997, due to goodwill and purchased intangibles amortization.



     Income from operations for the nine months ended August 1, 1998 and July 26, 1997, was reduced by $63 million and $78 million, respectively, due to non-recurring write-offs of acquired in-process research and development recorded in connection with the Continental and Zycon acquisitions. The remaining goodwill and purchased intangibles will be amortized over 12 to 30 years, with an average amortization period of 17 years, which will reduce income from operations by approximately $3.1 million per fiscal quarter. In addition, income from operations for the nine months ended August 1, 1998 was reduced by approximately $7.1 million for restructuring and other non-recurring charges related to the consolidation of the Company's East Coast Tech Center operations and limited restructuring of the Company's workforce. The limited restructuring reduced the Company's workforce by approximately 3%. Included in the restructuring and other charges is $2.5 million, which represents the write-down of existing assets to their net realizable value, in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." See Note 6 of the Consolidated Condensed Financial Statements. Additionally, the general economic slowdown in the broad electronics industry, the economic situation in Asia, inventory backlogs in the end user market, customer inventory adjustments and customer product transitions negatively affected net income for the nine months ended August 1, 1998.



     Interest income decreased in the nine months ended August 1, 1998 as compared to the nine months ended July 26, 1997, due to lower daily average cash balances available for investing. Interest expense increased in the nine months ended August 1, 1998 as compared to the nine months ended July 26, 1997, due to an increase in outstanding debt as a result of the Acquisitions.


     The Company includes in operating expenses charges for actual expenditures and accruals, based on estimates, for environmental matters. To the extent and in amounts Hadco believes circumstances warrant, it will continue to accrue and charge to operating expenses cost estimates relating to known environmental matters. The Company believes the ultimate disposition of known environmental matters will not have a material adverse effect upon the liquidity, capital resources, business or consolidated financial position of the Company. However, one or more of such environmental matters could have a significant negative impact on the Company's consolidated financial results for a particular reporting period. See "Business -- Environmental

Matters," "-- Legal Proceedings and Claims" and Note 9 of Notes to the Company's Consolidated Financial Statements.

     The Company believes that excess capacity may exist in the printed circuit and electronic assembly industries, as well as fluctuating growth rates in the electronics industry as a whole. Both factors could have a material adverse effect on future orders and pricing. However, the Company has historically needed to increase its own manufacturing capacity to maintain and expand its market position, although the Company's manufacturing capacity needs could change at any time or times in the future. The Company also believes that the potential exists for a shortage of materials in the printed circuit and electronic assembly industries which could have a material adverse effect on future unit costs. In response to such concerns, the Company engages in the normal industry practices of maintaining primary and secondary vendors and diversifying its customer base. There can be no assurances, however, that such measures will be sufficient to protect the Company against any shortages of materials. See "Risk Factors -- Manufacturing Capacity" and "-- Risks of Inability to Obtain Raw Materials and Components."

     In accordance with generally accepted accounting principles, the Company provides for income taxes on an interim basis, using its effective annual income tax rate. Although the Company has recorded a loss before income taxes in 1998 and 1997, the Company anticipates an effective annual income tax rate for fiscal 1998 of 39.75%, which is slightly less than the combined federal and state statutory rates. The effective rate was increased by amortization of goodwill which is not tax deductible, and was offset by the tax benefit of the Company's foreign sales corporation and various state investment tax credits. The effective tax rate for fiscal 1998 is based on current tax laws.

FISCAL YEARS ENDED OCTOBER 25, 1997 AND OCTOBER 26, 1996

     Net sales during 1997 increased approximately 85% over 1996. The increase resulted from several factors including the Zycon Acquisition, which added $216.1 million in printed circuit net sales after January 10, 1997, and an increase in both backplane assembly and non-Zycon printed circuit net sales. Backplane assembly net sales increased due to higher product volume and shipments. Printed circuit net sales increased due to higher production volume and shipments and a shift towards products with more layers and greater densities. In addition, average pricing for printed circuits decreased 0.6% for 1997 over 1996. Net sales from backplane assemblies decreased to 16.2% of total net sales excluding Zycon, from 16.9% in 1996.

     The gross profit margin decreased to 21.8% in 1997 from 25.8% for 1996. The decrease resulted from increased investment in new capacity and technologies at certain facilities and lower overall gross margins from the Zycon operations (including ongoing start-up expenses associated with the volume production facility in Malaysia).

     Operating expenses, as a percent of net sales, decreased to 10.0% in 1997 from 11.1% in 1996, due to increased net sales and the fixed nature of the Company's operating expenses. The decrease was partially offset by goodwill and purchased intangibles amortization of $5.2 million.

     Income from operations for 1997 was reduced by approximately $78 million due to a non-recurring write-off relating to acquired in-process research and development recorded in connection with the Zycon Acquisition. The remaining goodwill and purchased intangibles will be amortized over 12 to 30 years, with an average amortization period of 17 years, which will reduce income from operations by approximately $1.6 million per fiscal quarter.

     Excluding the non-recurring write-off of approximately $78 million for acquired in-process research and development, operating margins decreased to 11.8% for 1997 from 14.7% in 1996, primarily as a result of the same factors affecting gross profit margins and from the goodwill amortization related to the Zycon Acquisition.

     Interest income decreased in 1997 as compared to 1996 due to lower daily average cash balances available for investing. Interest expense increased in 1997 as compared to 1996 due to an increase in outstanding debt as a result of the Zycon Acquisition.

     In accordance with generally accepted accounting principles, the Company provides for income taxes on an interim basis, using its effective annual income tax rate. Although the Company incurred a loss before income taxes during 1997, the Company recorded an income tax provision because the write-off of acquired in-process research and development is not deductible for income tax purposes. Without taking into consideration the write-off of acquired in-process research and development, the Company's effective annual income tax rate for 1997 was 40.0%, which is approximately equal to the combined federal and state statutory rates. The effective rate was increased by amortization of goodwill and acquired intangibles which is not tax deductible, and this item was offset by the tax benefit of the Company's foreign sales corporation and various state investment tax credits. The effective tax rate for 1997 was based on then current tax laws.

FISCAL YEARS ENDED OCTOBER 26, 1996 AND OCTOBER 28, 1995

     Net sales during 1996 increased 32.3% over 1995. The change was due to a 15.1% increase in the volume of production and shipments and a shift in product mix to higher layer, higher density products, as compared to 1995. Average pricing per unit increased 6.1% compared to 1995. Sales of backplane and other electronic assemblies increased to approximately 17% of the Company's net sales in 1996, versus approximately 7% for 1995.

     The gross profit margin increased to 25.8% in 1996 from 25.4% in 1995. The increase was a direct result of a higher volume of shipments, an increase in the technology level of product mix, and improved pricing. These increases were partially offset by increased costs relating to the implementation of new production lines and materials and the shift in mix to a higher level of value-added products.

     Operating expenses, as a percent of net sales, decreased to 11.1% during 1996 from 12.6% during 1995, due to increased revenue. Operating expenses increased to $38.9 million in 1996 from $33.5 million in 1995, primarily as a result of increased variable costs directly attributable to increased net sales. Included in operating expenses are charges for actual expenditures and accruals, based on estimates, for environmental matters. During 1996 and 1995, the Company made, and charged to operating expenses, actual payments of approximately $680,000 and $1.1 million, respectively, for environmental matters. In 1996 and 1995, the Company also accrued and charged to operating expenses $1.8 million and $2.7 million, respectively, as cost estimates relating to known environmental matters.

     In 1996, interest income decreased as a result of lower cash balances available for investment. Interest expense decreased in 1996 from 1995 due to decreased average debt balances during the year.

     The annual effective tax rate for 1996 and 1995 was 39.0%, which was less than the then current combined federal and state statutory rates. This difference was caused primarily by tax advantaged investments and the tax benefits of a foreign sales corporation.

QUARTERLY RESULTS


     The following table presents certain unaudited consolidated financial information for each of the Company's nine fiscal quarters for the period ended August 1, 1998, as well as certain of such information expressed as a percentage of net sales for the same period. Information for the three months ended April 26, 1997 includes the results of operations for Hadco Santa Clara (formerly Zycon) from January 10, 1997, the date of the Zycon Acquisition. Information for the three months ended May 2, 1998 includes the results of operations for Continental Circuits Corp. from March 20, 1998, the date of the Continental Acquisition. In the opinion of management, this information has been prepared on the same basis as the audited Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the quarterly results when read in conjunction with the Company's Consolidated Financial Statements. The Company's operating results have been subject to fluctuations, and thus results for any quarter are not necessarily indicative of results for any future period.



                                                               THREE MONTHS ENDED,
                       ---------------------------------------------------------------------------------------------------
                       JULY 27,    OCT. 26,   JAN. 25,   APRIL 26,   JULY 26,    OCT. 25,   JAN. 31,    MAY 2     AUG. 1,
                         1996        1996     1997(1)      1997        1997        1997       1998     1998(2)    1998(3)
                       ---------   --------   --------   ---------   ---------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
CONSOLIDATED
  STATEMENTS OF
  OPERATIONS:
Net sales............   $88,225    $97,883    $111,536   $180,662    $183,274    $173,233   $198,276   $209,587   $201,392
Gross profit.........    22,419     24,623      26,377     38,463      39,254      37,298     39,068     36,730     18,580
Income (loss) from
  operations.........    12,910     14,385     (62,443)    20,464      21,352      19,855     21,284    (53,793)    (3,849)
Net income (loss)....     7,994      8,934     (69,161)     9,953      11,369      11,346     12,127    (59,739)    (6,880)
Diluted net income
  (loss) per share...   $  0.72    $  0.81    $  (6.64)  $   0.91    $   0.93    $   0.84   $   0.90   $  (4.54)  $   (.52)
AS A PERCENTAGE OF
  NET SALES:
Gross profit.........      25.4%      25.2%       23.6%      21.3%       21.4%       21.5%      19.7%      17.5%       9.2%
Income (loss) from
  operations.........      14.6       14.7       (56.0)      11.3        11.7        11.5       10.7      (25.7)      (1.9)
Net income (loss)....       9.1        9.1       (62.0)       5.5         6.2         6.6        6.1      (28.5)      (3.4)


---------------
(1) Net loss for the three months ended January 25, 1997 includes a non-recurring write-off relating to the Zycon Acquisition for acquired in-process research and development. Income from operations was $15,557,000, net income was $8,839,000, net income per share was $0.81 (based on weighted average shares outstanding of approximately 10,944,000), and, as a percentage of net sales, income from operations was 13.9% and net income was 7.9%, all before deducting the non-recurring write-off.

(2) Net loss for the three months ended May 2, 1998 includes a non-recurring write-off relating to the Continental Acquisition for acquired in-process research and development, and for restructuring and other non-recurring expenses related to the consolidation of the Company's East Coast Tech Center operations. Income from operations was $15,204,000, net income was $6,894,000, net income per share was $0.51 (based on weighted average shares outstanding of approximately 13,545,000), and as a percentage of net sales, income from operations was 7.3% and net income was 3.3%, all before deducting such non-recurring write-off, charge for restructuring and other non-recurring expenses.


(3) Net loss for the three months ended August 1, 1998 includes a non-recurring write-off relating to a limited restructuring of the Company's workforce, which reduced the Company's workforce by approximately 3%. Loss from operations was $2,744,000, net loss was $6,214,000, net loss per share was $.47 (based on weighted average shares outstanding of approximately 13,255,000), and as a percentage of net sales, loss from operations was .1% and net loss was 3.1%, all before deducting the restructuring change.

     The Company's results of operations have fluctuated and may continue to fluctuate from period to period, including on a quarterly basis. Variations in quick-turn prototype and volume production orders, in the average number of layers per printed circuit, and in the mix of products sold by the Company have significantly affected both net sales and gross profit. Gross profit declined to 9.2% in the three months ended August 1, 1998 from 21.4% in the three months ended July 26, 1997 primarily as a result of lower capacity utilization from printed circuit operations, lower pricing for printed circuits and lower overall gross margins from the Hadco Santa Clara (formerly Zycon) and Hadco Phoenix (formerly Continental) operations. Additionally, the general economic slowdown in the broad electronics industry, the economic situation in Asia, inventory backlogs in the end user market, customer inventory adjustments and customer product transitions negatively affected net income for the third quarter of 1998. Operating results generally are also affected by other factors, including the timing and volume of orders from and shipments to customers relative to the Company's manufacturing capacity, product and price competition, product mix, the number of working days in a particular quarter, manufacturing process yields, the timing of expenditures in anticipation of future sales, raw material availability, the length of sales cycles, trends in the electronics industry and general economic factors. Many of these factors are outside the control of the Company.



     The Company generally does not obtain long-term purchase orders or commitments from its customers, and a substantial portion of sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. Sales for future quarters may not be predictable. The Company relies on its estimate of anticipated future volumes when making commitments regarding the level of business that it will seek and accept, the mix of products that it intends to manufacture, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. A significant portion of the Company's released backlog at any time may be subject to cancellation or postponement without penalty. The Company cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect the Company's business, financial condition and results of operations. The Company's expense levels are relatively fixed and are based, in part, on expectations of future revenues. Consequently, if revenue levels are below expectations, the Company's business, financial condition and results of operations are likely to be materially adversely affected. Fluctuations in quarterly operating results could have a material adverse effect on the price of the Notes and on the cash flow of the Company necessary to pay amounts due on the Notes. See "Risk
Factors -- Risks Relating to Fluctuations in Quarterly Operating Results."


LIQUIDITY AND CAPITAL RESOURCES

     In fiscal 1997, the Company's financing requirements were satisfied principally from cash flows from operations, bank borrowings and the sale of the Company's Common Stock. Cash provided by operating activities was $50.7 million, net bank borrowings were $60.2 million, and the proceeds from the sale of Common Stock were $131.1 million. These funds were used to meet increased working capital needs and to acquire Zycon for approximately $212 million (including acquisition costs), as well as for capital expenditures of $69.0 million.

     Net cash provided by (used in) operating activities for fiscal 1995, 1996 and 1997 was $36.3 million, $55.6 million and $50.7 million, respectively. In fiscal 1996 and 1997, cash from operating activities increased primarily due to increases in net income and depreciation. In fiscal 1997, cash used in operating activities consisted of the effects of a write-off of acquired in-process research and development, offset by increases in accounts receivable and inventories, both of which were affected by the Zycon Acquisition.

     Net cash used in investing activities was $(31.1) million, $(47.9) million and $(268.9) million in fiscal 1995, 1996 and 1997, respectively. In fiscal 1995 and 1996, investing activities consisted primarily of capital expenditures. In fiscal 1997, investing activities consisted primarily of the $209.7 million purchase (net of cash balance) of Zycon, and additional capital expenditures.

     Net cash provided by (used in) financing activities was $(3.0) million, $3.8 million and $197.6 million in fiscal 1995, 1996 and 1997, respectively. In fiscal 1995, cash used in financing activities was affected by principal payments of long-term debt and capital leases. In fiscal 1996, cash provided by financing activities was affected by a tax benefit from the exercise of options, partially offset by payments of capital leases. In fiscal 1997, cash provided by financing activities consisted primarily of borrowings under the Company's revolving credit facility and the cash proceeds from the sale of Common Stock which was used for the Zycon Acquisition.


     At August 1, 1998, the Company had working capital of $91.2 million and a current ratio of 1.79, compared to working capital of $53.7 million and a current ratio of 1.48 at October 25, 1997. Cash, cash equivalents and short-term investments at August 1, 1998 were approximately $4.9 million, a decrease of $8.8 million from approximately $13.7 million at October 25, 1997.


     The Company currently anticipates that its capital expenditures for fiscal 1998 will be in excess of $90 million, of which $17.8 million represents commitments to purchase manufacturing equipment and leasehold improvements. The majority of these capital expenditures is expected to be completed by the end of fiscal 1998. The amount of these anticipated capital expenditures will frequently change based on future changes in business plans and conditions of the Company and changes in economic conditions.


     In December 1997, the Company negotiated the Credit Facility with various banks, which amended and restated an existing credit facility. Interest on loans outstanding under the Credit Facility is, at the Company's option, payable at either (1) the Base Rate (as defined in the Credit Facility), or (2) the Eurodollar Rate, plus the Applicable Eurodollar Rate Margin (both as defined in the Credit Facility). The Company used the $193.82 million in net proceeds from the sale of the Notes on May 18, 1998 to repay outstanding indebtedness under the Credit Facility. At August 1, 1998, $160 million was outstanding under the Credit Facility. As of August 1, 1998, the weighted average interest rate on loans outstanding under the Credit Facility was 6.75%. The Credit Facility expires and all outstanding loans thereunder mature on January 8, 2002. The Company was in default as of the four quarter period ended August 1, 1998 with respect to two of its financial covenants, which defaults have been waived by the Company's banks. See "Use of Proceeds," "Description of Certain Indebtedness," and Note 7 of Notes to the Company's Consolidated Financial Statements.



     On September 15, 1998, the Company amended its Credit Facility with the Third Amendment and Modification Agreement dated as of September 14, 1998. This most recent amendment to the Credit Facility, among other things, amended and added certain covenants, changed the available borrowing capacity under the Credit Facility from $400 million to the lesser of $300 million and the Borrowing Base and granted the banks a first priority mortgage and security interest in substantially all of the assets of the Company and each of the subsidiaries which are guarantors of the Credit Facility. The Borrowing Base is an amount, determined periodically by the Agent (as defined in the Credit Facility), equal to the sum of specified percentages of Eligible Accounts Receivable (domestic and foreign), domestic Eligible Inventory, Eligible Fixed Assets and a percentage, determined in the Agent's sole discretion, of Eligible Foreign Inventory, less certain Reserves (all as defined in the Credit Facility). Under this most recent amendment to the Credit Facility, the Company is also required to pay a quarterly usage fee based on an Applicable Base Rate Usage Fee Margin and an Applicable Eurodollar Rate Usage Fee Margin.



     The Company believes its existing working capital and borrowing capacity, coupled with the funds generated from the Company's operations will be sufficient to fund its anticipated working capital, capital expenditure and debt payment requirements through calendar year 1999. Because the Company's capital requirements cannot be predicted with certainty, however, there is no assurance that the Company will not require additional financing during this period. There is no assurance that any additional financing will be available on terms satisfactory to the Company or not disadvantageous to the Company's security holders, including the holders of the Notes. See "Summary -- Recent Developments."

YEAR 2000 COMPLIANCE

     The Company has undertaken an internal assessment of its operations, from information and financial systems to each aspect of its manufacturing processes, in order to determine the extent to which the Company may be adversely affected by Year 2000 issues. This internal assessment is approximately 75% complete at present and the Company expects to finish the assessment process by its 1998 fiscal year end. To date, limited testing of systems has been performed. The Company may conduct further testing and/or an external audit following the conclusion of its internal assessment. To date, approximately 1,500 hours of employee time have been devoted to Year 2000 issues, and approximately $1.2 million has been expended in systems upgrades directly relating to Year 2000 issues. Present estimates for further expenditures of both employee time and expenses to address Year 2000 issues are between 5,500 and 8,000 hours and between $1.0 million and $3.0 million, respectively.

     The Company has also undertaken a survey of its suppliers' Year 2000 compliance status and, to date, has received responses from approximately half of those surveyed, a majority of whom have certified they are compliant. Further, the Company has conferred with significant customers to assure that various systems used for data and information exchanges between them will be compatible following December 31, 1999.

     Based on its assessments to date, the Company believes it will not experience any material disruption as a result of Year 2000 issues in internal manufacturing processes, information processing or interface with key customers, or with processing orders and billing. However, if certain critical third party providers, such as those supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to the Company, a shutdown of the Company's operations at individual facilities could occur for the duration of the disruption. At present, the Company has not developed contingency plans but intends to determine whether to develop any such plan early in fiscal year 1999. There can be no assurance that Year 2000 issues will not have a material adverse effect on the Company's business, results of operation and financial condition.

NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This Statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This Statement, requiring only additional informational disclosures, is effective for the Company's fiscal year ending October 30, 1999.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to stockholders. This Statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This Statement, requiring only additional informational disclosures, is effective for the Company's fiscal year ending October 30, 1999.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 provides guidance on the financial reporting of start-up activities and organization costs to be expensed as incurred. SOP 98-5 will not have a material impact on the Company's financial statements.

                                    BUSINESS

     The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, without limitation, those set forth under "Risk Factors" and elsewhere in this Prospectus.

GENERAL

     Hadco is the largest manufacturer of advanced electronic interconnect products in North America. The Company offers a wide array of sophisticated manufacturing, engineering and systems integration services to meet its customers' electronic interconnect needs. The Company's principal products are multilayer rigid printed circuits and backplane assemblies. Printed circuits are the basic platforms used to interconnect microprocessors, integrated circuits and other components essential to the functioning of electronic systems. By working closely with customers at the design and prototype stage, the Company believes it strengthens long-term relationships with its customers and gains an advantage in securing a preferred vendor status when customers begin volume production. Hadco's largest customers include many of the leading companies in the electronics industry, such as Cabletron Systems, Compaq Computer, Hewlett-Packard, Lucent Technologies, Northern Telecom, Solectron and Sun Microsystems. Pro forma for the Acquisitions, in fiscal 1997 the Company's total revenues would have been approximately $830 million, and EBITDA would have been approximately $144 million.

     Hadco's advanced manufacturing and assembly facilities are designed to meet the accelerated time-to-market and time-to-volume requirements of its customers whose markets are characterized by high growth rates, rapid technological advances and short product life-cycles. During the past five fiscal years, Hadco, Continental and Zycon have invested approximately $342 million in fixed assets, such as facilities and equipment (including those used in the development of new technologies). Hadco provides customers with a broad range of products and services that includes development, design, quick-turn prototype, pre-production, volume production, and backplane assembly. Hadco is one of a small number of printed circuit manufacturers with the technology and advanced production facilities necessary to offer all of these services. The Company believes its combination of a broad product offering and advanced technological capabilities facilitates long-term relationships with existing customers, attracts new customers and helps customers meet their time-to-market and time-to-volume needs.

     Hadco's customers are a diverse group of electronics OEMs and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications/telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation. Hadco provided its products and services to a diverse base of approximately 560 customers in fiscal 1997 (approximately 590 customers pro forma for the Continental Acquisition), including approximately 77 customers with purchases in excess of $1 million (approximately 85 customers pro forma for the Continental Acquisition). The Company's ten largest customers accounted for approximately 47% of net sales in fiscal 1997.


     On March 20, 1998, Hadco acquired all of the outstanding capital stock of Continental, a manufacturer of multilayer printed circuits, for approximately $190 million (including acquisition costs). On January 10, 1997, Hadco acquired all of the outstanding capital stock of Zycon, a manufacturer of multilayer printed circuits and backplane assemblies, for approximately $212 million (including acquisition costs). Pro forma for the Acquisitions, Continental and Zycon would have added approximately $396 million to Hadco's fiscal 1997 net sales. The Acquisitions also added approximately 865,000 square feet of manufacturing space (approximately a 129% increase) and substantially expanded Hadco's geographic reach. The Continental Acquisition added facilities for volume production of multilayer printed circuits in Phoenix, Arizona, a quick-turn prototype facility in Austin, Texas, and a flexible printed circuit manufacturing facility and printed circuit engineering and design operation in California. The Zycon Acquisition added facilities for volume production of multilayer printed circuits and backplane assemblies in the Silicon Valley area, a quick-turn prototype and design facility in Haverhill, Massachusetts, and a newly constructed facility for volume production of printed circuits in Malaysia. The Acquisitions have also broadened the Company's customer base, expanded its involvement in many fast growing industry sectors, added new proprietary technologies, and increased the size of its sales force.


     On September 15, 1998, the Company amended its Credit Facility with the Third Amendment and Modification Agreement dated as of September 14, 1998. This most recent amendment to the Credit Facility, among other things, amended and added certain covenants, changed the available borrowing capacity under the Credit Facility from $400 million to the lesser of $300 million and the Borrowing Base (as defined in the Credit Facility), and granted the banks a first priority mortgage and security interest in substantially all of the assets of the Company and each of the subsidiaries which are guarantors of the Credit Facility. The Company is also required to pay a quarterly usage fee based on an Applicable Base Rate Usage Fee Margin and an Applicable Eurodollar Rate Usage Fee Margin. See "Risk Factors -- Restrictions Imposed by Terms of Indebtedness," "Description of Certain Indebtedness," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


INDUSTRY OVERVIEW AND TRENDS

     Printed circuits are the basic platforms used to interconnect microprocessors, integrated circuits and other components essential to the functioning of electronic products. Printed circuits consist of a pattern of electrical traces etched from copper laminated on an insulated base that is typically composed of rigid fiberglass or thin flexible circuits. To meet the increasing requirements of OEMs and contract manufacturers, printed circuit manufacturers have developed more complex multilayer designs with surface mount and other attachment technologies, narrower widths and separations of copper traces, advanced materials, and smaller diameters of vias and through-holes to connect internal circuitry. Backplane assemblies are generally larger and thicker printed circuits on which connectors are mounted to receive and interconnect printed circuits, integrated circuits and other electronic components.

     Electronic interconnect products are customized for specific electronic applications and are sold to OEMs and contract manufacturers in volumes that range from several units for prototypes and small quantities for pre-production to large quantities for volume production. In the 1980s, the electronic interconnect market was largely comprised of military and computer applications, and was characterized by periods of cyclicality. However, the proliferation of electronics and the emergence of new technologies have significantly broadened this market and reduced the amplitude of interconnect industry cycles in the 1990s. Electronic interconnects such as rigid printed circuits, flexible circuits and backplane assemblies are now used in a wide variety of industries and products, including data communications/telecommunications, workstations, servers, personal computers, peripherals, industrial automation, instrumentation, medical, transportation and defense.

     As electronic products have become smaller and more complex, the manufacture of interconnect products has required increasingly sophisticated engineering and manufacturing expertise and substantial capital investment. These advanced manufacturing process and technology requirements have caused OEMs to rely more heavily on independent manufacturers and to reduce dependence on their internal captive facilities. Industry sources estimate that approximately 93% of the domestic printed circuit market was served by independent manufacturers in 1997 (compared to approximately 71% in 1992). Captive manufacturing facilities serve the remaining approximately 7% of the market. Historically, electronics OEMs used independent printed circuit manufacturers as offload capacity for their captive facilities. During economic downturns, independent facilities lost production orders as captives produced a greater percentage of demand internally. However, as a result of outsourcing of OEM printed circuit production, the Company believes independents are less affected by unused captive capacity during market downturns than was previously the case.

     In 1997, the worldwide market for rigid printed circuits was $29.4 billion, and the domestic market for rigid printed circuits was $7.9 billion. In addition, higher layer count rigid printed circuits (eight layers and above) constituted approximately 40% of the total United States market in 1997, and has increased at an annual compounded growth rate of 16% over the past two years, compared to approximately 11% for the overall printed circuit market. The need for expanded service offerings, advanced technological capabilities and broader geographic scope has led to consolidation in recent years, reducing the number of printed circuit manufacturers in North America from approximately 950 in 1992 to approximately 550 in 1997. Although the printed circuit market has been experiencing consolidation over the past several years, it remains fragmented. Of the approximately 550 rigid printed circuit manufacturers in the United States in 1997, only seven had revenues in excess of $100 million.

     According to industry sources, the domestic market for backplane assemblies was approximately $1.2 billion in 1997. As in the printed circuit market, OEMs have increasingly come to rely on independent producers of backplane assemblies, allowing OEMs to reduce their capital investments, improve inventory management and purchasing power and take advantage of the process technology expertise of manufacturing specialists.

     The Company considers the following trends important in understanding the electronic interconnect industry:

     Industry Consolidation. The Company believes the industry will continue to consolidate as a result of the substantial capital investment for advanced production facilities, engineering and manufacturing expertise and technology required to make increasingly sophisticated electronic interconnect products. The increased investment requirement for state-of-the-art production facilities has accelerated consolidation in the electronic interconnect industry and the exit of smaller companies. In addition, OEMs and contract manufacturers increasingly recognize that only a few suppliers of interconnect products can consistently provide timely delivery of required volumes of highly sophisticated electronic interconnect products. As a result, Hadco believes that companies with lesser financial and technical resources are likely to exit the industry and larger interconnect companies with sufficient resources will continue to gain market share.

     Increasing Demand for Single Sourcing. To avoid delays and costs during the product life-cycle, OEMs are increasingly turning to suppliers capable of producing electronic interconnect products from development, design, quick-turn prototype and pre-production through volume production, and backplane assembly. The accelerated time-to-market and time-to-volume needs of OEMs have resulted in increased collaboration with qualified suppliers capable of providing a broad and integrated offering. To meet their rapidly changing electronic interconnect requirements, many OEMs have moved to limit their vendor base to a smaller number of technically qualified suppliers capable of providing both quick-turn prototype and pre-production quantities as well as cost-competitive volume production quantities.

     New and Emerging Markets. The markets for electronic products are growing as a result of new product introductions, technological change, demands for a wider variety of electronic product features, and increasingly powerful and less expensive electronic components. New markets have emerged in computing, data communications/telecommunications and multimedia. Moreover, existing industries have significantly expanded applications in areas such as computer networking and peripherals, digital and mobile communications, video-on-demand, the Internet/World Wide Web, instrumentation and industrial controls. The Company believes these new and emerging electronic product markets and applications have also contributed to the reduction in the amplitude of the electronic interconnect industry cycles.

     Greater Demand for Complex Electronic Products. Advanced communication equipment, as well as next-generation computer chips and microprocessors, require interconnect systems that operate at greater speeds and higher frequencies with minimal signal loss and distortion. Further, electronics OEMs are designing more compact and portable high performance products. The complexity of these new products requires higher performance, smaller size, greater circuit and component density, and increased reliability. These requirements necessitate greater sophistication in printed circuit manufacturing and process technologies, including advanced materials, more layers, narrower line widths and spacing, smaller vias to connect internal circuitry, and more precise positioning of traces and pads to accommodate a greater density of surface mount components. These products require increasingly advanced packaging technologies, such as Multichip Module (MCM), Tape Automated Bonding (TAB), Direct Chip Attach (DCA), High Density Interposers (HDI), Ball Grid Array (BGA), and high frequency materials. The trend toward increasingly sophisticated products also requires greater engineering support and investment in manufacturing and process technology for suppliers to produce high-quality electronic interconnect products on-time, in volume, and at acceptable cost.

     Shorter Product Life-Cycles for Electronic Products. Rapid changes in technology have significantly shortened the life-cycle of complex electronic products and placed increased pressure on OEMs to develop new products as quickly as possible. The time-to-market considerations of OEMs have increased emphasis on the engineering and quick-turn production of small unit volumes of electronic interconnects in the prototype development stage. In addition, the success of first-to-market products has heightened the emphasis on volume manufacturing expertise and technologically advanced manufacturing infrastructure.

STRATEGY

     The Company's strategy is to increase sales and profitability by providing a wide range of electronic interconnect solutions and services to a broad and diversified customer base and by capitalizing on major industry trends as follows:

     Provide a Broad and Integrated Offering. Hadco develops and maintains long-term customer relationships by providing a full range of integrated services, from development, design, quick-turn prototype and pre-production through volume printed circuit production and backplane assembly. The Company believes its broad range of integrated services provides significant value to its customers by shortening their new product development cycles, helping them to meet their time-to-market and time-to-volume requirements, lowering manufacturing costs, and providing technological expertise. By working closely with customers at the design and prototype stage, the Company believes it strengthens long-term relationships with its customers and gains an advantage in securing a preferred vendor status when customers begin volume production.

     Serve Diversified Customer Base in High Growth Segments. The Company concentrates its marketing efforts on OEMs and contract manufacturers serving OEMs in segments of the electronics market characterized by high growth, rapid technological advances, short product development cycles and accelerated time-to-market and time-to-volume requirements. To more fully support its strategy of developing a large and diversified customer base, the Company intends to offer certain large customers single points of contact to service their needs on a global basis, and the Company is focusing on the further development of its international sales force.

     Develop Advanced Manufacturing and Process Technologies. The Company is committed to remaining a leader in the development of advanced materials and sophisticated process technologies that enable it to cost-effectively produce reliable and technologically advanced products. The Company believes its manufacturing and process capabilities provide a significant competitive advantage and is committed to continuous improvement to maintain its leadership position.

     Maintain High Levels of Investment. Hadco believes its significant ongoing investment in production technology allows it to maintain a leadership position in the development of advanced material and process technologies. The Company has made substantial investments in production facilities and new technologies during the past five fiscal years that have increased capacity and operating efficiencies, improved management control and provided more consistent product quality. As a result, the Company believes it is one of the few interconnect manufacturers capable of satisfying the full range of volume production, time-to-market, time-to-volume and technology requirements of customers in the electronics industry.

     Expand Backplane Assembly Operations. In recent years, to extend its integrated offering, the Company has expanded its backplane assembly operations, thereby broadening its range of manufacturing services, reducing customer costs and improving product quality. With this backplane assembly expansion, the Company is well positioned to capture an increasing share of the full range of interconnect requirements of its customers.

     Pursue Strategic Acquisitions. The Company will consider strategic acquisitions of companies and technologies that enhance its competitive position, build economies of scale and help fulfill its other strategic objectives. In evaluating possible acquisition candidates, the Company considers, among other things, the opportunity for synergistic product offerings, complementarity of client base, new technological capabilities and potential for increased geographic reach.

     Increase Geographic Reach. Hadco has pursued a strategy of expanding the capacity and geographic scope of its manufacturing facilities to better serve high growth segments of the electronics industry in key geographic markets. Hadco believes it is the only independent North American printed circuit manufacturer with a full service offering of design, quick-turn prototype and volume printed circuit manufacturing and backplane assembly on both the East and West Coasts. In addition, its volume production facility in Malaysia, which commenced operations in fiscal 1997, is intended to provide the Company with access to U.S. customers expanding into Asian markets. The Company also intends to broaden its presence in Europe and other international markets.

PRODUCTS AND SERVICES

     The Company's products and services are designed to meet its customers' electronic interconnect needs for complex multilayer printed circuits and backplane assemblies. Hadco offers complementary processes and capabilities that begin with product conception and continue through delivery of volume products. The Company's products and services include the following:

     Development. Through development groups located at various facilities, Hadco identifies, develops and markets new technologies that benefit its customers. These development groups work closely with customers during all stages of product life-cycles. For instance, process design changes and refinements required for volume production are identified and implemented prior to production. The development groups also focus on the special requirements of the Company's customers, including increasing printed circuit densities, electronic packaging and advanced materials and products. When appropriate, the development groups have coordinated the acquisition of technology licenses, filed patent disclosures and applications, and registered trademarks on behalf of the Company.

     Design. The Company provides design and engineering assistance in the early stages of product development which assures both mechanical and electrical considerations are integrated to achieve a high quality and cost effective product. The Company also evaluates customer designs for manufacturability and, when appropriate, recommends design changes to reduce manufacturing costs or lead times or to increase manufacturing yields or the quality of finished printed circuits. The Company believes that this long-term view of manufacturing and customer relationships distinguishes the Company from many manufacturers which compete primarily in the quick-turn market. By working closely with its customers, the Company also gains a better understanding of the future requirements of OEMs. This cooperative process shortens the time in transition from the development of the prototype design to volume manufacturing and facilitates the delivery of high quality products to customer premises in a timely fashion. The Company's recent acquisition of Continental added Continental's PCA Design division, which provides circuit design and engineering services.

     Quick-Turn Prototype. Prototypes typically require lead times of three to seven days, and as short as 24 hours. The Company provides quick-turn prototype services to the product development groups of customers that require small test quantities. Hadco offers these services through its Tech Centers in New Hampshire, California, Massachusetts and Texas. Prototype development at these Centers has included multilayer printed circuits of up to 48 layers, embedded discrete components, Multichip Modules (MCM), Single Chip Carriers (SCC), planar magnetics, advanced surface finishes, and various high performance substrates for the high frequency microwave market. The Tech Centers also support advanced attachment technologies such as Tape Automated Bonding (TAB), Direct Chip Attach
(DCA) and High Density Interposers (HDI). In combining the design of a printed circuit with the manufacture of the prototype, Hadco can reduce the length of the design/manufacture cycle. By working closely with customers at the design and prototype stage, the Company believes it strengthens long-term relationships with its customers and gains an advantage in securing a preferred vendor status when customers begin volume production.

     Pre-Production. Pre-production is the manufacture of limited quantities of electronic interconnects during the transition period from prototype to volume production. Pre-production generally requires quick-turn delivery to accommodate time-to-volume pressures or as a temporary solution for unforeseen customer demands. Pre-production is done in the Tech Centers and in volume production facilities.

     Volume Production. Volume production is characterized by longer lead times and increased emphasis on lower cost as the product moves to full-scale commercial production. As customers increasingly demand a quick transition from prototype to volume production, few independent manufacturers can provide complex printed circuits of 18 or more layers in the volume provided by Hadco's larger facilities. During 1996, the Tech Centers transitioned chip attachment technologies such as Ball Grid Array (BGA), Tape Automated Bonding (TAB), Direct Chip Attach (DCA), High Density Interposers (HDI), and other technologies including Multichip Module (MCM) and Single Chip Carriers (SCC) to volume production. The Company operates six facilities located in Arizona, California, New York, New Hampshire and Malaysia for medium and high-volume printed circuit production.

     Backplane Assembly. Backplane assemblies are generally larger and thicker printed circuits on which connectors are mounted to interconnect printed circuits, integrated circuits and other electronic components. Hadco incorporates its own printed circuits in backplane assemblies to provide customers with a high level of printed circuit technology on a quick-turn and volume basis. Net sales of backplane assemblies accounted for approximately 7%, 17% and 11% of total Company net sales during fiscal 1995, 1996 and 1997, respectively, and for approximately 8% on a pro forma basis including Continental during fiscal 1997. With its backplane assembly operations, Hadco is one of a few companies that provides its customers with the advantage of an integrated offering to meet their needs from development and design through volume production and backplane assembly.

     The Company's advanced process capabilities enhance each of the above services and include:

     Manufacture of High Performance Printed Circuits. The Company produces technologically advanced printed circuits primarily for the high performance market at the Tech Centers and its volume production facilities. These printed circuits, used principally in the data communications and telecommunications industries, are designed to function in high temperature environments and at higher frequencies. Materials used by the Company for these products include Teflon(R), cyanate ester, GETEK(R), liquid crystal polymers, polymides, and bismaleimide triazine epoxies.

     Development of Emerging Technologies. The Company undertakes projects to develop advanced or improved processes, materials and product lines. Buried Capacitance(TM) and buried resistance are advanced materials being developed by the Company to provide improved electrical performance and greater interconnect densities. Sales of Buried Capacitance(TM) products by the Company in fiscal 1997 totaled $31.7 million. In addition, the Company is developing the microPath(TM) family of micro via processes, which include liquid imaging, dry film imaging, plasma etching, and laser drilling. Micro vias provide a significant increase in printed circuit density. The Continental Acquisition also added PCA Design's micro via design methodology. During fiscal 1996, the Company also began to produce rigid flex printed circuit products utilizing licensed HVRFlex(TM) technology. These products enable customers to fold a printed circuit and reduce the need for cable connectors in the portable computer and telecommunications markets. See "--Manufacturing and Facilities."

MARKETS AND CUSTOMERS

     Hadco's customers are a diverse group of OEMs and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications/telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation. The following table shows, for the periods indicated, the Company's net sales and percentage of its net sales to the principal end-user markets it serves. The pro forma information in the table includes Continental.

                                                               FISCAL YEAR ENDED,
                                        -----------------------------------------------------------------
                                                                                            OCTOBER 25,
                                         OCTOBER 28,      OCTOBER 26,      OCTOBER 25,          1997
               MARKETS                      1995             1996             1997           PRO FORMA
               -------                  -------------    -------------    -------------    --------------
                                                              (DOLLARS IN MILLIONS)
Computing.............................  $ 84.9     32%   $119.2     34%   $205.0     32%   $291.6     35%
Contract Assembly.....................    69.0     26     112.2     32     289.2     44     339.7     41
Data Communications/
  Telecommunications..................    90.2     34      94.7     27     119.1     18     139.5     17
Industrial Automation.................    15.9      6      17.5      5      24.8      4      44.0      5
Other.................................     5.2      2       7.1      2      10.5      2      15.7      2
                                        ------    ---    ------    ---    ------    ---    ------    ---
         Total Net Sales..............  $265.2    100%   $350.7    100%   $648.6    100%   $830.5    100%
                                        ======    ===    ======    ===    ======    ===    ======    ===

     The Company supplied its products and services to a diverse base of approximately 560 customers in fiscal 1997 (approximately 590 customers pro forma for the Continental Acquisition), including approximately 77 customers with purchases in excess of $1 million (approximately 85 customers pro forma for the Continental Acquisition). The Company attempts to market its products to customers who currently have, or have the potential to achieve, significant market share in their respective industries. The following lists the Company's largest customers during fiscal 1997:

               Cabletron Systems
               Celestica
               Cisco Systems
               Compaq Computer
               Hewlett-Packard
               Jabil Circuits
               Lucent Technologies
               Northern Telecom
               RSP Manufacturing
               SCI Systems
               Solectron
               Sun Microsystems

     During fiscal 1995, 1996 and 1997, no customer accounted for more than approximately 7%, 15% and 15%, respectively, of Hadco's net sales. In fiscal 1997, one customer, Solectron, accounted for approximately 15% of the net sales of the Company (approximately 13% pro forma for the Continental Acquisition). The Company's ten largest customers together accounted for approximately 46%, 48% and 47%, respectively, during the same periods.

     The Company generally does not obtain long-term purchase orders or commitments from its customers, and the orders received by the Company generally require delivery within 90 days. However, many of the Company's customers have maintained long-term purchasing relationships with the Company. See "Risk Factors -- Risks Relating to Variability of Orders from Customers; Backlog."

     Pro forma for the Acquisitions, approximately 17% of the Company's net sales in fiscal 1997 were attributable to sales outside of the United States, principally in Canada and Europe. The Company currently intends to expand its sales efforts outside of the United States.

SALES AND MARKETING


     The Company markets its products through its own sales and marketing organization and independent manufacturers' representatives. As of August 1, 1998, the Company employed 152 sales and marketing employees, of which 87 are direct sales representatives. The Company is also represented by 18 independent manufacturers' representatives in North America, South America, Europe, Mexico, Africa, Asia, Australia, New Zealand and the Middle East. Regional direct sales offices are located in Arizona, California, Colorado,

Georgia, Minnesota, New Hampshire, North Carolina, Oregon, Pennsylvania, Texas and Canada. The Company's sales organization is divided into four territories, and each direct sales representative and each manufacturer's representative works within one of the four territories. Each territory also has a support staff of sales engineers and technical service personnel responsible for technical liaison and problem solving, development of product and market opportunities, market research and marketing communications.

     The Company focuses on developing close relationships with customers beginning at the earliest development and design phases and continuing throughout all stages of product production. The Company's Advanced Packaging Development Group identifies, develops and markets new technologies that benefit its customers and is intended to position the Company as an important source for these solutions. This group also assists marketing efforts by hosting the Regional Technology Symposiums at which the Company's technical capabilities are presented to, and industry technical trends are discussed with, customers of the Company.

MANUFACTURING AND FACILITIES

     The need for high volume production of dense multilayer printed circuits has transformed the electronic interconnect industry into one that increasingly requires complex manufacturing processes and necessitates high levels of investment in facilities, advanced materials, production processes and product design capabilities. The Company has invested in production technology to manufacture large volumes of dense multilayer printed circuits utilizing advanced attachment strategies such as Surface Mount Technology (SMT), Tape Automated Bonding (TAB), High Density Interposers (HDI) and Ball Grid Array
(BGA). The Company employs numerous advanced manufacturing techniques and systems, including Computer Aided Manufacturing (CAM) systems, Computer Integrated Manufacturing (CIM) systems, computer controlled drilling and routing, dry-film imaging, multi-purpose metals plating, high-volume surface coating, dual-access electrical testing, automated optical inspection, high-volume photoimageable solder mask processing, and computer controlled high-volume lamination systems. These techniques enable the Company to manufacture complex printed circuits of consistent quality, in high-volume and on a timely basis. All of the Company's North American production facilities are ISO9002 certified. See "--Products and Services."

     Hadco has pursued a strategy of expanding the capacity and geographic scope of its manufacturing facilities to better serve high growth segments of the electronics industry in key geographic markets. With the acquisition of Continental in March 1998, the Company added a volume manufacturing facility totaling 229,000 square feet in Arizona, a 30,000 square foot quick-turn prototype facility in Texas, and a 16,000 square foot flexible printed circuit manufacturing facility in California. With the acquisition of Zycon in January 1997, the Company added a 310,000 square foot volume production facility in California, a 180,000 square foot volume production facility in Malaysia, a 71,000 square foot quick-turn prototype facility in Massachusetts and a 29,000 square foot backplane assembly facility in California.

     In total, the Company currently leases or owns approximately 1.5 million square feet of manufacturing space. The Company's facilities are as follows:


                     FUNCTION                                  LOCATION              SQUARE FEET
                     --------                        ----------------------------    -----------
Volume Production..................................  Santa Clara and San Jose, CA      310,000*
                                                     Owego, NY                         292,000
                                                     Phoenix, AZ                       229,000
                                                     Derry, NH                         200,000
                                                     Kuching, Malaysia                 180,000
                                                     Hudson, NH                         54,000
Quick-Turn Prototype...............................  Haverhill, MA                      71,000
                                                     Watsonville, CA                    35,000
                                                     Austin, TX                         30,000
Backplane Assembly.................................  Salem, NH                          60,000
                                                     Santa Clara, CA                    29,000
Administrative.....................................  Salem, NH                          35,000**
                                                     Santa Clara, CA                    29,000
                                                     Phoenix, AZ                        21,000


---------------

* Does not include the 16,000 square foot flexible printed circuit facility in San Jose, CA.



** Under renovation.


     The Company owns its volume production facilities in Owego, New York, Derry, New Hampshire, Hudson, New Hampshire and Phoenix, Arizona. The Company leases its volume production and backplane assembly facilities in Santa Clara and San Jose, California, which are located in four adjacent buildings; the leases for these four buildings expire in March 2009, and contain options to extend for up to two additional periods of five years each. Construction of the volume production facility in Kuching, Malaysia was completed in calendar 1996; the Company leases the land on which this facility is located for a period of 60 years, expiring in November 2055. The Hudson, New Hampshire operations are located in two separate buildings, one of which, containing 41,300 square feet, is owned by the Company, and the second of which, containing 12,700 square feet, is leased with the lease expiring in December 2000, with options to extend through December 2009.


     Leases for the Company's quick-turn prototype facility in Haverhill, Massachusetts expire in December 2003, with options on two of the leases to extend for an additional five years and options on the third lease to extend for an additional ten years. The lease for the Watsonville, California quick-turn prototype facility expires in December 1999, with options to extend until December 2011. The lease for the quick-turn prototype facility in Austin, Texas expires in March 2004, with options to extend until March 2014.


     The lease for the backplane assembly facility in Salem, New Hampshire expires in May 2005, with options to extend until May 2011. The leases for the Santa Clara, California buildings include the 29,000 square feet of backplane assembly operations.

     As a result of the Continental Acquisition, the Company also leases a flexible printed circuit manufacturing facility in San Jose, California and a circuit design and engineering services facility in Saratoga, California. The San Jose lease expires in December 2000, and the Saratoga lease expires in November 2001, with an option to extend until November 2006.

     The administrative and corporate offices in Salem, New Hampshire are located in three separate buildings, one of which is covered by a lease expiring in May 2003 with options to extend until May 2008, the second of which is covered by a lease expiring in May 2008, and the third of which is a sublease expiring in July 2003, with options to extend until July 2009. The leases for the Santa Clara, California buildings include the 29,000 square feet of administrative space. The Phoenix, Arizona facilities include 21,000 square feet of administrative and office space.

     Additionally, the Company owns approximately six acres of land in Salem, New Hampshire, approximately five acres of land in Derry, New Hampshire, approximately 29 acres of land in Owego, New York, and approximately four acres of land in Phoenix, Arizona.

     The Company believes its facilities are adequate for its operating needs.

     In fiscal 1997, the Company's capital expenditures relating to its environmental control facilities and equipment totaled approximately $841,000. The Company estimates that it will make capital expenditures with respect to its environmental control facilities and equipment of approximately $6.6 million and $6.5 million in fiscal 1998 and 1999, respectively.

SUPPLIER RELATIONSHIPS

     Historically, the majority of raw materials used in the Company's manufacture of printed circuits and components used in backplane assemblies have been readily available. However, product changes and the overall demand for electronic interconnect products could increase the industry's use of new laminate materials, standard laminate materials, multilayer blanks, electronic components and other materials, and therefore such materials may not be readily available to the Company in the future. Zycon has experienced shortages of certain types of raw materials in the past. The Company believes that the potential exists for a shortage of materials in the printed circuit and electronic assembly industries which could have a material adverse effect on future unit costs. In response to such concerns, the Company engages in the normal industry practices of maintaining primary and secondary vendors and diversifying its customer base. There can be no assurances, however, that such measures will be sufficient to protect the Company against any shortages of materials. Further, there can be no assurances that shortages of certain types of raw materials or components will not occur in the future. To date, material shortages or price fluctuations have not had a materially adverse effect on the Company, but there can be no assurance that material shortages or price fluctuations will not have a material adverse effect on the Company in the future. See "Risk Factors -- Risks of Inability to Obtain Raw Materials and Components."

     The Company works with its suppliers to develop just-in-time supply systems which reduce inventory carrying costs. The Company also maintains a Supplier Certification Program which evaluates potential vendors on the basis of such factors as quality, on-time delivery, cost, technical capability, and potential technical advancement. Certification is based on both actual performance and audits of vendors' manufacturing sites. Key suppliers are reviewed quarterly to preserve strong relationships with these suppliers and maintain regular dialogue on quality, cost and technical advancement issues. Many suppliers attend the Company's Supplier Symposium, where the Company's goals and objectives are discussed with vendors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The electronic interconnect industry is highly fragmented and characterized by intense competition. The Company believes that its major competitors are the large U.S. and international independent and captive producers that also manufacture multilayer printed circuits and provide backplane and other electronic assemblies. Some of these competitors have significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than the Company. In addition, these competitors may have the ability to respond more quickly to new or emerging technologies, may adapt more quickly to changes in customer requirements and may devote greater resources to the development, promotion and sale of their products than the Company.

     During periods of recession or economic slowdown in the electronics industry and other periods when excess capacity exists, electronics OEMs become more price sensitive, which could have a material adverse effect on interconnect pricing. In addition, the Company believes that price competition from printed circuit manufacturers in Asia and other locations with lower production costs may play an increasing role in the printed circuit markets in which the Company competes. This price competition from Asian printed circuit manufacturers may intensify as a result of economic turmoil, currency devaluations or financial market instability that many Asian countries are currently experiencing. The Company's basic interconnect technol-ogy is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations.

     The demand for printed circuits has continued to be affected by the development of smaller, more powerful electronic components requiring less printed circuit area. Expansion of the Company's existing products or services could expose the Company to new competition. Moreover, new developments in the electronics industry could render existing technology obsolete or less competitive and could potentially introduce new competition into the industry. There can be no assurance that the Company will continue to compete successfully against present and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations.

     Hadco competes on the basis of product quality, timeliness of delivery, price, customer technical support and its integrated offering, from development and design through volume production and backplane assembly.

PRODUCT PROTECTION

     The Company has obtained eleven United States patents and 21 foreign patents directed to printed circuit boards and methods of manufacturing printed circuit boards which expire between the years 2001 through 2014. Although Hadco seeks to protect certain proprietary technology and other intangible assets through patents and trademark filings, it has relatively few patents and relies primarily on trade secret protection. There can be no assurance that the Company will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. The future success of the Company will depend on the continued development of processes and capabilities. The Company believes that its accumulated experience with respect to materials and process technology is also important to its operations. See
"Business -- Legal Proceedings and Claims."

RELEASED BACKLOG


     The Company's released backlog as of August 1, 1998 was $128.7 million, compared with $125.6 million as of May 2, 1998 and $144.4 million as of April 26, 1997. The Company anticipates delivering approximately 83% of this released backlog during its fourth quarter of fiscal 1998. Released backlog consists of orders for which artwork has been received, a delivery date has been scheduled and the Company anticipates it will manufacture and deliver the order. Cancellation and postponement charges, to the extent they exist with respect to released backlog, generally vary depending upon the time of cancellation or postponement, and a significant portion of the Company's released backlog at any time may be subject to cancellation or postponement without penalty. Variations in the size, timing and delivery schedules of purchase orders received by the Company, as well as changes in customers' delivery requirements, may result in substantial fluctuations in released backlog from period to period. Accordingly, the Company believes that released backlog is not a meaningful indicator of future quarterly or annual financial results.


EMPLOYEES


     As of August 1, 1998, the Company had 7,433 employees, compared to 5,905 employees as of July 26, 1997. The employees are not represented by a union, and the Company has never experienced any labor problems resulting in a work stoppage. See Note 14 of Notes to the Company's Consolidated Financial Statements.


ENVIRONMENTAL MATTERS

     The Company is required to comply with all federal, state, county and municipal regulations regarding protection of the environment. There can be no assurance that more stringent environmental laws will not be adopted in the future and, if adopted, the costs of compliance with more stringent environmental laws could be substantial. Waste treatment and disposal are major considerations for printed circuit manufacturers. The Company uses chemicals in the manufacture of its products that are classified by the Environmental Protection Agency (EPA) as hazardous substances. The Company is aware of certain chemicals that exist in the ground at certain of its facilities. The Company has notified various governmental agencies and continues to work with them to monitor and resolve these matters. During March 1995, the Company received a Record Of Decision (ROD) from the New York State Department of Environmental Conservation (NYSDEC), regarding soil and groundwater contamination at its Owego, New York facility. Based on a Remedial Investigation and Feasibility Study (RIFS) for apparent on-site contamination at that facility and a Focused Feasibility Study (FFS), each prepared by environmental consultants of the Company, the NYSDEC has approved a remediation program of groundwater withdrawal and treatment and iterative soil flushing. The Company has executed a Modification of the Order on Consent to implement the approved ROD. The cost, based upon the FFS, to implement this remediation is estimated to be $4.6 million, and is expected to be expended as follows: $260,000 for capital equipment and $4.3 million for operation and maintenance costs which will be incurred and expended over the estimated life of the program of 30 years. NYSDEC has notified the Company that it will take additional samples from a wetland area near the Company's Owego facility. Analytical reports of earlier sediment samples indicated the presence of certain inorganics. There can be no assurance that the Company and/or other third parties will not be required to conduct additional investigations and remediation at that location, the costs of which are currently indeterminable due to the numerous variables described in the fifth paragraph of this "-- Environmental Matters" section.

     From 1974 to 1980, the Company operated a printed circuit manufacturing facility in Florida as a lessee of property that is now the subject of a pending lawsuit (the "Florida Lawsuit") and investigation by the Florida Department of Environmental Protection (FDEP). Hadco and others are participating in alternative dispute resolution regarding the site with an independent mediator. In connection with the mediation, in February 1992 the FDEP presented computer-generated estimates of remedial costs, for activities expected to be spread over a number of years, that ranged from approximately $3.3 million to $9.7 million. Mediation sessions were conducted in March 1992 but were then suspended during ongoing assessment and feasibility activities. On June 9, 1992, the Company entered into a Cooperating Parties Agreement in which it and Gould, Inc., another prior lessee of the site, agreed to fund certain assessment and feasibility study activities at the site. The cost of such activities is not expected to be material to the Company. Management believes it is likely that it will participate in implementing a continuing remedial program for the site, the costs of which are currently unknown. In June 1995, Hadco was named a third-party defendant in the Florida Lawsuit. See "-- Legal Proceedings and Claims."

     The Company has commenced the operation of a groundwater extraction system at its Derry, New Hampshire facility to address certain groundwater contamination and groundwater migration control issues. Further investigation is underway to determine the areal extent of the groundwater contaminant plume. Because of the uncertainty regarding both the quantity of contaminants beneath the building at the site and the long-term effectiveness of the groundwater migration control system the Company has installed, it is not possible to make a reliable estimate of the length of time remedial activity will have to be performed. However, it is anticipated that the groundwater extraction system will be operated for at least 30 years. There can be no assurance that the Company will not be required to conduct additional investigations and remediation relating to the Derry facility. The total costs of such groundwater extraction system and of conducting any additional investigations and remediation relating to the Derry facility are not fully determinable due to the numerous variables described in the fifth paragraph of this "-- Environmental Matters" section.

     The City of Santa Clara adopted an ordinance that, as of April 1, 1997, reduced the amount of waste, including copper and nickel, that companies such as the Company may discharge into the city sanitary sewer. The ordinance provides for substantial penalties for intentional or negligent violations. These penalties include fines ranging from $10,000 to $50,000 per day, revocation of required business permits, the issuance of a cease and desist order and, under certain circumstances, up to nine months' imprisonment. Under the ordinance, the Company is subject to stringent requirements on the amount of water it can discharge. The concentration limit for Hadco's copper discharge was reduced from 2.70 milligrams per liter to 1.02 milligrams per liter, and the concentration limit for Hadco's nickel discharge was reduced from 2.60 milligrams per liter to 0.15 milligrams per liter. The Company believes it is currently in compliance with the new discharge limits.

     The Company accrues estimated costs associated with known environmental matters, when such costs can be reasonably estimated. The cost estimates relating to future environmental clean-up are subject to numerous variables, the effects of which can be difficult to measure, including the stage of the environmental investigations, the nature of potential remedies, possible joint and several liability, the magnitude of possible contamination, the difficulty of determining future liability, the time over which remediation might occur, and the possible effects of changing laws and regulations.

     Management believes the ultimate disposition of above known environmental matters described in this "-- Environmental Matters" section will not have a material adverse effect upon the liquidity, capital resources, business or consolidated financial position of the Company. However, one or more of such environmental matters could have a significant negative impact on the Company's consolidated financial results for a particular reporting period. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 9 of Notes to the Company's Consolidated Financial Statements.

     The Company plans additional capital expenditures during fiscal 1998 to further reduce air emissions and reduce waste generation. See discussion under "-- Manufacturing and Facilities" concerning the Company's capital expenditures relating to environmental control facilities and equipment, and under "-- Legal Proceedings and Claims" relating to lawsuits regarding environmental matters.

LEGAL PROCEEDINGS AND CLAIMS

     The Company is one of 33 entities which have been named as potentially responsible parties in a lawsuit pending in the federal district court of New Hampshire concerning environmental conditions at the Auburn Road, Londonderry, New Hampshire landfill site. Local, state and federal entities and certain other parties to the litigation seek contribution for past costs, totaling approximately $20 million, allegedly incurred to assess and remediate the Auburn Road site. In December 1996, following publication and comment period, the EPA amended the ROD to change the remedy at the Auburn Road site from active groundwater remediation to future monitoring. Other parties to the lawsuit also allege that future monitoring will be required. The Company is contesting liability, but is participating in mediation with 27 other parties in an effort to resolve the lawsuit.

     In connection with the Florida Lawsuit pending in the Circuit Court for Broward County, Florida (described above under "-- Environmental Matters"), each of Hadco and Gould, Inc., another prior lessee of the site of the printed circuit manufacturing facility in Florida, was served with a third-party complaint in June 1995, as third-party defendants in such pending Florida Lawsuit by a party who had previously been named as a defendant when the Florida Lawsuit was commenced in 1993 by the FDEP. The Florida Lawsuit seeks damages relating to environmental pollution and FDEP costs and expenses, civil penalties, and declaratory and injunctive relief to require the parties to complete assessment and remediation of soil and groundwater contamination. The other parties include alleged owners of the property and Fleet Credit Corporation, a secured lender to a prior lessee of the property. "See
Business -- Environmental Matters."

     In March 1993, the EPA notified Hadco Santa Clara (formerly Zycon) of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California. The EPA identified Hadco Santa Clara as one of the 65 generators which had disposed the greatest amounts of materials at the site. Based on the total tonnage contributed by all generators, Hadco Santa Clara's share is estimated at approximately 0.2% of the total weight.

     The Casmalia site was regulated by the EPA during the period when the material was accepted. There is no allegation that Hadco Santa Clara violated any law in the disposal of material at the site, rather the EPA's actions stemmed from the fact that Casmalia Resources may not have the financial means to implement a closure plan for the site and because of Hadco Santa Clara's status as a generator of hazardous waste.

     In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco Santa Clara) acting through the Casmalia Steering Committee (CSC). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Later work will be performed by the CSC, if funded by other parties. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     The EPA will continue as the lead regulatory agency during the final closure work. Because long-term maintenance plans for the site will not be determined for a number of years, it has not yet been decided which regulatory agency will oversee this phase of the work plan or how the long-term costs will be funded. However, the agreement provides a mechanism for ensuring that an appropriate federal, state or local agency will assume regulatory responsibility for long-term maintenance.

     The future costs in connection with the lawsuits described in the preceding paragraphs, which arise under state and federal laws that impose legal liability that may be joint and several, are currently indeterminable due to such factors as the unknown timing and extent of any future remedial actions which may be required, the extent of any liability of the Company and of other potentially responsible parties, and the financial resources of the other potentially responsible parties. See Note 9 of Notes to the Company's Consolidated Financial Statements.

     On March 27, 1998, the Company received written notice from legal counsel for the Lemelson Medical, Education & Research Foundation Limited Partnership (the "Lemelson Partnership"), alleging that the Company is infringing certain patents held by the Lemelson Partnership and offering to license such patents to the Company. The ultimate outcome of this matter is not currently determinable, and there can be no assurance that the outcome of this matter will not have a material adverse effect upon the Company's business, financial condition and results of operations. Litigation with respect to patents and other intellectual property matters can result in substantial damages, require the cessation of the manufacture, use and sale of infringing products and the use of certain processes, or require the infringing party to obtain a license to the relevant intellectual property.

     On January 12, 1998, Hadco Santa Clara (formerly Zycon) received notice of the filing of a lawsuit, before the Superior Court (County of Santa Clara, California), against it by Jackie Riley, Keith Riley and Richard Riley for damages (including punitive damages) for alleged injuries suffered, including Richard Riley's cancer, as a result of the alleged emission at a Zycon facility of effluent from allegedly toxic and hazardous chemical substances. Because this matter is at an early stage, the Company believes it cannot assess the potential range of damages that might be awarded should the plaintiffs prevail.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:


NAME                                        AGE                     POSITION
----                                        ---                     --------
Horace H. Irvine II(1)....................  61     Chairman of the Board of Directors
Andrew E. Lietz...........................  59     President, Chief Executive Officer and
                                                   Director
Timothy P. Losik..........................  39     Senior Vice President, Chief Financial
                                                   Officer and Treasurer
John D. Caruso, Jr........................  50     Senior Vice President
Christopher T. Mastrogiacomo..............  40     Senior Vice President
Frederick G. McNamee, III.................  41     Senior Vice President
Michael K. Sheehy.........................  50     Senior Vice President
Robert E. Snyder..........................  58     Senior Vice President
James C. Hamilton.........................  61     Clerk
Oliver O. Ward(2).........................  63     Director
Patrick Sweeney...........................  63     Director
Lawrence Coolidge(1)......................  62     Director
John F. Smith(1)(2)(3)....................  62     Director
John E. Pomeroy(3)........................  57     Director
James C. Taylor(2)(3).....................  60     Director
Mauro J. Walker...........................  62     Director


---------------
(1) Member of Nominating Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

     Mr. Irvine is a founder of the Company and has been its Chairman of the Board since the Company was incorporated in 1966, and its Chief Executive Officer from 1966 until 1986. He was President of the Company from 1966 until 1980 and Treasurer of the Company from 1966 until 1984. He is Chairman of the Executive and Long-Term Planning and Strategy Committees of the Board of Directors.

     Mr. Lietz joined the Company in 1984 and has been President and Chief Executive Officer of the Company since October 1995. From July 1991 to October 1995 Mr. Lietz was the Chief Operating Officer and a Vice President of the Company. He has been a director of the Company since February 1993. Prior to joining the Company, Mr. Lietz spent 20 years employed by IBM where he held various sales, marketing and management positions. Mr. Lietz is also a director of Energy North Natural Gas, Inc. and Wyman-Gordon Company.

     Mr. Losik joined the Company in 1986 and has been Senior Vice President in charge of Eastern Operations since June 1998, a Senior Vice President since September 1997 and the Chief Financial Officer and Treasurer of the Company since March 1994. He currently serves as Senior Vice President, Chief Financial Officer and Treasurer of the Company. He was a Vice President from March 1994 to September 1997, Controller of the Company from June 1992 to March 1994 and a Corporate Accounting Manager from March 1988 to June 1992. Mr. Losik is a certified public accountant. From 1979 to 1986, Mr. Losik held various positions, including partner, in public accounting firms.

     Mr. Caruso joined the Company in September 1997 as a Senior Vice President in charge of Eastern Operations. In June 1998, Mr. Caruso was appointed Senior Vice President in charge of Corporate Services and Chief Information Officer. Prior to joining Hadco, Mr. Caruso was the Managing Director of Worldwide Manufacturing at Cabletron Systems, a computer company, from 1990 to September 1997.

     Mr. Mastrogiacomo joined the Company in March 1988 and has been the Senior Vice President in charge of the Santa Clara volume operations as well as all North American value added manufacturing operations (backplane assembly) since September 1997. He was a Vice President from January 1997 to September 1997, and the Business Unit Manager in charge of the Derry volume printed circuit business unit from January 1994 to January 1997. From March 1988 to January 1994, Mr. Mastrogiacomo was Manufacturing Manager at the Company's Owego, New York facility.

     Mr. McNamee joined the Company in March 1998 as Senior Vice President in charge of Hadco Phoenix. Prior to joining the Company, Mr. McNamee was Chairman, President and Chief Executive Officer of Continental from December 1994 to March 1998. Mr. McNamee joined Continental as President and Chief Executive Officer in September 1994, and was elected a director of Continental in November 1994. Prior to joining Continental, Mr. McNamee worked for 15 years at IBM in Austin, Texas, in a variety of circuit board manufacturing positions, including as manager of the IBM circuit board facility in Austin from November 1992 to September 1994.

     Mr. Sheehy joined the Company in 1994 and has been the Senior Vice President of worldwide sales and marketing since September 1997. He was the Vice President in charge of the value added manufacturing business unit (backplane assembly) from March 1995 to September 1997. Prior to joining the Company, Mr. Sheehy was the Vice President of Logistic Operations and then Operations at Kendall Square Research Corp. from January 1991 to November 1994. Prior to that, Mr. Sheehy held various management positions at Wang Computer from 1981 to 1991.

     Mr. Snyder joined the Company in January 1997 and has been a Senior Vice President since September 1997. Prior to joining the Company, Mr. Snyder was Managing Director of Asian Operations of Zycon from January 1996 to January 1997. He was a vice president of Zycon from February 1990 to January 1996.

     Mr. Hamilton has been the Clerk of the Company since 1966. He is a partner in the law firm of Hamilton & Dahmen, LLP, general counsel to the Company.

     Mr. Ward has been a director of the Company since 1987. He is Chairman of the Audit and Finance Committees of the Board of Directors. He was a founder and has served as chairman of the board, chief executive officer and president of Germanium Power Devices Corp., a manufacturer and marketer of germanium semiconductors, since 1973.

     Mr. Sweeney has been a director of the Company since 1991. He was President and Chief Executive Officer of the Company from 1991 until October 1995, and Chief Operating Officer from July 1990 to July 1991. He is currently a private business consultant.

     Mr. Coolidge has been a director of the Company since 1995. He has been the president and a private trustee of Loring, Wolcott & Coolidge Office, a fiduciary services provider, since 1962. In August 1994, Mr. Coolidge became an associate of Loring, Wolcott & Coolidge Fiduciary Advisors, a registered investment advisor.

     Mr. Smith has been a director of the Company since 1995. He is Chairman of the Nominating Committee of the Board of Directors. He has been the president of MYCOS International, Inc., a property development corporation, since April 1993, and president of PerSeptive Biosystems, Inc., a biotechnology company, July 1996 to January 1998 and currently serves as a consultant. In April 1993, Mr. Smith retired as Senior Vice President and Chief Operating Officer of Digital Equipment Corporation, a computer company, in which capacities he had served since 1991. He began his career at Digital Equipment Corporation in 1958 and served in various other senior management positions from 1976 to 1991. Mr. Smith is also a director of Ansys Corporation, Instron Corporation, and Sequoia Systems, Inc.

     Mr. Pomeroy has been a director of the Company since September 1996. He has been president and chief executive officer of Dover Technologies, a group of manufacturing companies and a subsidiary of Dover Corporation, since 1987. Mr. Pomeroy is also a director of Adept Technologies, Inc.

     Mr. Taylor has been a director of the Company since December 1996. He is Chairman of the Compensation Committee of the Board of Directors. He has been an advisory director at Downer and Company, an investment banking firm, since 1995. He was a managing director of Burns Fry Limited, an investment banking firm, from 1988 to 1994.

     Mr. Walker has been a director of the Company since June 1998. Mr. Walker is the former Senior Vice President and Motorola Director of Manufacturing for Motorola Corporation, a position he held from 1989 to 1997. Mr. Walker is a past chair of the Motorola Corporate Advanced Manufacturing Technology Council and served as a member of Motorola's Science Advisory Board. Mr. Walker is an ex-officio member and past Industry Chairman of the National Electronics Manufacturing Initiative, an electronics manufacturing industry organization.

     Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier removal or resignation. Executive officers are elected to serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain material terms of certain indebtedness of the Company. The summary is qualified in its entirety by reference to the Credit Facility and other agreements to which such summary relates, copies of which are available upon request to the Company.

CREDIT FACILITY


     In December 1997, the Company negotiated a $400 million unsecured senior revolving credit facility with a group of banks that amended and restated the Company's then existing credit facility. Approximately $220 million of loans were incurred under the Credit Facility to finance the Continental Acquisition in March 1998, to repay outstanding indebtedness of Continental and to pay certain costs relating to the Continental Acquisition. The Credit Facility was amended in March 1998 to add certain representations, warranties, conditions and covenants in connection with the Continental Acquisition. The Credit Facility was further amended in May 1998 to add certain conditions and covenants with respect to the Original Notes Offering. The net proceeds of the Original Notes Offering were used to repay borrowings under the Credit Facility incurred in connection with the Acquisitions. As of August 1, 1998, the amount outstanding under the Credit Facility was approximately $160 million.



     On September 15, 1998, the Credit Facility was further amended with the Third Amendment and Modification Agreement dated as of September 14, 1998. This most recent amendment to the Credit Facility, among other things, amended and added certain financial covenants, changed the available borrowing capacity under the Credit Facility from $400 million to the lesser of $300 million and the Borrowing Base and granted the banks a first priority mortgage and security interest in substantially all of the assets of the Company and each of the subsidiaries which are guarantors of the Credit Facility. The Borrowing Base is an amount, determined on a periodic basis by the Agent, equal to the sum of specified percentages of Eligible Accounts Receivable (domestic and foreign), domestic Eligible Inventory, Eligible Fixed Assets and a percentage, determined in the Agent's sole discretion, of Eligible Foreign Inventory, less certain Reserves. Under this most recent amendment, the Company is also required to pay a quarterly usage fee based on an Applicable Base Rate Usage Fee Margin and an Applicable Eurodollar Rate Usage Fee Margin. The Credit Facility expires and all outstanding loans thereunder mature on January 8, 2002 (the "Credit Facility Maturity Date").


     Subject to the satisfaction of customary conditions, the Company may obtain loans or letters of credit under the Credit Facility at any time prior to the Credit Facility Maturity Date. Such loans may be used for acquisitions permitted under the Credit Facility and for working capital and general corporate purposes. Such letters of credit may be used solely for general corporate purposes.


     The Company is required to pay a quarterly commitment fee ranging from 0.2% to 0.375% per annum, based on the Company's ratio of Consolidated Funded Debt to EBITDA (as defined in the Credit Facility), of the unused commitment under the Credit Facility. At the Company's election, loans under the Credit Facility bear interest at either (i) the Base Rate or
(ii) the Eurodollar Rate plus the Applicable Eurodollar Rate Margin. The "Base Rate" is equal to the higher of (a) the annual rate of interest announced from time to time by the Agent as its base rate, and (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate, in each case as in effect from time to time (the Federal Funds Effective Rate being, for any day, either the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, or if such rate is not published, the average of the quotations for such day on such transactions received by the Agent from three funds brokers selected by it). For any applicable interest period, the "Eurodollar Rate" is equal to (i) the arithmetic average of the annual rates (rounded upwards to the nearest 1/16 of 1%) of the rate at which BankBoston, N.A. is offered dollar deposits in the interbank eurodollar market, divided by
(ii) a number equal to 1.00 minus the maximum rate at which reserves may be required to be maintained under Regulation D of the Board of Governors of the Federal Reserve System. The Applicable Eurodollar Rate Margin in effect at any time ranges from 0.5% to 1.375%, based on the Company's ratio of Consolidated Funded Debt to EBITDA. Interest on loans which bear interest based upon the Base Rate is payable quarterly in arrears and on the Credit Facility Maturity Date, and interest on loans which bear interest based upon the Eurodollar Rate is payable on the last day of each relevant interest period (or if such period exceeds three months, on each three month anniversary of the first day of such interest period and the last day of such interest period) and on the Credit Facility Maturity Date. As of August 1, 1998, the weighted average interest rate on loans outstanding under the Credit Facility was 6.75%.



     The Credit Facility contains customary representations and warranties. The Credit Facility also contains extensive affirmative and negative covenants, including, among others, certain limits on the ability of the Company and its subsidiaries to incur indebtedness, create liens, make investments, pay dividends or other distributions, engage in mergers, consolidations, acquisitions or dispositions, enter into sale and leaseback transactions, enter into guarantees, prepay subordinated indebtedness, make capital expenditures or create any new series of capital stock or amend the terms of existing capital stock. The Credit Facility also requires the Company to maintain certain financial covenants, including maximum ratio of Consolidated Funded Debt to EBITDA, minimum interest coverage, minimum consolidated net worth and minimum fixed charge coverage. Certain financial covenants have been modified and others added under the most recent amendment to the Credit Facility, including an additional covenant with respect to a minimum ratio of EBITDA to Consolidated Total Interest Expense, which covenant terminates at the end of the Company's fiscal first quarter 1999, and a covenant limiting the amount of Capital Expenditures the Company and its subsidiaries may make, which covenant terminates at the end of the Company's fiscal fourth quarter 1999. The Credit Facility also contains customary events of default. The Company was in default as of the four quarter period ended August 1, 1998 with respect to two of its financial covenants, which defaults have been waived by the Company's banks.


MALAYSIAN CREDIT FACILITY

     The Company has a line of credit arrangement with a Malaysian bank denominated in Malaysian ringgits and U.S. dollars for aggregate borrowings of $3.4 million for the purpose of acquiring land, facilities and equipment for the Company's Malaysian subsidiary. The arrangement is renewable annually. At August 1, 1998, there were no amounts outstanding under this arrangement.

OTHER INDEBTEDNESS

     As of August 1, 1998, the Company had approximately $10.6 million in outstanding capitalized leases and lease line of credit obligations, and a $0.8 million industrial development bond.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

  General

     In connection with the sale of Original Notes to the Initial Purchasers pursuant to the Placement Agreement, dated May 13, 1998 (the "Placement Agreement"), among the Company, the Guarantors and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens and BT Alex. Brown Incorporated, the holders of the Original Notes became entitled to the benefits of the Registration Rights Agreement.


     Under the Registration Rights Agreement, the Company became obligated to file a registration statement in connection with a registered exchange offer and consummate such exchange offer within six months of the date the Original Notes were issued (the "Issue Date"). The Exchange Offer being made hereby, if consummated within the required time period, will satisfy the Company's obligations under the Registration Rights Agreement. The Company understands that there are approximately 29 beneficial owners of such Original Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.


     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Original Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal, the Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

     Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988).

     If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely on the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as result of market-making or other trading activities; however, this Prospectus may not be used for resales of Notes acquired directly from the Company. The Company has agreed that, for a period ending on the earlier to occur of 180 days after the Expiration Date or the time when all persons subject to the prospectus delivery requirements of the Securities Act have sold all Exchange Notes held by them, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "-- Conditions" without waiver by the Company, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Original Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "-- Fees and Expenses."

     In the event the Exchange Offer is consummated, the Company will not be required to register the Original Notes. The Original Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to another exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "Risk Factors -- Consequences of Failure to Exchange."

  Expiration Date; Extensions; Amendment

     The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Original Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (a) to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Original Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Original Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Original Notes of such amendment and the Company may extend the Exchange Offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Original Notes, if the Exchange Offer would otherwise expire during such extension period.

     Without limiting the manner in which the Company may choose to make public announcements of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     Interest on each Exchange Note will accrue from the last date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on the Original Note, from the date of original issuance of such Original Note. Interest on the Exchange Notes will be payable semiannually on June 15 and December 15 of each year, commencing December 15, 1998, at the rate of 9 1/2% per annum. Holders of Original Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Original Notes accrued up until the date of the issuance of the Exchange Notes. No interest will be paid on the Original Notes accepted for exchange. Holders of Original Notes that are not exchanged will receive the accrued interest payable on December 15, 1998 in accordance with the Indenture.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Original Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 5:00 p.m., New York City time, on the Expiration Date.

     Timely confirmation of a book-entry transfer of any Original Note, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") pursuant to the procedure for book-entry transfer described in the following paragraphs, which confirmation is received by the Exchange Agent prior to the Expiration Date, shall satisfy the requirement of delivery of such Original Note to the Exchange Agent.

     Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedure for such transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, in accordance with the guaranteed delivery procedures described in this Prospectus.

     The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Original Notes.

     The tender by a holder of Original Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY.

     Only a holder of Original Notes may tender such Original Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Original Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial holder whose Original Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering his Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Original Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Original Notes), such Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Original Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder no such other person is engaged in or intends to engage in a distribution of the Exchange Notes, (c) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or any Guarantor or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives Exchange Notes for its own account exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities; however, this Prospectus may not be used for resales of Notes acquired directly from the Company. The Company has agreed that, for a period ending on the earlier to occur of 180 days after the Expiration Date or the time when all persons subject to the prospectus delivery requirements of the Securities Act have sold all Exchange Notes held by them, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

     The Original Notes were issued on May 18, 1998 and there is no public market for them at present. To the extent Original Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Original Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedure for such transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, in accordance with the guaranteed delivery procedures described in this Prospectus.

     Where Original Notes were tendered by book-entry transfer and such Original Notes are to be returned to the holder thereof for any reason, such Original Notes will be credited to the account of such holder maintained at the Depository, and such procedure shall satisfy the Company's obligation to return Original Notes in the event such return is required by the terms described herein.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (a) whose Original Notes are not immediately available or (b) who cannot deliver their Original Notes (or complete the procedures for book-entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (i) the tender is made through an Eligible Institution;

          (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (b) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. If Original Notes have been tendered pursuant to the procedures for book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of the Original Notes. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

     Where Original Notes were tendered by book-entry transfer and such Original Notes are to be returned to the holder thereof for any reason, such Original Notes will be credited to the account of such holder maintained at the Depository, and such procedure shall satisfy the Company's obligation to return Original Notes in the event such return is required by the terms described herein.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Original Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if the Company determines in its reasonable discretion that any of the following conditions exist: the Exchange Offer would, or would reasonably be likely to, violate applicable law or applicable interpretations of the staff of the Commission or a stop order, injunction or similar Commission or court order or ruling has been instituted against the Exchange Offer. If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holder, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Company will extend the Exchange Offer for a period of ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such ten business day period.

     Holders may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Pursuant to the Registration Rights Agreement, in the event that (i) the Company and the Guarantors determine that the Exchange Offer is not available or may not be consummated as soon as practicable after the Expiration Date because it would violate applicable law or the applicable interpretations of the Staff of the Commission, (ii) the Exchange Offer is not for any other reason consummated by November 18, 1998, or (iii) the Exchange Offer has been completed and in the opinion of counsel for the Initial Purchasers a registration statement must be filed and a prospectus must be delivered by the Initial Purchasers in connection with any offering or sale of Original Notes, each of the Company and the Guarantors have agreed to use its best efforts to cause to be filed as soon as practicable after such determination, date or notice of such opinion of counsel is given to the Company and the Guarantors, as the case may be, a shelf registration statement (the "Shelf Registration Statement") with respect to the Original Notes and to use its best efforts to have such Shelf Registration Statement declared effective by the Commission.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Original Notes should be directed to the Exchange Agent addressed as follows:

              By Mail                    By Hand/ Overnight Delivery              By Facsimile
              -------                    ---------------------------              ------------
State Street Bank and Trust Company  State Street Bank and Trust Company  (Eligible Institutions only)
Two International Place, 4th Floor         61 Broadway, 15th Floor               (617) 664-5290
         Boston, MA 02110                 New York, New York 10006
    Attention: Corporate Trust           Attention: Corporate Trust
      Division/ Kellie Mullen              Division/ Kellie Mullen
        Tel. (617) 664-5587

     The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by negligence, misconduct or bad faith.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

     The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses and printing costs, will be paid by the Company and are estimated in the aggregate to be approximately $275,000.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Original Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. The Original Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. See "Risk Factors -- Consequences of Failure to Exchange."

                            DESCRIPTION OF THE NOTES

     The Original Notes were, and the Exchange Notes will be, issued under the Indenture dated as of May 18, 1998, among the Company, as issuer, all of the Company's Restricted Subsidiaries other than Foreign Subsidiaries, as guarantors (collectively, the "Guarantors") and State Street Bank and Trust Company, as trustee (the "Trustee"). The form of the Exchange Notes and the Original Notes will be identical in all material respects except that the Exchange Notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. In the event the Notes are listed on the Luxembourg Stock Exchange, the proposed Luxembourg paying agent and transfer agent (the "Luxembourg Paying Agent" and the "Luxembourg Transfer Agent") will be appointed in accordance with the Indenture. Information concerning the Luxembourg Paying Agent and the Luxembourg Transfer Agent is set forth in the Indenture. A copy of the Indenture is available upon request from the Company. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." As used in this "Description of the Notes," the term "Company," unless otherwise indicated or the context otherwise requires, refers only to Hadco Corporation and does not include any of its subsidiaries, including Zycon or Continental. For the purposes of the following description, the Exchange Notes and the Original Notes are at times collectively referred to as the "Notes." The Exchange Notes and any Original Notes that remain outstanding after consummation of the Exchange Offer will be treated as a single class of securities under the Indenture. The term "Holders" shall refer, collectively, to holders of Notes.

GENERAL

     The Notes are unsecured senior subordinated obligations of the Company, initially limited to $200 million aggregate principal amount, and will mature on June 15, 2008. Each Note initially bears interest at 9 1/2% per annum from the date of original issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing December 15, 1998.

     If by the date that is six months after the Closing Date, the Company and the Guarantors have not consummated a registered exchange offer for the Original Notes or caused a shelf registration statement with respect to resales of the Original Notes to be declared effective (a "Registration Default"), the annual interest rate on the Notes will increase by .5%, effective until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement and such additional interest shall be payable to Holders of the Notes on the Interest Payment Dates, commencing with the first such date occurring after any such increased interest commences to accrue. After the date on which such Registration Default is cured, the interest rate on the Notes will revert to the interest rate originally borne by the Notes (as shown on the cover of this Prospectus). See "-- Registration Rights."

     Interest is computed on the basis of a 360 day year comprised of twelve 30 day months. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in Boston, Massachusetts (which initially will be the corporate trust office of the Trustee at Two International Place, Boston, Massachusetts 02110 and, to the extent applicable, the offices of the Luxembourg Paying Agent and the Luxembourg Transfer Agent, respectively); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register. In the event the Notes are listed on the Luxembourg Stock Exchange, for so long as the Notes are so listed and the rules of such stock exchange so require, the Company will maintain a paying agent and transfer agent in Luxembourg.

     The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes, the Exchange Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

NOTE GUARANTEES

     The Company's obligations under the Notes are fully and unconditionally guaranteed (the "Note Guarantees"), on a senior subordinated basis, jointly and severally, by the Guarantors; provided that no Note Guarantee shall be enforceable against any Guarantor in an amount that would cause such Note Guarantee to be a fraudulent conveyance under applicable law. See "Risk
Factors -- Fraudulent Conveyance."

     The Note Guarantees are subordinated to all Senior Indebtedness of the Guarantors on the same basis as the Notes are subordinated to the Senior Indebtedness of the Company, pari passu with any senior subordinated indebtedness of the Guarantors and senior to any indebtedness of the Guarantors subordinated to the Note Guarantees. The Foreign Subsidiaries and the Company's Subsidiaries which are not Restricted Subsidiaries will not guarantee the Notes. Therefore, the Notes and the Note Guarantees are effectively subordinated to all existing and future liabilities of such Non-Guarantor Subsidiaries.

     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain
Covenants -- Consolidation, Merger and Sale of Assets." In the event all or substantially all of the assets or the Capital Stock of a Guarantor is sold by the Company or one of its Subsidiaries and the sale complies with the provisions set forth in "Certain Covenants -- Limitation on Asset Sales," the Guarantor's Note Guarantee will be automatically discharged and released.

     The Company will cause any Person (other than a Foreign Subsidiary) that becomes a Restricted Subsidiary on or after the Closing Date to execute the Indenture as a Guarantor.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after June 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing June 15, of the years set forth below:

YEAR                                           REDEMPTION PRICE
----                                           ----------------
2003.........................................     104.750%
2004.........................................      103.167
2005.........................................      101.583
2006 and thereafter..........................      100.000

     In addition, at any time and from time to time prior to June 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings, at a Redemption Price of 109.50%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that (i) Notes representing 65% of the principal amount of Notes initially issued remain outstanding after each such redemption and (ii) notice of such redemption is mailed within 60 days of the related Equity Offering.

     Prior to June 15, 2003, the Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's registered address, at a redemption price (expressed as a percentage of principal amount) equal to the sum of the principal amount of such Notes plus the Applicable Premium thereon at the time of redemption (an "Early Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     The following definitions are used to determine the redemption price:

     "Applicable Premium" means, with respect to a Note at any Early Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at June 15, 2003 (such redemption price being set forth on the table above) plus (2) all semiannual payments of interest through, June 15, 2003 computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for repayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Stated Maturity of the Notes, provided, however, that if the average life to Stated Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot, pro rata or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no sinking fund payments for the Notes.

REGISTRATION RIGHTS

     The Exchange Offer is intended to satisfy certain of the obligations of the Company and the Guarantors under the Registration Rights Agreement, as described in this "-- Registration Rights" section.

     The Company and the Guarantors have agreed with the Initial Purchasers, for the benefit of the Holders, that they will use their best efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the Original Notes for an issue of senior subordinated notes of the Company being offered hereby (the "Exchange Notes") with terms identical to the Original Notes and the Note Guarantees (except that the Exchange Notes will not bear legends restricting the transfer thereof). Upon such registration statement being declared effective, the Company and the Guarantors shall offer the Exchange Notes in return for surrender of the Original Notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each Original Note surrendered to the Company under the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note shall accrue from the last Interest Payment Date on which interest was paid on the Original Notes so surrendered or, if no interest has been paid on such

Original Notes, from the Closing Date. In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company and the Guarantors shall, at their cost, use their best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all Original Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are eligible for resale under Rule 144(k) or any similar provision then in force under the Securities Act. The Company shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Original Notes has become effective and take certain other actions as are required to permit resales of the Notes. A Holder that sells its Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     In the event of a registration default, the annual interest rate borne by the Original Notes will be increased by .5%, effective until the Exchange Offer or the Shelf Registration Statement is declared effective and such additional interest shall be payable to Holders of the Original Notes on each Interest Payment Date, commencing with the first such date occurring after any such increased interest commences to accrue. After the date on which such registration default is cured, the interest rate on the Notes will revert to the interest rate originally borne by the Notes (as shown on the cover of this Prospectus).

     If the Company and the Guarantors effect the Exchange Offer, they will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that they have accepted all Original Notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Original Notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this Prospectus and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions."

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from the Company upon request.

RANKING; SUBORDINATION


     The Notes are unsecured senior subordinated Indebtedness of the Company and the Guarantors. The payment of the Senior Subordinated Obligations is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Indebtedness. At August 1, 1998, the Company and the Guarantors had approximately $172 million of Senior Indebtedness outstanding and as of August 1, 1998, pro forma to give effect to the most recent amendment to the Credit Facility, the Company would have had approximately $55 million available to it under the Credit Facility, which, if borrowed, would constitute Senior Indebtedness. At August 1, 1998, the Guarantors had Senior Indebtedness of approximately $9 million (in addition to approximately $160 million representing guarantees of the Company's borrowings under the Credit Facility). Although the Indenture contains limitations on the amount of additional indebtedness that the Company or any of its Restricted Subsidiaries may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be Senior Indebtedness. See "-- Covenants -- Limitation on Indebtedness." Notwithstanding the foregoing, payment from the money or the proceeds of Government Securities held in any defeasance trust described under "-- Defeasance" below, will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein, provided such defeasance trust is established pursuant to the terms of the Indenture on the Closing Date and not in violation of the terms of any Senior Indebtedness.

     Except with respect to the money and/or Government Securities held under any defeasance trust, established pursuant to the terms of the Indenture on the Closing Date and not in violation of the terms of any Senior Indebtedness, upon any payment or distribution of assets or securities of the Company or any Guarantor of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company or any Guarantor, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, in cash or cash equivalents, before the Holders of the Notes or the Trustee on behalf of the Holders of the Notes shall be entitled to receive any payment by the Company or such Guarantor on account of Senior Subordinated Obligations or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities). Before any payment may be made by, or on behalf of, the Company or such Guarantor on any Senior Subordinated Obligations (other than with the money and/or Government Securities held under any defeasance trust established pursuant to the terms of the Indenture on the Closing Date and not in violation of the terms of any Senior Indebtedness), upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company or such Guarantor of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), to which the Holders of the Notes or the Trustee on behalf of the Holders of the Notes would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or such Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders of the Notes or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness or their representatives or to any trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness. If a payment or distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders shall be required to hold such payment(s) or distribution(s) in trust for the holders of Senior Indebtedness and pay it over to them as their respective interests may appear.

     No direct or indirect payment (other than a payment or distribution in the form of Permitted Junior Securities) by or on behalf of the Company or any Guarantor of Senior Subordinated Obligations (other than with the money and/or Government Securities held under any defeasance trust established pursuant to the terms of the Indenture on the Closing Date and not in violation of the terms of any Senior Indebtedness), whether pursuant to the terms of the Notes or the Note Guarantees or upon acceleration or otherwise shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness of the Company or such Guarantor and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment (other than a payment or distribution in the form of Permitted Junior Securities) of Senior Subordinated Obligations (other than with the money and/or Government Securities held under any defeasance trust established pursuant to the terms of the Indenture on the Closing Date and not in violation of the terms of any Senior Indebtedness) may be made by or on behalf of the Company or such Guarantor upon or in respect of the Notes or the Note Guarantees for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee of, or other representatives for, such holders or by payment in full in cash or cash equivalents of such Designated Senior Indebtedness or at such time as such defaults cease to exist or have been cured or waived). Not more than one Payment Blockage Period may be commenced with respect to the Notes (with respect to the Company or any particular Guarantor) during any period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, (with respect to the Company and each Guarantor) there must be

180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 60 consecutive days.

     To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company or any Guarantor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

     If the Company and the Guarantors fail to make any payment on the Notes when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof; provided, however, that so long as the Credit Facility is in effect, such declaration shall not become effective until the earlier of (A) five Business Days after delivery of such notice to the representative of the Credit Facility and (B) the acceleration of any Indebtedness under the Credit Facility. See "-- Events of Default."

     By reason of the subordination provisions described above, in the event of the Company's or any Guarantor's liquidation or dissolution, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company or any Guarantor.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person (including an Unrestricted Subsidiary) becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments' covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses;
(vii) gains or losses on the repurchase or redemption of any securities (including in connection with the retirement or defeasance of any Indebtedness); and (viii) non-cash expenses arising from the write-off of goodwill, in-process research and development costs and inventory and fixed asset charges, in each case associated with Asset Acquisitions.

     "Adjusted Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP and excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, deferred financing costs and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or

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

other dispositions of inventory, receivables and other current assets (including, without limitation, Temporary Cash Investments), (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant, (d) dispositions of equipment that is no longer useful in the conduct of the business of the Company or any of its Restricted Subsidiaries, and (e) sales, leases, conveyances, transfers, or other dispositions to the Company or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person is or becomes a Restricted Subsidiary.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members (A) of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved or (B) the nominating committee of the Board of Directors whose members were elected pursuant to the foregoing clause (A)) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Original Notes were originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus the following (to the extent deducted in calculating such Adjusted Consolidated Net Income), (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items, including, without limitation, any non-cash charge reflecting compensation expense relating to employee stock option or similar plans, reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, without duplication, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on a statement of operations (including, without limitation, amortization of debt discount and debt issuance cost; the interest portion of any deferred payment obligation; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; amortization of other financing fees and expenses; interest on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries; capitalized interest and accrued interest; dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of Subsidiaries; and all other non-cash interest expense) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Credit Facility" means the Amended and Restated Revolving Credit Agreement dated as of December 8, 1997 among the Company, the lending institutions listed on Schedule 1 thereto, and BankBoston, N.A., as Agent, as guaranteed by the Guarantors, as amended, as such agreement, facility or credit, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time and whether by the same or another agent, lender or group of lenders (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) for the Company or any Restricted Subsidiary.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means Indebtedness under the Credit Facility and any Indebtedness constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of at least $25 million owed by the Company or the Guarantors and that is specifically designated by the Company or any Guarantor, in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control' provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Equity Offering" means (i) a public offering by the Company of its Capital Stock (other than Disqualified Stock) or (ii) the issuance and sale of Capital Stock of the Company to a person engaged primarily in a business that is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such issuance or sale, provided that such person has a market capitalization of at least $50 million.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "Foreign Subsidiary" means any Subsidiary of the Company organized under laws other than the laws of the United States of America or any jurisdiction thereof.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization or write-off of any amounts required or permitted (as of the Closing Date) by Accounting Principles Board Opinion Nos. 16 and 17.

     "Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

     "Guarantee" means an obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,
(B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include (i) any liability for federal, state, local or other taxes;
(ii) any Trade Payables and other accrued liabilities arising in the ordinary course of business; or (iii) any indemnification obligation, purchase price adjustment, earnout or other similar obligation of the Person to third parties if such indemnification obligation would not appear as a liability upon a balance sheet of the Person prepared in accordance with GAAP.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,
(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and
(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding payment obligations of customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation or redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the direct or indirect proceeds of such issuance or sale in the form of cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; (ii) cash and Temporary Cash Investments; (iii) payroll, travel, relocation and similar loans or advances; (iv) stock, obligations or securities received in the settlement of debts incurred in the ordinary course of business and in satisfaction of judgments; (v) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary; (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; (vii) Investments in the Notes (or the notes issued upon the exchange of the Notes); and (viii) Investments in an aggregate amount outstanding at any time not to exceed $100 million.

     "Permitted Junior Securities" means any securities of the Company, any Guarantor or any other business entity that are equity securities or are subordinated in right of payment to all Senior Indebtedness, that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are so subordinated as provided in the Indenture; provided that Permitted Junior Securities may not have terms less favorable in any material respect to the Company or the holders of the Senior Indebtedness than the terms of the Indenture and the Notes.

     "Preferred Stock" of any Person means any Capital Sock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

     "Purchase Money Indebtedness" means any Indebtedness Incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Senior Indebtedness" means the following obligations of the Company or any Guarantor, whether outstanding on the Closing Date or thereafter Incurred: (i) all Indebtedness and all other monetary obligations (including principal, interest, expenses, fees, costs, enforcement expenses (including legal fees and disbursements) reimbursement or indemnity obligations and other monetary obligations) of the Company or any Guarantor under or in respect of the Credit Facility, any and all interest accruing or out of pocket costs incurred after the date of any filing by or against the Company or any Guarantor of any petition or under any bankruptcy, insolvency or reorganization act, regardless of whether the claim of the holders of such Senior Indebtedness is allowed or allowable in the case or proceeding relating thereto, (ii) all obligations of the Company or any Guarantor with respect to any Interest Rate Agreement or Currency Agreement, (iii) all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (iv) all Indebtedness and all expenses, fees and other monetary obligations of the Company or any Guarantor (other than the Notes and the Note Guarantees), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Notes and (v) in addition to and without limiting the foregoing clauses (i) through (iv), all deferrals, renewals, extensions, replacements, substitutions and refundings of, and amendments, modifications and supplements to, with or without the same parties, any of the Senior Indebtedness described above; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company or any Guarantor that, when Incurred, was without recourse to the Company or such Guarantor, (b) any Indebtedness of the Company or any Guarantor to a Subsidiary of the Company, or to a joint venture in which the Company or such Guarantor has an interest, (c) any Indebtedness of the Company or any Guarantor, to the extent not permitted by the "Limitation on Indebtedness" covenant or the "Limitation on Senior Subordinated Indebtedness' covenant described below, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of the Company or any of its Subsidiaries, (f) any liability for taxes owed or owing by the Company or any Guarantor or (g) any Trade Payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company or any Guarantor at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.

     "Senior Subordinated Obligations" means any (i) principal of, premium, if any, or interest on the Notes, (ii) the Note Guarantees and (iii) other amounts (including fees and indemnity rights) payable pursuant to the terms of the Notes or the Note Guarantees or the Indenture or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price or the acquisition, repurchase or redemption of the Notes or amounts corresponding to such principal, premium, if any, or interest or other amounts on the Notes.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

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

     "Stated Maturity" means, (i) with respect to any security, the date specified in such security as the fixed date on which the final installment of principal of such debt security is due and payable, including pursuant to any mandatory redemption provision.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits issued by a bank or trust company (including the Trustee) which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and, with respect to any such entity organized under the laws of any foreign country has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company (including the Trustee) meeting the qualifications described in clause
(ii) above, (iv) commercial paper issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of five years or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least investment grade by S&P or Moody's.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) Hadco Foreign Sales Corporation, CCIR International, Inc., Zycon Corporation and Continental Circuits Corp.; (ii) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that either
(I) the Subsidiary to be so designated has total assets of $20,000 or less or
(II) if such Subsidiary has assets greater than $20,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding anything herein contained to the contrary, no Guarantor may be designated an Unrestricted Subsidiary unless all or

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

substantially all of the assets of such Guarantor are transferred to another Guarantor or a Person who upon such transfer becomes a Guarantor.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date (whether or not any such Indebtedness existing on the Closing Date is repaid or reborrowed)); provided that the Company and any Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 3:1.

     Notwithstanding the foregoing, in addition to Indebtedness permitted by the foregoing paragraph the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company and the Guarantors outstanding at any time in an aggregate principal amount not to exceed the commitments under the Credit Facility on the Closing Date; (ii) Indebtedness owed (A) to the Company evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);
(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (vii) of this paragraph; it being understood that Indebtedness Incurred under such clauses can be refinanced thereunder) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company and any Guarantor, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness under the Notes and the Note Guarantees (as well as the notes issued upon the exchange of the Notes); (viii) Indebtedness of the Company or any Guarantor constituting Purchase Money Indebtedness or Capitalized Lease Obligations that do not, at any one time outstanding, exceed 10% of the Adjusted Consolidated Net Tangible Assets of the Company and the Guarantors; (ix) Indebtedness of the Company, the Guarantors and the Foreign Subsidiaries outstanding at any time in the aggregate principal amount not to exceed $100 million; and (x) Indebtedness of the Company and the Guarantors (in addition to Indebtedness permitted under clauses (i) through (ix) above) in an aggregate principal amount outstanding at any time not to exceed $50 million.

     (b) With respect to any particular Indebtedness, notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses. No Indebtedness incurred pursuant to the first paragraph of Section (a) of this "Limitation on Indebtedness" covenant shall be included in calculating any limitation set forth in clauses (i) through (x), of such Section (a).

  Limitation on Senior Subordinated Indebtedness

     The Company and the Guarantors shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or the Note Guarantee of such Guarantor, as the case may be; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Indebtedness.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary

(including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments or Investments made pursuant to the following paragraph) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (4) $5 million.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(vi) Restricted Payments not to exceed $30 million (provided that to the extent such Restricted Payment is an Investment, Investments not to exceed $30 million at any one time outstanding); or (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock) or financed or refinanced out of the proceeds of a substantially concurrent offering of shares of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return on capital to the Company and its Restricted Subsidiaries with respect to such Investment by distribution, sale or otherwise (up to the amount of such Investment on the date made).

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Facility, the Indenture or any other agreements in effect on the Closing Date, and any amendments, modifications, supplements, extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, modifications, supplements, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being amended, modified, supplemented, extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) under any instrument governing Acquired Indebtedness incurred in accordance with the Indenture; provided that such encumbrances or restrictions are not adopted in contemplation of the related acquisition; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; and
(vi) with respect to any Foreign Subsidiary; provided that (A) the

Investments of the Company and its Subsidiaries in such Foreign Subsidiary are, as determined by the Board of Directors, not made for the purpose of removing assets from the Company and the Guarantors which removal, in the judgment of the Board of Directors, would be likely to have a material adverse impact on the Company's ability to make payments on the Notes and (B) such encumbrances or restrictions are not, in the judgment of the Board of Directors of the Company, likely to have a material adverse impact on the Company's ability to make payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
  Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

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

  Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company (calculated on a fully diluted basis) or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment in cash or securities of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

  Limitation on Liens

     The Company and the Guarantors shall not Incur any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes or the Note Guarantee of such Guarantor, as the case may be, equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the Notes, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by such Lien.

     The foregoing shall not apply to Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date, provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness' covenant described below, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, however, that the amount of any note or other securities received by the Company or any such Restricted Subsidiary which are converted into cash within 180 days of such Asset Sale shall be deemed to be cash for purposes of this provision. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset

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

Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

     Upon the consummation of any Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant, the amount of Excess Proceeds shall be reset to zero.

     Any transaction permitted under the covenant described under "Consolidation, Merger and Sale of Assets" shall not be deemed an Asset Sale for purposes of this covenant.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Payment Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Change of Control to receive interest due on an Interest Payment Date).

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission (if permitted) all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding
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

to each such Holder, without cost to such Holder, copies of such reports and other information (whether or not so filed).

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at Stated Maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days whether or not such payment is prohibited by the provisions described above under "--Ranking; Subordination"; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to comply for 30 days after notice of its obligation to make an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 60 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within the applicable grace period related to any such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Guarantor that would be a Significant Subsidiary if the references to 10% in the definition of Significant Subsidiary were 20% instead of 10% (a "Significant Guarantor") or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidation, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (h) the Company or any Significant Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidation, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors or (i) the Company or any Guarantor disclaims any Note Guarantee or asserts that any Note Guarantee is not binding on any Guarantor.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company or any Significant Guarantor or any Significant Subsidiary) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by
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

the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable; provided, however, that so long as the Credit Facility is in effect, such declaration shall not become effective until the earlier of (A) five Business Days after delivery of such notice to the representative of the Credit Facility and (B) the acceleration of any Indebtedness under the Credit Facility. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company or any Significant Guarantor or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of an Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company)

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

formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iii) shall not apply to a consolidation, merger or sale of assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     Notwithstanding the foregoing, (i) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other similar benefits.

     Each Guarantor will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than the Company or another Guarantor) or permit any Person to merge with or into it unless: (i) such Guarantor shall be the continuing Person or (ii) the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or that acquired or leased such property and assets of such Guarantor shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of such Guarantor's Note Guarantee. Notwithstanding the foregoing sentence, a Guarantor shall be discharged and released from all of its obligations under its Note Guarantee if all or substantially all of its assets are sold, or all of its Capital Stock is sold, in each case in a transaction in compliance with the "Limitation on Asset Sales" covenant.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses
(iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or Government Securities on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes and any provisions may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) remove the Note Guarantee of any Guarantor.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

NOTICES

     All notices regarding the Notes will be deemed to have been duly given upon
(i) the mailing by first-class mail, postage prepaid, of such notices to each holder at the address of such holder as it appears in the Security Register, in each case not earlier than the earliest date and not later than the latest date prescribed in the Indenture for the giving of such notice. In addition, so long as the Notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, such notices shall be published in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourger Wort) or if in any such case this is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each Business Day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions. Notice so mailed shall be deemed to have been given on the date of such mailing.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

AGENTS

     For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange shall so require, the Company shall maintain a paying agent and a transfer agent in Luxembourg.

BOOK-ENTRY; DELIVERY AND FORM

     Exchange Notes will be issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited on the date of the closing of the Exchange Offer with, or on behalf of, The Depository Trust Company ("DTC") and will remain in the custody of the Trustee as custodian for DTC. The Global Notes will be registered in the name of a nominee of DTC.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below.

     All interests in the Global Notes may be subject to the procedures and requirements of DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Holders of Notes may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indenture and the Notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If applicable, transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Notes for Certificated Notes, which it will distribute to its participants.

     The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization' within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in the Global Notes may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making or other trading activities; however, this Prospectus may not be used for resales of Notes acquired directly from the Company. The Company has agreed that, for a period ending on the earlier to occur of 180 days after the Expiration Date or the time when all persons subject to the prospectus delivery requirements of the Securities Act have sold all Exchange Notes held by them, it will make this Prospectus, as it may be amended or supplemented form time to time, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period ending on the earlier to occur of 180 days after the Expiration Date or the time when all persons subject to the prospectus delivery requirements of the Securities Act have sold all Exchange Notes held by them, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                     UNITED STATES FEDERAL TAX CONSEQUENCES

     The following is a summary of material United States federal tax consequences to initial purchasers of the Original Notes of (i) the exchange of the Original Notes for the Exchange Notes and (ii) the ownership and disposition of the Exchange Notes by a Non-United States Holder (as defined below). Except where noted, the summary deals only with Exchange Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). As used herein, the term "Non-United States Holder" means an owner of an Exchange Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

     The following summary is based upon the provisions of the Code, and on regulations, rulings and judicial decisions thereunder as of the date hereof, and does not address any state, local or foreign tax consequences. This summary does not discuss all aspects of United States federal taxation which may be important to particular holders in light of their individual investment circumstances, such as Exchange Notes held by investors subject to special tax rules (e.g. financial institutions, insurance companies, broker-dealers, tax-exempt organizations and private foundations) or to persons that will hold the Exchange Notes as part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. Special rules may also apply to certain Non-United States Holders, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Finally, prospective holders of Exchange Notes should be aware that tax laws frequently change. When these changes occur, the statutes, regulations, rulings and judicial decisions giving rise to such changes may have a retroactive effect. Accordingly, there can be no assurance that future changes in such tax laws will not cause the consequences of the exchange of the Original Notes for the Exchange Notes or the ownership and disposition of the Exchange Notes to differ significantly from the consequences summarized below. HOLDERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER LAWS OR ANY APPLICABLE TAX TREATIES, WHICH MAY PROVIDE FOR A LOWER RATE OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED BELOW.

EXCHANGE OFFER

     The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Original Notes because the terms of the Exchange Notes are not materially different from the terms of the Original Notes. Accordingly, such exchange should not constitute a taxable event and, therefore, (i) no gain or loss should be realized upon receipt of an Exchange Note, (ii) the holding period of the Exchange Note should include the holding period of the Original Note exchanged therefor and (iii) the adjusted tax basis of the Exchange Note should be the same as the adjusted tax basis of the Original Note exchanged therefor immediately before the exchange.

NON-UNITED STATES HOLDERS

  United States Withholding Tax

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no United States federal withholding tax will be imposed with respect to the payment by the Company or its paying agent of principal, premium, if any, or interest on an Exchange Note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided that (i) such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership,
     (iii) such Non-United States Holder is not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Code and
     (iv) such Non-United States Holder satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

          (b) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, redemption, retirement or other disposition of an Exchange Note; and

          (c) an Exchange Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Exchange Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person (as defined in the Code). These requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service ("IRS") Form W-8 (or substitute form)) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its paying agent, as the case may be, with a copy thereof.

     With respect to Exchange Notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a Note after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

     If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payments on an Exchange Note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Exchange Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or substitute form) claiming an exemption from or reduction of withholding tax under the benefit of a tax treaty or (2) IRS Form 4224 (or substitute form) stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     Treasury Regulations ("New Regulations") were recently issued that modify the requirements imposed on a Non-United States Holder and certain intermediaries for establishing the recipient's status as a Non-United States Holder eligible for exemption from or reduction in United States withholding tax and backup withholding (described below). In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. In addition, the New Regulations impose different conditions on the ability of financial intermediaries acting for a Non-United States Holder to provide certifications on behalf of the Non-United States Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. The Company or its paying agent may request new withholding tax exemption forms from Non-United States Holders in order to qualify for continued exemption from withholding tax under the New Regulations when they become effective. Non-United States Holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

     If a Non-United States Holder is engaged in a trade or business in the United States and if interest on an Exchange Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although generally exempt from United States federal withholding tax if certain procedures are followed as discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if the holder were a United States holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% or applicable lower tax treaty rate on its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on an Exchange Note will be included in such foreign corporation's effectively connected earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of an Exchange Note by a Non-United States Holder generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met, or (iii) the Non-United States Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

  Information Reporting and Backup Withholding

     No information reporting or backup withholding will be required with respect to payments made by the Company or its paying agent to Non-United States Holders if a statement described in (a)(iv) above has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments on an Exchange Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Exchange Note, or if a foreign office of a broker (as defined in applicable United States Treasury regulations) pays the proceeds of the sale of an Exchange Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments on an Exchange Note paid to the beneficial owner of an Exchange Note by a United States office of a custodian nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of an Exchange Note, will be subject to both backup withholding at a rate of 31% and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Recently issued Treasury regulations modify certain of the certification and other requirements for backup withholding. These modifications will become generally effective beginning January 1, 2000. It is possible that the Company or its paying agent may request new withholding exemption forms from holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.

     Any amounts withheld under the backup withholding rules will be credited toward such Non-United States Holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the Non-United States Holder's tax liability, the excess may be refunded to the Non-United States Holder provided the required information is furnished to the IRS. In addition to providing the necessary information, the Non-United States Holder must file a United States tax return in order to obtain a refund of the excess backup withholding.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, special counsel to the Company. Certain partners and associates of Testa, Hurwitz & Thibeault, LLP, are the beneficial owners, in the aggregate, of 700 shares of Common Stock of the Company. James C. Hamilton, a partner at Hamilton & Dahmen, LLP, which is general counsel to the Company, is the Company's Clerk. He is the beneficial owner of 8,910 shares of Common Stock of the Company. He is also the co-trustee of certain irrevocable trusts for the benefit of members of the family of Horace H. Irvine II, Chairman of the Board of the Company.

                                    EXPERTS

     The Company's audited consolidated financial statements and schedule included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Continental Circuits Corp. as of July 31, 1997 and 1996 and for each of the three years in the period ended July 31, 1997, included in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Zycon Corporation and subsidiary as of December 31, 1995, and for the year then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibit and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus as to the contents of the any contract or any other document referred to are not necessarily complete. Reference is made to such contract or other document filed, or incorporated by reference, as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement and all such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities at New York, New York and Chicago, Illinois at prescribed rates. The Company's common stock is listed on the Nasdaq National Market Exchange, under the symbol "HDCO." In addition, the aforementioned materials may also be inspected at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Indenture pursuant to which the Original Notes were, and the Exchange Notes will be, issued requires the Company, whether or not it is then required to file reports with the Commission, to so file such reports and other information as it would be required to file by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, if it were subject thereto. In addition, the Company has agreed to supply the Trustee and each holder of Notes with copies of such reports and other information including annual reports containing audited consolidated financial statements of the Company, audited by its independent public accountants, and quarterly reports containing unaudited condensed consolidated financial data for the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference into this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended October 25, 1997; (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1998, May 2, 1998 and August 1, 1998 and on Form 10-Q/A for the fiscal quarter ended May 2, 1998; (iii) Current Reports on Form 8-K dated February 17, 1998, February 20, 1998, May 1, 1998 and May 14, 1998;
(iv) Current Report on Form 8-K/A dated January 10, 1997; and (v) Current Report on Form 8-K dated March 20, 1998, as amended by Current Report on Form 8-K/A dated May 1, 1998.


     All documents subsequently filed by Hadco pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Hadco hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus and deemed to be part hereof, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. These documents are available upon request from Timothy P. Losik, Senior Vice President, Chief Financial Officer and Treasurer, Hadco Corporation, 12A Manor Parkway, Salem, New Hampshire 03079, (603) 898-8000.

                        LISTING AND GENERAL INFORMATION

     The Original Notes have been accepted for clearance through the Euroclear and Cedel Bank clearance systems. Application will be made to list the Notes on the Luxembourg Stock Exchange. The Original Notes have been designated eligible for trading in the PORTAL market.

     In connection with the application to list the Notes on the Luxembourg Stock Exchange, a legal notice relating to the issuance of the Notes and copies of the Restated Articles of Organization, as amended, of the Company will be deposited with the Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg) where such documents may be examined and copies obtained.

     Copies of the Restated Articles of Organization, as amended, of the Company, the Registration Rights Agreement and the Indenture (including the forms of Notes) will, so long as the Notes are listed on the Luxembourg Stock Exchange, be available for inspection in the City of Luxembourg at the office of the Luxembourg Paying Agent. In addition, so long as the Notes are listed on the Luxembourg Stock Exchange, copies of the most recent audited annual and interim unaudited financial statements of the Company may be obtained at that office.

     In addition to being mailed to holders, copies of all notices to holders of the Notes will be published in the Luxemburger Wort, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require.

     Trades on the Luxembourg Stock Exchange must be capable of being settled through Cedel Bank or Euroclear.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
HADCO CORPORATION:
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of October 26, 1996 and
  October 25, 1997 and August 1, 1998 (Unaudited)...........   F-3
Consolidated Statements of Operations for the Years Ended
  October 28, 1995, October 26, 1996 and October 25, 1997
  and for the Nine Months Ended July 26, 1997 (Unaudited)
  and August 1, 1998 (Unaudited)............................   F-4
Consolidated Statements of Stockholders' Investment for the
  Years Ended October 28, 1995, October 26, 1996 and October
  25, 1997 and for the Nine Months Ended August 1, 1998
  (Unaudited)...............................................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  October 28, 1995, October 26, 1996 and October 25, 1997
  and for the Nine Months Ended July 26, 1997 (Unaudited)
  and August 1, 1998 (Unaudited)............................   F-6
Notes to Consolidated Financial Statements..................   F-7
CONTINENTAL CIRCUITS CORP.:
Report of Independent Auditors..............................  F-33
Consolidated Balance Sheets as of July 31, 1996 and 1997 and
  January 31, 1998 (Unaudited)..............................  F-34
Consolidated Statements of Income for the Years Ended July
  31, 1995, 1996 and 1997 and the Six Months Ended February
  2, 1997 (Unaudited) and January 31, 1998 (Unaudited)......  F-35
Consolidated Statements of Cash Flows for the Years Ended
  July 31, 1995, 1996 and 1997 and the Six Months Ended
  February 2, 1997 (Unaudited) and January 31, 1998
  (Unaudited)...............................................  F-36
Consolidated Statements of Shareholders' Equity for the
  Years Ended July 31, 1995, 1996 and 1997 and the Six
  Months Ended January 31, 1998 (Unaudited).................  F-37
Notes to Consolidated Financial Statements..................  F-38

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hadco Corporation:

     We have audited the accompanying consolidated balance sheets of Hadco Corporation (a Massachusetts corporation) and subsidiaries as of October 26, 1996 and October 25, 1997, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended October 25, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hadco Corporation and subsidiaries as of October 26, 1996 and October 25, 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 25, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 14, 1997

                       HADCO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                            OCTOBER 26,    OCTOBER 25,     AUGUST 1,
                                                               1996           1997           1998
                                                            -----------    -----------    -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current Assets:
  Cash and cash equivalents...............................   $ 32,786       $ 12,171        $  4,933
  Short-term investments..................................      9,401          1,562              --
  Accounts receivable, net of allowance for doubtful
     accounts of $1,100 in 1996, $1,700 in 1997, and
     $2,404 in 1998, respectively.........................     40,622         92,222         104,357
  Inventories.............................................     21,786         46,000          65,862
  Deferred tax asset......................................      7,483         10,483          15,456
  Prepaid expenses and other current assets...............      1,483          4,245          16,068
                                                             --------       --------        --------
          Total current assets............................    113,561        166,683         206,676
Property, Plant and Equipment, net........................    103,735        231,490         323,084
Deferred Tax Asset........................................      2,117             --              --
Acquired Intangible Assets, net...........................         --        101,131         194,442
Other Assets..............................................         88          3,213           9,600
                                                             --------       --------        --------
                                                             $219,501       $502,517        $733,802
                                                             ========       ========        ========

                              LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Current portion of long-term debt.......................   $  1,907       $  5,064        $  4,484
  Accounts payable........................................     42,265         68,594          65,173
  Accrued payroll and other employee benefits.............     17,592         28,279          25,947
  Accrued taxes...........................................         --          1,775           1,619
  Other accrued expenses..................................      8,236          9,278          18,240
                                                             --------       --------        --------
          Total current liabilities.......................     70,000        112,990         115,463
                                                             --------       --------        --------
Long-term Debt, net of current portion....................      1,515        109,716         366,898
                                                             --------       --------        --------
Deferred Tax Liability....................................         --         30,685          51,668
                                                             --------       --------        --------
Other Long-term Liabilities...............................      9,145          9,214           9,192
                                                             --------       --------        --------
Commitments and Contingencies (Note 9)
Stockholders' Investment:
  Common stock, $.05 par value;
     Authorized -- 25,000 shares in 1996 and 1997 and
       50,000 shares in 1998
     Issued and outstanding -- 10,382 shares in 1996,
       13,086 shares in 1997 and 13,321 shares in 1998....        521            655             667
  Paid-in Capital.........................................     30,939        168,246         173,338
  Deferred Compensation...................................       (240)          (117)            (59)
  Retained Earnings.......................................    107,621         71,128          16,635
                                                             --------       --------        --------
          Total stockholders' investment..................    138,841        239,912         190,581
                                                             --------       --------        --------
                                                             $219,501       $502,517        $733,802
                                                             ========       ========        ========


  The accompanying notes are an integral part of these consolidated financial statements.

                       HADCO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   FOR THE NINE MONTHS
                                                FOR THE YEARS ENDED                       ENDED
                                     -----------------------------------------    ---------------------
                                     OCTOBER 28,    OCTOBER 26,    OCTOBER 25,    JULY 26,    AUGUST 1,
                                        1995           1996           1997          1997        1998
                                     -----------    -----------    -----------    --------    ---------
                                                                                       (UNAUDITED)
Net Sales..........................   $265,168       $350,685       $648,705      $475,472    $609,255
Cost of Sales......................    197,728        260,230        507,313       371,378     514,877
                                      --------       --------       --------      --------    --------
  Gross Profit.....................     67,440         90,455        141,392       104,094      94,378
Operating Expenses.................     33,534         38,923         64,586        47,143      60,635
Restructuring and Other
  Non-Recurring Charges............         --             --             --            --       7,052
Write-off of Acquired In-Process
  Research and Development.........         --             --         78,000        78,000      63,050
                                      --------       --------       --------      --------    --------
  Income (Loss) From Operations....     33,906         51,532         (1,194)      (21,049)    (36,359)
Interest and Other Income..........      1,669          1,287          3,296         1,989       1,841
Interest Expense...................       (537)          (338)       (10,923)       (8,679)    (14,329)
                                      --------       --------       --------      --------    --------
  Income (Loss) Before Provision
     for Income Taxes..............     35,038         52,481         (8,821)      (27,739)    (48,847)
Provision for Income Taxes.........     13,664         20,467         27,672        20,104       5,646
                                      --------       --------       --------      --------    --------
  Net Income (Loss)................   $ 21,374       $ 32,014       $(36,493)     $(47,843)   $(54,493)
                                      ========       ========       ========      ========    ========
Net Income (Loss) Per Share:
  Basic............................   $   2.18       $   3.12       $  (3.18)     $  (4.36)   $  (4.14)
                                      ========       ========       ========      ========    ========
  Diluted..........................   $   1.98       $   2.89       $  (3.18)     $  (4.36)   $  (4.14)
                                      ========       ========       ========      ========    ========
Weighted Average Shares
  Outstanding:
  Basic............................      9,805         10,245         11,458        10,970      13,172
                                      ========       ========       ========      ========    ========
  Diluted..........................     10,806         11,084         11,458        10,970      13,172
                                      ========       ========       ========      ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                       HADCO CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                                 (IN THOUSANDS)


                                           COMMON STOCK
                                       ---------------------
                                        NUMBER      $.05 PAR    PAID-IN       DEFERRED      RETAINED
                                       OF SHARES     VALUE      CAPITAL     COMPENSATION    EARNINGS
                                       ---------    --------    --------    ------------    --------
Balance, October 29, 1994............    9,738        $487      $ 22,763       $(731)       $ 54,921
  Terminated stock options...........       --          --           (37)         37              --
  Exercise of stock options..........      529          16         1,079          --              --
  Tax benefit of exercise of
     non-qualified stock options.....       --          --         1,597          --              --
  Compensation expense associated
     with granting non-qualified
     stock options...................       --          --            --         287              --
  Purchase and retirement of common
     stock...........................     (328)         (6)         (325)         --            (688)
  Net income.........................       --          --            --          --          21,374
                                        ------        ----      --------       -----        --------
Balance, October 28, 1995............    9,939         497        25,077        (407)         75,607
  Terminated stock options...........       --          --           (13)         13              --
  Exercise of stock options..........      443          24         1,714          --              --
  Tax benefit of exercise of
     non-qualified stock options.....       --          --         4,161          --              --
  Compensation expense associated
     with granting non-qualified
     stock options...................       --          --            --         154              --
  Net income.........................       --          --            --          --          32,014
                                        ------        ----      --------       -----        --------
Balance, October 26, 1996............   10,382         521        30,939        (240)        107,621
  Terminated stock options...........       --          --            (2)          2              --
  Exercise of stock options..........      263          12         1,291          --              --
  Tax benefit of exercise of
     non-qualified stock options.....       --          --         5,052          --              --
  Compensation expense associated
     with granting non-qualified
     stock options...................       --          --            --         121              --
  Sale of common shares in stock
     offering, net of offering costs
     of $1,033.......................    2,442         122       130,966          --              --
  Net loss...........................       --          --            --          --         (36,493)
                                        ------        ----      --------       -----        --------
Balance, October 25, 1997............   13,087         655       168,246        (117)         71,128
  Exercise of stock options
     (unaudited).....................      137           7           763          --              --
  Compensation expense associated
     with granting non-qualified
     stock options (unaudited).......       --          --            --          58              --
  Tax benefit of exercise of
     non-qualified stock options
     (unaudited).....................       --          --         1,742          --              --
  Sale of Common Stock (unaudited)...       97           5         2,587          --              --
  Net loss (unaudited)...............       --          --            --          --         (54,493)
                                        ------        ----      --------       -----        --------
Balance, August 1, 1998
  (Unaudited)........................   13,321        $667      $173,338       $ (59)       $ 16,635
                                        ======        ====      ========       =====        ========


  The accompanying notes are an integral part of these consolidated financial statements.

                       HADCO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                        FOR THE NINE MONTHS
                                                                       FOR THE YEARS ENDED                     ENDED
                                                             ---------------------------------------   ---------------------
                                                             OCTOBER 28,   OCTOBER 26,   OCTOBER 25,   JULY 26,    AUGUST 1,
                                                                1995          1996          1997         1997        1998
                                                             -----------   -----------   -----------   ---------   ---------
                                                                                                            (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss)........................................   $ 21,374      $ 32,014      $ (36,493)   $ (47,843)  $ (54,493)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
    Write off of acquired in-process research and
      development..........................................         --            --         78,000       78,000      63,050
    Depreciation, amortization, deferred compensation and
      deferred taxes.......................................     11,218        17,330         40,972       29,956      50,806
Gain on sale of fixed assets...............................       (415)         (205)        (1,862)          --       1,977
Changes in assets and liabilities, net of acquisition of
  Zycon Corporation in 1997 and Continental Circuits Corp.
  in 1998 --                                                                                                           1,890
  Decrease (Increase) in accounts receivable...............    (10,485)       (4,825)       (26,762)     (30,785)      4,332
  Increase in inventories..................................     (3,009)       (8,482)       (12,824)      (1,339)     (8,334)
  Decrease (Increase) in prepaid expenses and other
    expenses...............................................       (364)          213            308        1,038      (9,605)
  Decrease (Increase) in other assets......................         25            33            385       (1,893)      1,177
  (Decrease) Increase in accounts payable and accrued
    expenses...............................................     15,291        17,720          8,873         (289)    (17,229)
  (Decrease) Increase in long-term liabilities.............      2,714         1,831             70           70         (22)
                                                              --------      --------      ---------    ---------   ---------
    Net cash provided by operating activities..............     36,349        55,629         50,667       26,915      33,549
                                                              --------      --------      ---------    ---------   ---------
Cash Flows from Investing Activities:
  Purchases of short-term investments......................    (15,464)       (8,402)       (19,862)          --      (2,020)
  Maturities of short-term investments.....................     12,796        14,168         27,701        9,401       3,582
  Purchases of property, plant and equipment...............    (28,865)      (53,966)       (69,851)     (47,810)    (68,873)
  Proceeds from sale of property, plant and equipment......        429           290          2,760           --          --
  Acquisition of Zycon Corporation in 1997 and Continental
    Circuits Corp. in 1998, net of cash acquired...........         --            --       (209,661)    (209,661)   (192,532)
                                                              --------      --------      ---------    ---------   ---------
    Net cash used in investing activities..................    (31,104)      (47,910)      (268,913)    (248,070)   (259,843)
                                                              --------      --------      ---------    ---------   ---------
Cash Flows from Financing Activities:
  Principal payments of long-term debt.....................     (4,675)       (2,139)      (164,766)    (149,044)   (245,713)
  Proceeds from issuance of long-term debt.................         --            --        224,954      224,954     459,665
  Proceeds from exercise of stock options..................      1,095         1,738          1,303        1,178         770
  Sale of Common Stock, net of issuance costs..............         --            --        131,088      131,106       2,592
  Tax benefit from exercise of stock options...............      1,597         4,161          5,052        5,041       1,742
  Purchase and retirement of common stock..................     (1,019)           --             --           --          --
                                                              --------      --------      ---------    ---------   ---------
    Net cash (used in) provided by financing activities....     (3,002)        3,760        197,631      213,235     219,056
                                                              --------      --------      ---------    ---------   ---------
Net Increase (Decrease) in Cash and Cash Equivalents.......      2,243        11,479        (20,615)      (7,920)     (7,238)
Cash and Cash Equivalents, Beginning of Period.............     19,064        21,307         32,786       32,786      12,171
                                                              --------      --------      ---------    ---------   ---------
Cash and Cash Equivalents, End of Period...................   $ 21,307      $ 32,786      $  12,171    $  24,866   $   4,933
                                                              ========      ========      =========    =========   =========
Supplemental Schedule of Noncash Investing and Financing
  Activities:
  Machinery and equipment acquired under capital lease
    obligations............................................   $     --      $  1,032      $      --    $      --   $      --
                                                              ========      ========      =========    =========   =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for --
  Interest.................................................   $    576      $    279      $  10,270    $   7,065   $   4,689
                                                              ========      ========      =========    =========   =========
  Income taxes (net of refunds)............................   $ 13,609      $ 16,794      $  21,099    $  15,663   $  11,636
                                                              ========      ========      =========    =========   =========
Acquisition of Zycon Corporation in 1997 and Continental
  Circuits Corp. in 1998:
  Fair value of assets acquired............................         --            --      $ 206,009    $ 212,509   $ 137,623
  Liabilities assumed......................................         --            --       (112,393)    (114,993)    (66,381)
  Cash paid................................................         --            --       (204,885)    (204,885)   (186,083)
  Acquisition costs incurred...............................         --            --         (7,600)      (7,600)     (3,949)
  Write-off of acquired in-process research and
    development............................................         --            --         78,000       78,000      63,050
                                                              --------      --------      ---------    ---------   ---------
  Goodwill.................................................   $     --      $     --      $ (40,869)   $ (36,969)  $ (55,740)
                                                              ========      ========      =========    =========   =========


  The accompanying notes are an integral part of these consolidated financial statements.

                       HADCO CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Hadco Corporation's (the "Company" or "Hadco") principal products are complex multilayer rigid printed circuits and backplane assemblies. The consolidated financial statements reflect the application of certain accounting policies as described in this Note and elsewhere in the accompanying notes to consolidated financial statements.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents and Short-Term Investments


     The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. Short-term investments are carried at cost, which approximates market, and have maturities of less than one year. Cash equivalents consist primarily of money market funds and are approximately $29,696,000, $9,850,000 and $1,400,000 as of October 1996 and 1997 and August 1, 1998,
respectively.


     The Company classifies its investments in corporate and government debt securities as held-to-maturity given the Company's intent and ability to hold the securities to maturity. In accordance with SFAS No. 115, held-to-maturity securities are carried at amortized cost.

     The Company's investments in held-to-maturity securities are as follows:


                               OCTOBER 26, 1996        OCTOBER 25, 1997        AUGUST 1, 1998
                               ----------------    ------------------------    --------------
                                          FAIR                    FAIR                  FAIR
                                         MARKET                  MARKET                MARKET
                                COST     VALUE      COST         VALUE         COST    VALUE       MATURITY
                               ------    ------    ------    --------------    ----    ------    -------------
                                                               (IN THOUSANDS)
US Government Securities.....  $1,000    $  999    $   --    $           --     $--      $--     Within 1 year
State and Local Securities...   5,270     5,271        --                --     --       --      Within 1 year
Corporate Debt Securities....   3,131     3,069        --                --     --       --      Within 1 year
Certificate of Deposit.......      --        --     1,562             1,562     --       --      Within 1 year
                               ------    ------    ------    --------------     --       --
                               $9,401    $9,339    $1,562    $        1,562     $--      $--
                               ======    ======    ======    ==============     ==       ==


     The Company has no financial instruments requiring disclosure under Financial Accounting Standards Board issued SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of the Financial Instruments.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. As of October 25, 1997, the Company has no significant off-balance-sheet concentrations of credit risk such as foreign currency exchange contracts or other hedging arrangements. Financial instruments that subject the Company to credit risk consist of cash and cash equivalents, short-term investments and trade accounts receivable. The Company maintains the majority of its cash and investment balances with financial institutions. The Company has not experienced any losses on these investments to date. Substantially all of the Company's accounts receivable are concentrated in the high technology and electronics industry. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in the high technology and electronics industry or by geographic region. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be inherent in the Company's accounts receivable.

  Depreciation and Amortization of Property, Plant and Equipment

     The Company provides for depreciation and amortization by charges to operations in amounts that allocate the cost of property, plant and equipment on a straight-line basis over the following estimated useful lives:

                                                                 ESTIMATED
ASSET CLASSIFICATION                                            USEFUL LIFE
--------------------                                            -----------
Land betterments............................................    10-18 Years
Buildings and improvements..................................    10-40 Years
Machinery and equipment.....................................     3-10 Years
Furniture and fixtures......................................      5-7 Years
Computer software...........................................        3 Years
Vehicles....................................................      3-5 Years
Capital leases..............................................     Lease term

  Net Income (Loss) per Share

     The Company adopted SFAS No. 128, Earnings per share, effective for the quarter ended January 31, 1998 which replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Prior period amounts have been restated to conform to the current period presentation. Under SFAS No. 128, basic net income (loss) per common share is computed based on income (loss) available to common stockholders and the weighted average number of common shares outstanding during the period. The dilutive net income (loss) per share is computed based on including the number of additional common shares that would have been outstanding if the dilutive potential of common shares had been issued.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Basic and diluted income (loss) per share, as required by SFAS No. 128, are as follows:


                                                                                   FOR THE NINE MONTHS
                                                FOR THE YEARS ENDED                       ENDED
                                     -----------------------------------------    ----------------------
                                     OCTOBER 28,    OCTOBER 26,    OCTOBER 25,    JULY 26,     AUGUST 1,
                                        1995           1996           1997          1997         1998
                                     -----------    -----------    -----------    ---------    ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)..................    $21,374        $32,014       $(36,493)     $(47,843)    $ (54,493)
                                       =======        =======       ========      ========     =========
Basic weighted average shares
  outstanding......................      9,805         10,245         11,458        10,970        13,172
Weighted average common equivalent
  shares...........................      1,001            839             --            --            --
                                       -------        -------       --------      --------     ---------
Diluted weighted average shares
  outstanding......................     10,806         11,084         11,458        10,970        13,172
                                       =======        =======       ========      ========     =========
Basic net income (loss) per
  share............................    $  2.18        $  3.12       $  (3.18)     $  (4.36)    $   (4.14)
                                       =======        =======       ========      ========     =========
Diluted net income (loss) per
  share............................    $  1.98        $  2.89       $  (3.18)     $  (4.36)    $   (4.14)
                                       =======        =======       ========      ========     =========



     Diluted weighted average shares outstanding does not include 1,161,485, 1,189,084 and 1,308,420 common equivalent shares at October 25, 1997, July 26, 1997 and August 1, 1998, respectively, as their effect would be anti-dilutive.


  Revenue Recognition

     The Company recognizes revenue at the time products are shipped.

  Research and Development Expenses


     The Company charges research and development expenses to operations as incurred. For the fiscal years ended October 1995, 1996 and 1997, and the nine months ended July 26, 1997 and August 1, 1998, research and development expenses were approximately $2,945,000, $4,307,000, $6,929,000, $5,604,000 and
$4,782,000, respectively, and are included in operating expenses.


  Stock Based Compensation

     The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, in fiscal 1997. SFAS No. 123 defines a fair-value-based method of accounting for employee stock options and other stock-based compensation. The compensation expense arising from this method of accounting can be reflected in the financial statements or, alternatively, the pro forma net income and earnings per share effect of the fair-value-based accounting can be disclosed in the financial footnotes. The Company has adopted the disclosure-only alternative. (See Note 10).

  Foreign Currency Translation

     The functional currency of the Company's Malaysian subsidiary is the United States dollar. Accordingly, all remeasurement gains and losses resulting from transactions denominated in currencies other than United States dollars are included in the consolidated statements of operations in accordance with SFAS No. 52, Foreign Currency Translation. To date, the resulting gains and losses have not been material.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  Reclassification

     The Company has reclassified certain prior year information to conform with the current year's presentation.

  Interim Financial Statements


     The accompanying consolidated balance sheet as of August 1, 1998, and the consolidated statements of operations and cash flows for the nine month periods ended July 26, 1997 and August 1, 1998 and the statement of stockholders' investment for the nine months period ended August 1, 1998 are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. Results of operations of interim periods are not necessarily indicative of results to be expected for the entire year of any future period.


  New Accounting Standards

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt this statement for its fiscal year ending October 1999.

     In July 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to restate prior period information upon adoption. The Company will adopt this statement for its fiscal year ending October 1999.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 provides guidance on the financial reporting of start-up activities and organization costs to be expensed as incurred. SOP 98-5 will not have a material impact on the Company's financial statements.

(2)  ACQUISITIONS

     On January 10, 1997 the Company acquired (the "Zycon Acquisition") all of the outstanding common stock of Zycon Corporation ("Zycon"), and on March 20, 1998, the Company acquired (the "Continental Acquisition", and together with the Zycon Acquisition, the "Acquisitions") all of the outstanding common stock of Continental Circuit Corp. ("Continental"). These acquisitions were financed by the $400 million unsecured senior revolving credit facility with a group of banks, which amended and restated an existing credit facility (the "Amended Credit Facility"), under which the Company borrowed approximately $215,000,000 upon consummation of the Zycon Acquisition and approximately $220,000,000 upon consummation of the Continental Acquisition. These acquisitions were accounted for as purchases in accordance with Accounting Principles Board Opinion No. 16 and accordingly, Zycon's and Continental's operating results since the

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

respective dates of acquisition are included in the accompanying consolidated financial statements. In accordance with APB Opinion No. 16, the Company allocated the purchase price of the Acquisitions based on the fair value of the assets acquired and liabilities assumed. Significant portions of the purchase price of both were identified in independent appraisals, using proven valuation procedures and techniques, as intangible assets. These intangible assets include approximately $78,000,000 and $63,050,000 for Zycon and Continental, respectively, for acquired in-process research and development ("in-process R&D") for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of each acquisition, the development of these projects had not yet reached technological feasibility, and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition date.

     Continental's in-process R&D value is comprised of 8 primary R&D programs. These projects include the introduction of certain new technologies. At the acquisition date, Continental's R&D programs ranged in completion from 10% to 80%, and total continuing R&D commitments to complete the projects are currently expected to be significant. Remaining development efforts for the Continental programs are complex and include the development and advancement of advanced chemical, electrical, and engineering solutions.

     Expenditures to complete the Continental projects are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur. Additionally, these projects will require maintenance R&D after they have reached a state of technological and commercial feasibility. In addition to usage of the acquired companies' internal cash flows, Hadco currently believes it will provide a substantial amount of funding to complete each acquired company's programs.


     There is risk associated with the completion of the projects, and there is no assurance that each will meet with either technological or commercial success. The substantial delay or outright failure of the Zycon and Continental R&D would impact the Company's financial condition.


     The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development is based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors.

     The rates utilized to discount the net cash flows to their present value are based on the cost of Continental's weighted average cost of capital. This discount rate is commensurate with Continental's corporate maturity and the uncertainties in the economic estimates described above.

     The forecasts used by the Company in valuing in-process R&D were based upon assumptions the Company believes to be reasonable but which are inherently uncertain and unpredictable. The Company's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

     Acquired intangibles included developed technology, customer relationships, assembled workforce, trade names and trademarks. These intangibles are being amortized over their estimated useful lives of 12 to 30 years.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The aggregate purchase prices of $212,485,000 and $190,032,000, including acquisition costs, for the Zycon and Continental Acquisitions, respectively, were allocated as follows:


                                                                ZYCON      CONTINENTAL
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
Current assets..............................................  $  41,790     $ 24,056
Property, plant and equipment...............................     95,193       67,144
Acquired intangibles........................................     65,500       46,190
In-process R&D..............................................     78,000       63,050
Other assets................................................      3,526          233
Goodwill....................................................     40,869       55,740
Liabilities assumed.........................................   (112,393)     (66,381)
                                                              ---------     --------
                                                              $ 212,485     $190,032
                                                              =========     ========


     Unaudited pro forma operating results for the Company, assuming the acquisition of Zycon occurred on October 28, 1995 and Continental occurred on October 26, 1996 are as follows:


                                                 YEAR ENDED              NINE MONTHS ENDED
                                         --------------------------    ----------------------
                                         OCTOBER 26,    OCTOBER 25,    JULY 26,     AUGUST 1,
                                            1996           1997          1997         1998
                                         -----------    -----------    ---------    ---------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................   $570,345       $830,468      $630,112     $ 661,206
Net income.............................     27,222         36,210        26,856         1,139
Basic Net Income per Share.............       2.66           3.16          2.45           .09
Diluted Net Income per Share...........       2.46           3.03          2.34           .08


     For purposes of these pro forma operating results, the in-process research and development was assumed to have been written off prior to October 29, 1995, so that the operating results presented include only recurring costs.

(3)  INVENTORIES

     Inventories are stated at the lower of cost, first-in, first-out (FIFO), or market and consist of the following:


                                                     OCTOBER 26,    OCTOBER 25,    AUGUST 1,
                                                        1996           1997          1998
                                                     -----------    -----------    ---------
                                                                 (IN THOUSANDS)
Raw materials......................................    $ 8,008        $16,728      $  27,861
Work-in-process....................................     13,778         29,272         38,001
                                                       -------        -------      ---------
                                                       $21,786        $46,000      $  65,862
                                                       =======        =======      =========


     The work-in-process consists of materials, labor and manufacturing overhead.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(4)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:


                                                  OCTOBER 26,    OCTOBER 25,    AUGUST 1,
                                                     1996           1997          1998
                                                  -----------    -----------    ---------
                                                              (IN THOUSANDS)
Land betterments................................   $   1,991      $   2,174     $   5,976
Buildings and improvements......................      52,961         74,172       145,417
Construction-in-progress........................      22,543         38,716        26,689
Machinery and equipment.........................     126,878        262,113       409,234
Furniture and fixtures..........................      14,082         18,611        12,517
Computer software...............................       2,662          3,152         6,254
Vehicles........................................         159            626           661
Capital leases..................................      14,972         45,154        13,125
                                                   ---------      ---------     ---------
                                                     236,248        444,718       619,873
Accumulated depreciation and amortization.......    (132,513)      (213,228)     (296,789)
                                                   ---------      ---------     ---------
                                                   $ 103,735      $ 231,490     $ 323,084
                                                   =========      =========     =========


(5)  INTANGIBLE ASSETS

     The Company assesses the realizability of intangible assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Under SFAS No. 121, the Company is required to assess the valuation of its long-lived assets, including intangible assets, based on the estimated cash flows to be generated by such assets. Based on its most recent analysis, the Company believes that no material impairment of intangible assets exists as of October 25, 1997. Intangible assets are amortized on a straight-line basis, based on their estimated lives, as follows:


                                           ESTIMATED LIFE    OCTOBER 25, 1997    AUGUST 1, 1998
                                           --------------    ----------------    --------------
                                                              (IN THOUSANDS)
Developed technology.....................      12 years          $ 30,000           $ 52,190
Customer relationships...................   20-25 years            19,000             37,000
Assembled workforce......................   12-15 years            10,000             16,000
Trade names/trademarks...................      30 years             6,500              6,500
Goodwill.................................      20 years            40,869             96,609
                                                                 --------           --------
                                                                  106,369            208,299
Less -- Accumulated amortization.........                          (5,238)           (13,857)
                                                                 --------           --------
                                                                 $101,131           $194,442
                                                                 ========           ========


(6)  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The provision for income taxes shown in the accompanying consolidated statements of operations is comprised of the following:

                                                             YEARS ENDED OCTOBER
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Federal
  Current.............................................  $14,331    $18,341    $24,072
  Deferred............................................   (2,954)    (1,206)     1,369
                                                        -------    -------    -------
                                                         11,377     17,135     25,441
                                                        -------    -------    -------
State
  Current.............................................    2,928      3,611      2,273
  Deferred............................................     (641)      (279)       (42)
                                                        -------    -------    -------
                                                          2,287      3,332      2,231
                                                        -------    -------    -------
                                                        $13,664    $20,467    $27,672
                                                        =======    =======    =======

     The tax rate used in the computation of the provision for federal and state income taxes differs from the statutory federal and state rates due to the following:

                                                              1995    1996    1997(1)
                                                              ----    ----    -------
Provision for statutory rate................................  34.0%   34.0%    35.0%
Increase in tax resulting from --
  State income taxes, net of federal tax benefit............   4.5     4.4      4.3
  Tax-exempt interest income................................  (0.5)   (0.4)   (0.3)
  Other, net................................................   1.0     1.0      1.0
                                                              ----    ----     ----
  Provision for income taxes................................  39.0%   39.0%    40.0%
                                                              ====    ====     ====

---------------
(1) Calculated based on pre-tax income, before non-deductible charges for in-process research and development, of $69.2 million for 1997.

     In accordance with generally accepted accounting principles, the Company provides for income taxes using its effective annual income tax rate. Although the Company has incurred a loss before income taxes during the year ended October 25, 1997, the Company has recorded an income tax provision because the write-off of in-process research and development is not deductible for income tax purposes. Without taking into consideration the write-off of in-process research and development, the effective annual income tax rate for fiscal 1997 is 40%, which is approximately equal to the expected combined federal and state statutory rates. The Company is providing for income taxes in fiscal 1998 at an effective tax rate of 39.75%, which is lower than the combined federal and state statutory rates. The effective rate is increased by amortization of goodwill and acquired intangibles which is not tax deductible, and this item was offset by the tax benefit of the Company's Foreign Sales Corporation and various state investment tax credits.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The deferred provision for income taxes results from the following:

                                                          1995       1996       1997
                                                         -------    -------    ------
                                                                (IN THOUSANDS)
Difference between book and tax depreciation...........  $  (144)   $   (46)   $1,939
Deferred compensation..................................       73        266       146
Amortization of acquired intangible assets.............       --         --    (1,210)
Reserves and expenses recognized in different periods
  for book and tax purposes............................   (3,506)    (1,658)      480
Other, net.............................................      (18)       (47)      (28)
                                                         -------    -------    ------
                                                         $(3,595)   $(1,485)   $1,327
                                                         =======    =======    ======

     The tax effects of temporary differences that give rise to significant portions of the current and long-term deferred tax assets and liabilities at October 26, 1996 and October 25, 1997 are as follows:

                                                               1996       1997
                                                              ------    --------
                                                                (IN THOUSANDS)
Deferred Tax Assets --
  Not currently deductible reserves.........................  $7,475    $ 11,592
  Not currently deductible environmental accruals...........   3,907       4,127
  Deferred compensation plans...............................     275       1,140
                                                              ------    --------
     Total gross deferred tax assets........................  11,657      16,859
  Less -- valuation allowance...............................    (137)        (54)
                                                              ------    --------
                                                              11,520      16,805
Deferred Tax Liability --
  Acquisition related intangibles...........................      --     (24,096)
  Property, plant and equipment, principally due to
     differences in depreciation............................  (1,920)    (12,911)
                                                              ------    --------
     Net deferred tax asset (liability).....................  $9,600    $(20,202)
                                                              ======    ========

     Due to the uncertainty relating to the actual value of the favorable tax benefits of deferred compensation from stock options, the Company has recorded a valuation allowance of approximately $137,000 and $54,000 as of October 26, 1996 and October 25, 1997, respectively. The decrease of this allowance for the year ended October 25, 1997 is a result of the decrease in the deferred tax asset relating to deferred compensation.

(7)  LINES OF CREDIT


     The Company's $400 million Amended Credit Facility is pursuant to an Amended and Restated Revolving Credit Agreement, as amended (the "Agreement"). The Agreement provides for direct borrowings or letters of credit for up to $400 million and expires January 8, 2002. Borrowings under the Agreement bear interest, at the Company's option, at either: (i) the Eurodollar Rate plus the Applicable Eurodollar Rate Margin (both as defined in the Agreement), ranging between .5% and 1.1375%, based on certain financial ratios of the Company, or
(ii) the Base Rate (as defined in the Agreement). The Company is required to pay a quarterly commitment fee ranging from .2% to .375% per annum, based on certain financial ratios of the Company, of the unused commitment under the Agreement. At October 25, 1997 and August 1, 1998, borrowings of $100,000,000 and $160,000,000, respectively, were outstanding under the Agreement at weighted average interest rates of 6.26% and 6.75%, respectively.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     The Agreement places several restrictions on the Company, including limitations on mergers, acquisitions and sales of a substantial portion of its assets, as well as certain limitations on liens, guarantees, additional borrowings, changes in the Company's capitalization, as defined, and investments. The Agreement also requires the Company to maintain certain financial covenants, including, among other things, minimum levels of consolidated net worth, a maximum ratio of consolidated funded debt to EBITDA, maximum capital expenditures and minimum interest coverage, as defined, during the term of the Agreement. At October 25, 1997, the Company was in compliance with all loan covenants. The Company received waivers of defaults with respect to certain of its financial covenants for the four quarter period ended August 1, 1998. (See Note 15)



     The Company has a line of credit arrangement with a Malaysian bank denominated in Malaysian ringgits and U.S. dollars for aggregate borrowings of approximately $3,400,000 for the purpose of acquiring land, facilities and equipment for the Company's Malaysian subsidiary. The arrangement is renewable annually. At October 25, 1997 and August 1, 1998, there were no amounts outstanding under this arrangement.


(8)  LONG-TERM DEBT

     Long-term debt consists of the following:


                                                             OCTOBER
                                                       -------------------    AUGUST 1,
                                                        1996        1997        1998
                                                       -------    --------    ---------
                                                                (IN THOUSANDS)
Loan agreements in connection with the expansion of a
  building. The loans bear interest at rates from 1%
  to 7% through March 2011 and are collateralized by
  property and an irrevocable letter of credit.
  Payments of principal and interest are due
  quarterly..........................................  $  916     $    820    $    755
Revolving credit agreement (Note 7)..................      --      100,000     160,000
9 1/2 Senior Subordinated Notes due 2008, net of
  discount ..........................................      --           --     199,337
Obligations under capital leases.....................   2,506       13,960      11,290
                                                       ------     --------    --------
                                                        3,422      114,780     371,382
Less -- Current portion..............................   1,907        5,064       4,484
                                                       ------     --------    --------
                                                       $1,515     $109,716    $366,898
                                                       ======     ========    ========


     On May 18, 1998, the Company sold $200.0 million aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2008 (the "Notes") to certain purchasers. The purchasers subsequently resold the Notes to "qualified institutional buyers" in reliance upon Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and offshore purchasers pursuant to Rule 904 of Regulation S under the Securities Act. The Notes were sold at a price equal to 99.66% of their principal amount.

     Interest on the Notes is payable semiannually on each June 15 and December 15, commencing December 15, 1998. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2003, at 104.75% of their principal amount, plus accrued interest, with such percentages declining ratably to 100% of their principal amount, plus accrued interest. At any time on or prior to June 15, 2001 and subject to certain conditions, up to 35% of the aggregate principal amount of the Notes may be redeemed, at the option of the Company, with the proceeds of certain equity offerings of the Company at 109.50% of the principal amount thereof, plus accrued interest. In addition, at any time prior to June 15, 2003, the Company may redeem the Notes, at its option, in whole or in part, at a price equal to the principal amount

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

thereof, together with accrued interest, plus the Applicable Premium (as defined in the Indenture governing the Notes).

     The Notes are guaranteed, on a senior subordinated basis, by each of the Company's U.S. Restricted Subsidiaries (as defined in the Indenture) (the "Guarantors"). The net proceeds received by the Company from the issuance and sale of the Notes, approximately $193.82 million, was used to repay outstanding indebtedness under the Amended Credit Facility previously incurred to, among other things, finance the Acquisitions.

     The Indenture under that which the Notes were issued (the "Indenture") imposes certain limitations on the ability of the Company, its subsidiaries and, in certain circumstances, the Guarantors, to, among other things, incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and engage in mergers and consolidations.

     Maturities of long-term debt and capital lease obligations are as follows as of October 25, 1997:

YEAR ENDING OCTOBER --                                              AMOUNT
----------------------                                          --------------
                                                                (IN THOUSANDS)
1998........................................................       $  5,064
1999........................................................          4,008
2000........................................................          2,506
2001........................................................          2,221
2002........................................................        100,710
Thereafter..................................................            271
                                                                   --------
                                                                   $114,780
                                                                   ========


(9)  COMMITMENTS AND CONTINGENCIES


  Operating Leases

     The Company leases manufacturing equipment and space under noncancelable operating leases with terms expiring through 2009. Future minimum lease payments under these leases as of October 25, 1997 (in thousands) are as follows:

YEAR ENDING OCTOBER --                                EQUIPMENT    REAL ESTATE     TOTAL
----------------------                                ---------    -----------    -------
                                                                (IN THOUSANDS)
1998................................................    $123         $ 5,500      $ 5,623
1999................................................       9           5,371        5,380
2000................................................      --           4,894        4,894
2001................................................      --           4,558        4,558
2002................................................      --           4,670        4,670
Thereafter..........................................      --          29,665       29,665
                                                        ----         -------      -------
Future minimum lease payments.......................    $132         $54,658      $54,790
                                                        ====         =======      =======


     Total rental expense of approximately $1,447,000, $1,434,000, $6,628,000, $4,545,000 and $7,157,000 was incurred for the fiscal years ended October 1995, 1996, and 1997 and the nine months ended July 26, 1997 and August 1, 1998, respectively.



     These operating leases include office and manufacturing space leased from a partnership in which the Chairman of the Board had an interest. Two of the leases are for terms of five years, and expire in

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


October 2000 with options to extend until October 2006. The remaining lease expires in March 2000 with options to extend until 2006. For the fiscal years ended October 1995, 1996 and 1997, and the nine months ended July 26, 1997 and August 1, 1998 the related rental expense was approximately $479,000, $529,000, $533,000, 462,000 and 437,000, respectively. On June 10, 1998, the Chairman of the Board sold his interest in the partnership.


  Environmental Matters

     During March 1995, the Company received a Record of Decision ("ROD") from the New York State Department of Environmental Conservation ("NYSDEC"), regarding soil and groundwater contamination at its Owego, New York facility. Based on a Remedial Investigation and Feasibility Study ("RIFS") for apparent on-site contamination at that facility and a Focused Feasibility Study ("FFS"), each prepared by environmental consultants of the Company, the NYSDEC has approved a remediation program of groundwater withdrawal and treatment and iterative soil flushing. The Company has executed a Modification of the Order on Consent to implement the approved ROD. The cost, based upon the FFS, to implement this remediation is estimated to be $4.6 million, and is expected to be expended as follows: $260,000 for capital equipment and $4.3 million for operation and maintenance costs which will be incurred and expended over the estimated life of the program of 30 years. NYSDEC has notified the Company that it will take additional samples from a wetland area near the Company's Owego facility. Analytical reports of earlier sediment samples indicated the presence of certain inorganics. There can be no assurance that the Company and/or other third parties will not be required to conduct additional investigations and remediation at that location, the costs of which are currently indeterminable due to the numerous variables described in the fifth paragraph of this Environmental Matters note.

     From 1974 to 1980, the Company operated a printed circuit manufacturing facility in Florida as a lessee of property that is now the subject of a pending lawsuit (the "Florida Lawsuit") and investigation by the Florida Department of Environmental Protection ("FDEP"). Hadco and others are participating in alternative dispute resolution regarding the site with an independent mediator. In connection with the mediation, in February 1992 the FDEP presented computer-generated estimates of remedial costs, for activities expected to be spread over a number of years, that ranged from approximately $3.3 million to $9.7 million. Mediation sessions were conducted in March 1992 but have been suspended during the ongoing assessment and feasibility activities. On June 9, 1992, the Company entered into a Cooperating Parties Agreement in which it and Gould, Inc., another prior lessee of the site, agreed to fund certain assessment and feasibility study activities at the site. The cost of such activities is not expected to be material to the Company. Management believes it is likely that it will participate in implementing a continuing remedial program for the site, the costs of which are currently unknown. Also see the seventh paragraph of this Environmental Matters Note relating to the Company's having been named as a third-party defendant in the Florida Lawsuit.

     The Company has commenced the operation of a groundwater extraction system at its Derry, New Hampshire facility to address certain groundwater contamination and migration control issues. Further investigation is underway to determine the areal extent of the groundwater contaminant plume. Because of the uncertainty regarding both the quantity of contaminants beneath the building at the site and the long-term effectiveness of the groundwater migration control system the Company has installed, it is not possible to make a reliable estimate of the length of time remedial activity will have to be performed. However, it is anticipated that the groundwater extraction system will be operated for at least 30 years. There can be no assurance that the Company will not be required to conduct additional investigations and remediation relating to the Derry facility. The total costs of such groundwater extraction system and of conducting any additional investigations and remediation relating to the Derry facility are not fully determinable due to the numerous variables described in the fifth paragraph of this Environmental Matters note.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     Included in operating expenses are charges for actual expenditures and accruals, based on estimates, for environmental matters. During fiscal 1995, 1996 and 1997, and the nine months ended July 26, 1997 and August 1, 1998, the Company made, and charged to operating expenses, actual payments of approximately $1,111,000, $680,000, $296,000, $241,000 and $48,000,
respectively, for environmental matters. In 1995 and 1996, the Company also accrued and charged to operating expenses approximately $2,740,000 and $1,825,000, respectively, as cost estimates for environmental matters.



     The Company accrues estimated costs associated with known environmental matters, when such costs can be reasonably estimated. The cost estimates relating to future environmental clean-up are subject to numerous variables, the effects of which can be difficult to measure, including the stage of the environmental investigations, the nature of potential remedies, possible joint and several liability, the magnitude of possible contamination, the difficulty of determining future liability, the time over which remediation might occur, and the possible effects of changing laws and regulations. The total reserve for environmental matters currently identified by the Company amounted to $10.0 million at October 26, 1996 and $10.6 million at October 25, 1997 and August 1, 1998. The current portion of these costs amounted to approximately $900,000 as of October 26, 1996 and $1.4 million as of October 25, 1997 and August 1, 1998, and is included in other accrued expenses. The long-term portion of these costs amounted to approximately $9.1 million, as of October 26, 1996, and $9.2 million as of October 25, 1997 and August 1, 1998, respectively, and is reported under the caption Other Long-Term Liabilities. Based on its assessment at the current time, management estimates the cost of ultimate disposition of the above known environmental matters to range from approximately $7.0 million to $12.0 million, and is expected to be spread over a number of years. Management believes the ultimate disposition of the above known environmental matters will not have a material adverse effect on the liquidity, capital resources, business or consolidated financial position of the Company. However, one or more of such environmental matters could have a significant negative impact on the Company's consolidated financial results for a particular reporting period.


     The Company is one of 33 entities which have been named as potentially responsible parties in a lawsuit pending in the federal district court of New Hampshire concerning environmental conditions at the Auburn Road, Londonderry, New Hampshire landfill site. Local, state and federal entities and certain other parties to the litigation seek contribution for past costs, totaling approximately $20 million, allegedly incurred to assess and remedy the Auburn Road site. In December 1996, following publication and comment period, the U.S. Environmental Protection Agency (EPA) amended the ROD to change the remedy at the Auburn Road site from active groundwater remediation to future monitoring. Other parties to the lawsuit also allege that future monitoring will be required. The Company is contesting liability, but is participating in mediation with 27 other parties in an effort to resolve the lawsuit.

     In connection with the Florida Lawsuit (as described in the second paragraph of this Environmental Matters section), pending in the Circuit Court of Broward County, Florida, Hadco and Gould, Inc., another prior lessee of the site of the printed circuit manufacturing facility in Florida, was each served with a third party complaint in June 1995, as third-party defendants in such pending Florida Lawsuit by a party who had previously been named as a defendant when the Florida Lawsuit was commenced in 1993 by the FDEP. The Florida Lawsuit seeks damages relating to environmental pollution and FDEP costs and expenses, civil penalties, and declaratory and injunctive relief to require the parties to complete assessment and remediation of soil and groundwater contamination. The other parties include alleged owners of the property and Fleet Credit Corporation, a secured lender to a prior lessee of the property.

     In March 1993, the EPA notified Hadco Santa Clara (formerly Zycon) of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California. The EPA identified Hadco Santa Clara as one of the 65 generators which had disposed the greatest amounts of materials

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

at the site. Based on the total tonnage contributed by all generators, Hadco Santa Clara's share is estimated at approximately 0.2% of the total weight.

     The Casmalia site was regulated by the EPA during the period when the material was accepted. There is no allegation that Hadco Santa Clara violated any law in the disposal of material at the site, rather the EPA's actions stemmed from the fact that Casmalia Resources may not have the financial means to implement a closure plan for the site and because of Hadco Santa Clara's status as a generator of hazardous waste.

     In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco Santa Clara) acting through the Casmalia Steering Committee ("CSC"). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Later work will be performed by the CSC, if funded by other parties. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     The future costs in connection with the lawsuits described in the above paragraphs are currently indeterminable due to such factors as the unknown timing and extent of any future remedial actions which may be required, the extent of any liability of the Company and of other potentially responsible parties, and the financial resources of the other potentially responsible parties. Management currently believes, based on the facts currently known to it, that it is probable that the ultimate dispositions of the above lawsuits will not have a material adverse effect on the Company's business and financial condition; however, there can be no assurance that this will be the case.

  Purchase Commitments

     The Company had commitments to purchase approximately $16,497,000 of manufacturing equipment and approximately $1,289,000 of leasehold improvements as of October 25, 1997. The majority of these commitments is expected to be completed by the end of fiscal 1998.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(10)  STOCKHOLDERS' INVESTMENT

  Stock Options

     The following table summarizes stock option activity with respect to the non-qualified stock options:


                                                                                WEIGHTED
                                              NUMBER         EXERCISE           AVERAGE
                                             OF SHARES      PRICE RANGE      EXERCISE PRICE
                                             ---------    ---------------    --------------
                                                             (IN THOUSANDS)
Outstanding, October 29, 1994..............    1,690      $ 2.00 - $ 9.00        $ 4.78
Options granted............................      223        8.50 -  25.69          9.39
Options exercised..........................     (320)       2.00 -  11.06          3.61
Options canceled...........................     (147)       2.10 -   8.81          7.91
                                               -----      ---------------        ------
Outstanding, October 28, 1995..............    1,446        2.00 -  25.69          5.44
Options granted............................      150       27.00 -  31.50         30.98
Options exercised..........................     (443)       2.00 -  11.06          3.92
Options canceled...........................      (45)       2.00 -  31.50          6.75
                                               -----      ---------------        ------
Outstanding, October 26, 1996..............    1,108        2.00 -  31.50          9.45
Options granted............................      265       45.31 -  67.00         48.52
Options exercised..........................     (261)       2.00 -  31.50          4.98
Options canceled...........................      (42)       2.00 -  51.88         19.68
                                               -----      ---------------        ------
Outstanding, October 25, 1997..............    1,070        2.10 -  67.00         19.87
Options granted............................      532       31.78 -  63.50         48.45
Options exercised..........................     (137)       2.10 -  11.06          5.64
Options canceled...........................     (108)       2.10 -  67.00         38.11
                                               -----      ---------------        ------
Outstanding, August 1, 1998................    1,357      $ 2.10 - $67.00        $31.03
                                               =====      ===============        ======

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The following table summarizes information about stock options outstanding at October 25, 1997:

                                                                  WEIGHTED
                                                                  AVERAGE
                                                                 REMAINING          WEIGHTED
                   RANGE OF                       OPTIONS      CONTRACT LIFE        AVERAGE
               EXERCISE PRICES                  OUTSTANDING       (YEARS)        EXERCISE PRICE
               ---------------                  -----------    --------------    --------------
$ 2.10 - $ 3.15...............................      88,830          1.2              $ 2.60
  3.38 -   4.00...............................      97,595          2.6                3.73
  4.94 -   6.69...............................      83,120          4.2                5.15
  8.00 -  12.00...............................     406,500          6.3                8.79
      17.19...................................       1,750          7.6               17.19
 27.00 -  31.50...............................     136,975          7.9               30.93
 47.44 -  67.00...............................     255,250          8.8               48.56
                                                 ---------                           ------
                                                 1,070,020                           $19.87
                                                 =========                           ======

     The following table summarizes information about stock options exercisable at October 25, 1997:

                                                                             WEIGHTED
                                                                             AVERAGE
                          RANGE OF                              OPTIONS      EXERCISE
                      EXERCISE PRICES                         EXERCISABLE     PRICE
                      ---------------                         -----------    --------
$ 2.10 - $ 3.15.............................................     88,830       $ 2.60
  3.38 -   4.00.............................................     82,755         3.68
  4.94 -   6.69.............................................     50,520         5.20
  8.00 -  12.00.............................................    130,675         8.97
          17.19.............................................         --           --
 27.00 -  31.50.............................................     17,220        29.85
 47.44 -  67.00.............................................      9,000        46.02
                                                                -------       ------
Exercisable October 25, 1997................................    379,000       $ 7.65
                                                                =======       ======
Exercisable October 26, 1996................................    506,885       $ 4.52
                                                                =======       ======
Exercisable October 28, 1995................................    830,516       $ 4.71
                                                                =======       ======


     The Company has reserved as of October 25, 1997, a total of 2,005,270 shares of common stock for issuance under the non-qualified stock option plans listed in the above charts. During fiscal 1995, 1996 and 1997, approximately $287,000, $154,000 and $121,000, respectively, were charged against income as compensation expense associated with the granting of these options. For the first nine months of each of fiscal 1997 and 1998, $93,000 and $58,000, respectively were charged against income as compensation with the granting of those options.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The Company has computed the pro forma disclosures required under SFAS No. 123 using the Black-Scholes option pricing model. The assumptions used, weighted average information and the pro forma effect of applying SFAS No. 123 for the years ended October 26, 1996 and October 25, 1997 are as follows:

                                                             1996            1997
                                                         ------------    ------------
Risk-free interest rates...............................  6.20% - 6.73%   6.20% - 6.66%
Expected dividend yield................................            --              --
Expected lives.........................................    6.53 years      6.77 years
Expected volatility....................................          43.6%           43.6%
Weighted average grant-date fair value of options
  granted during the period, net of an estimated
  termination rate of 32.70%...........................       $ 24.54        $  26.51
Weighted average exercise price of options granted
  during the period, net of an estimated termination
  rate of 32.70%.......................................       $ 45.26        $  48.15
Weighted average remaining contractual life of options
  outstanding..........................................    8.92 years      8.66 years
Weighted average exercise price of 506,885 and 379,000
  options exercisable at October 26, 1996 and October
  25, 1997, respectively...............................       $  4.52        $   7.65
Pro forma net income (loss)............................       $31,802        $(37,088)
Pro forma -- basic net income (loss) per share.........       $  3.10        $  (3.24)
Pro forma -- diluted net income (loss) per share.......       $  2.87     $     (3.24)

     The Company has the following non-qualified stock option plans:

  December 1985 Plan and December 1986 Plan

     The options under these plans are exercisable immediately, and have various vesting periods up to 10 years according to each individual option agreement with an expiration date no later than 10 years and 90 days from the date of grant. Upon termination of employment under certain circumstances, the Company may, at its option, repurchase the exercised but unvested shares at the original purchase price. The Board of Directors has determined to make no further grants under these plans.

  September 1990 Plan

     This plan provides for the granting of options at a price equal to the fair market value at the date of grant. The options vest over periods of up to seven years and become exercisable according to each option agreement, and they expire no later than 10 years from the date of grant. The Board of Directors has determined to make no further grants under this plan.

  December 1991 Director Plan

     This plan originally provided for the granting of options to purchase up to 150,000 shares of common stock at a price equal to the fair market value at the date of grant. These options are exercisable ratably over a five-year period and expire no later than seven years from the date of grant. This plan has been amended to (i) increase the number of shares available to 300,000, (ii) provide that any current non-employee director who had five years of service in such capacity on February 26, 1997 be automatically granted, on such date and on each anniversary of service thereafter, a vested option to purchase 3,000 shares and
(iii) provide that any

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

current non-employee director who did not have five years of service in such capacity on February 26, 1997 and any future non-employee director each be automatically granted, on the date such non-employee director achieves five years of service in such capacity and on each anniversary of service thereafter, a vested option to purchase 3,000 shares.

  November 1995 Plan

     This plan provides for the granting of options to purchase up to 1,000,000 shares of common stock at a price equal to fair market value at the date of grant. The options vest according to each option agreement and they expire no later than 10 years from the date of grant.

  Stockholder Rights Plan

     The Company adopted a Stockholder Rights Plan in August 1995 pursuant to which the Company declared the distribution of one Common Stock Purchase Right ("Right") for each share of outstanding common stock. Under certain conditions, each Right may be exercised for one share of common stock at an exercise price of $130, subject to adjustment. Under circumstances defined in the Stockholder Rights Plan, the Rights entitle holders to purchase stock having a value of twice the exercise price of the Rights. Until they become exercisable, the Rights are not transferable apart from the common stock. The Rights may be redeemed by the Company at any time prior to the occurrence of certain events at $.01 per Right. The Stockholder Rights Plan will expire on September 11, 2005, unless the Rights are earlier redeemed by the Company.

(11)  RETIREMENT PLAN

     The Hadco Corporation Retirement Plan (the "Plan"), as amended, covers all employees with at least six months of continuous service, as defined. Annual profit sharing contributions are determined at the discretion of the Board of Directors but cannot exceed the amount allowable for federal income tax purposes. The Company made profit sharing contributions of $2,285,000, $3,335,000 and $4,016,000 to the Plan for the years ended October 1995, 1996 and 1997, respectively.


     The Plan permits participants to elect to have contributions made to the Plan in the form of reductions in salary under Section 401(k) of the Internal Revenue Code subject to limitations set out in the Plan. Under the Plan, the Company will match employee contributions up to a set percentage. Employee contributions become vested when made, and Company contributions become vested at the rate of 33 1/3 for each year of service with the Company. The Company matched employee contributions in the amount of approximately $600,000, $736,000, $834,000 and $2,776,000 during fiscal 1995, 1996, and 1997 and the nine months ended August 1, 1998, respectively.


(12)  QUARTERLY RESULTS (UNAUDITED)

     The following summarized unaudited results of operations for the fiscal quarters in the years ended October 1996 and 1997 and through the first quarter of fiscal 1998 have been accounted for using generally accepted principles for interim reporting purposes and include adjustments (consisting of normal recurring adjustments) that the Company considers necessary for the fair presentation of results for these interim periods.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                                                1996          1997
                                                              ---------    ----------
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
First Fiscal Quarter --
  Net sales.................................................   $76,481      $111,536
  Gross profit..............................................    20,463        26,377
  Net income (loss).........................................     7,191       (69,161)
  Diluted Net income (loss) per share.......................       .65         (6.64)
  Diluted Weighted average shares outstanding...............    11,104        10,413
Second Fiscal Quarter --
  Net sales.................................................   $88,096      $180,662
  Gross profit..............................................    22,951        38,463
  Net income................................................     7,895         9,953
  Diluted Net income per share..............................       .71           .91
  Diluted Weighted average shares outstanding...............    11,135        10,956
Third Fiscal Quarter --
  Net sales.................................................   $88,225      $183,274
  Gross profit..............................................    22,419        39,254
  Net income................................................     7,994        11,369
  Diluted Net income per share..............................       .72           .93
  Diluted Weighted average shares outstanding...............    11,100        12,254
Fourth Fiscal Quarter --
  Net sales.................................................   $97,883      $173,233
  Gross profit..............................................    24,623        37,298
  Net income................................................     8,934        11,346
  Diluted Net income per share..............................       .81           .84
  Diluted Weighted average shares outstanding...............    11,008        13,528

(13)  CUSTOMERS


     During fiscal year 1995, no customer accounted for more than 7% of consolidated net sales. During fiscal years 1996 and 1997, one customer accounted for 15% of consolidated net sales. The Company's five largest customers accounted for 28%, 34% and 34% of consolidated net sales during fiscal 1995, 1996 and 1997, respectively. For the first nine months of each of fiscal 1997 and 1998 one customer accounted for more than 10% of consolidated sales.


(14)  RESTRUCTURING AND OTHER NON-RECURRING CHARGES


     On April 6, 1998, the Company announced the planned consolidation of its two East Coast quick-turn prototype facilities into the larger of the two facilities located at Haverhill, MA. The Company incurred and recorded in the fiscal quarter ended May 2, 1998 non-recurring charges in connection with the consolidation totaling $5.9 million. The component of this charge classified as restructuring-related met the criteria set forth in Emerging Issues and Task Force Issue ("EITF") 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Non-recurring costs include costs associated with the abandonment of assets at one of the facilities. On July 31, 1998, the Company announced a limited restructuring of its workforce, which reduced the Company's workforce by approximately 3%. This restructuring was in addition to the consolidation of the East Coast Tech Center Facilities. The cost of this limited restructuring is comprised of severance and related benefits for the terminated employees. As of August 1, 1998 the Company has recorded a liability for both restructurings

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


totaling $2.5 million, which relates to severance and other payroll related costs, as well as lease termination costs. The components of the restructuring and other non-recurring costs during the nine months ended August 1, 1998 are as follows:



                                              EAST COAST
                                               FACILITY       COMPANY-WIDE
                                             CONSOLIDATION    RESTRUCTURING        TOTAL
                                             -------------    -------------    --------------
                                                              (IN THOUSANDS)
Loss on abandonment of assets..............     $1,965           $   --            $1,965
Severance benefits and associated legal
  costs....................................        129            1,105             1,234
Lease termination loss.....................      1,336               --             1,336
                                                ------           ------            ------
Total Restructuring Charges................      3,430            1,105             4,535
Other Non-recurring Charges................      2,517               --             2,517
                                                ------           ------            ------
Total Restructuring and Other Charges......     $5,947           $1,105            $7,052
                                                ======           ======            ======


     Included in the restructuring and other charges is $2.5 million, which represents the write-down of existing assets to their net realizable value, in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."


(15)  SUBSEQUENT EVENT



     On September 15, 1998 the Company amended its Credit Facility with the Third Amendment and Modification Agreement dated as of September 14, 1998. This most recent amendment to the Credit Facility, among other things, amended and added certain covenants, changed the available borrowing capacity under the Credit Facility from $400 million to the lesser of $300 million and the Borrowing Base and granted the banks a first priority mortgage and security interest in substantially all of the assets of the Company and each of the subsidiaries which are guarantors of the Credit Facility. The Borrowing Base is an amount, determined periodically by the Agent, equal to the sum of specified percentages of Eligible Accounts Receivable (domestic and foreign), domestic Eligible Inventory, Eligible Fixed Assets and a percentage, determined in the Agent's sole discretion, of Eligible Foreign Inventory, less certain Reserves (all as defined in the Credit Facility). Under this most recent amendment to the Credit Facility the Company is also required to pay a quarterly usage fee based on an Applicable Base Rate Usage Fee Margin and an Applicable Eurodollar Rate Usage Fee Margin (both as defined in the Credit Facility). The Credit Facility expires and all outstanding loans thereunder mature on January 8, 2002.



     The Credit Facility contains customary representations and warranties. The Credit Facility also contains extensive affirmative and negative covenants, including, among others, certain limits on the ability of the Company and its subsidiaries to incur indebtedness, create liens, make investments, pay dividends or other distributions, engage in mergers, consolidations, acquisitions or dispositions, enter into sale and leaseback transactions, enter into guarantees, prepay subordinated indebtedness, make capital expenditures or create any new series of capital stock or amend the terms of existing capital stock. The Credit Facility also requires the Company to maintain certain financial covenants, including maximum ratio of Consolidated Funded Debt to EBITDA, minimum interest coverage, minimum consolidated net worth and minimum fixed charge coverage. Certain financial covenants have been modified and others added under this most recent amendment to the Credit Facility, including an additional covenant with respect to a minimum ratio of EBITDA to Consolidated Total Interest Expense, which covenant terminates at the end of the Company's fiscal first quarter 1999, and a covenant limiting the amount of Capital Expenditures the Company and its subsidiaries may make, which covenant terminates at the end of the Company's fiscal fourth quarter 1999. The Company was in default as of the four quarter period ended August 1, 1998 with respect to two of its financial covenants, which defaults have been waived by the Company's banks. As of August 1, 1998, the Company had $160 million outstanding under the Credit Facility. See Note 7 to Consolidated Financial Statements.

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(16) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                               AS OF OCTOBER 25, 1997
                                      ------------------------------------------------------------------------
                                       GUARANTOR     NON-GUARANTOR     PARENT      ELIMINATION    CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES    CORPORATION     ENTRIES         TOTAL
                                      ------------   -------------   -----------   -----------    ------------
                                                                   (IN THOUSANDS)
                                                    ASSETS
Current Assets:
  Cash and cash equivalents.........    $ (1,603)       $ 2,249       $ 11,525      $      --       $ 12,171
  Short-term investments............          --             --          1,562             --          1,562
  Accounts receivable, net..........         145             56         92,021             --         92,222
  Inventories.......................      11,229          5,116         29,655             --         46,000
  Deferred tax asset................          --             --         10,483             --         10,483
  Prepaid expenses and other current
     assets.........................       2,271            113          1,861             --          4,245
                                        --------        -------       --------      ---------       --------
          Total current assets......      12,042          7,534        147,107                       166,683
Property, Plant and Equipment,
  net...............................      67,525         33,462        130,503                       231,490
Intercompany Receivable.............      12,184             --            863        (13,047)            --
Investments in subsidiaries.........      23,435             --        142,560       (165,995)            --
Acquired Intangible Assets, net.....     101,131             --             --             --        101,131
Other Assets........................         619          1,852            742             --          3,213
                                        --------        -------       --------      ---------       --------
                                        $216,936        $42,848       $421,775      $(179,042)      $502,517
                                        ========        =======       ========      =========       ========
                                   LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Current portion of long-term
     debt...........................    $  4,215        $   104       $    745      $      --       $  5,064
  Accounts payable..................      21,608          4,745         42,241             --         68,594
  Intercompany payable..............          --         13,047             --        (13,047)            --
  Accrued payroll and other employee
     benefits.......................       5,693            225         22,361             --         28,279
  Accrued taxes.....................       3,880            269         (2,374)            --          1,775
  Other accrued expenses............       1,514             56          7,708             --          9,278
                                        --------        -------       --------      ---------       --------
          Total current
            liabilities.............      36,910         18,446         70,681        (13,047)       112,990
                                        --------        -------       --------      ---------       --------
Long-term Debt, net of current
  portion...........................       8,278            353        101,085             --        109,716
                                        --------        -------       --------      ---------       --------
Deferred Tax Liability..............      29,802             --            883             --         30,685
                                        --------        -------       --------      ---------       --------
Other Long-term Liabilities.........          --             --          9,214             --          9,214
                                        --------        -------       --------      ---------       --------
Stockholders' Investment:
  Common stock, $.05 par value;
     Authorized -- 25,000 shares
     Issued and outstanding --
     13,086 shares in 1997..........          11         29,654            655        (29,665)           655
Paid-in Capital.....................     212,474             --        168,246       (212,474)       168,246
Deferred Compensation...............          --             --           (117)            --           (117)
Retained Earnings...................     (70,539)        (5,605)        71,128         76,144         71,128
                                        --------        -------       --------      ---------       --------
          Total stockholders'
            investment..............     141,946         24,049        239,912       (165,995)       239,912
                                        --------        -------       --------      ---------       --------
                                        $216,936        $42,848       $421,775      $(179,042)      $502,517
                                        ========        =======       ========      =========       ========

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                    FOR THE YEAR ENDED OCTOBER 25, 1997
                                ---------------------------------------------------------------------------
                                 GUARANTOR      NON-GUARANTOR      PARENT       ELIMINATION    CONSOLIDATED
                                SUBSIDIARIES    SUBSIDIARIES     CORPORATION      ENTRIES         TOTAL
                                ------------    -------------    -----------    -----------    ------------
                                                              (IN THOUSANDS)
Net Sales.....................    $195,411         $26,411        $426,883        $    --        $648,705
Cost of Sales.................     164,069          18,773         324,471             --         507,313
                                  --------         -------        --------        -------        --------
  Gross Profit................      31,342           7,638         102,412             --         141,392
Operating Expenses............      12,821           7,696          44,069             --          64,586
Write-off of Acquired
  In-Process Research and
  Development.................      78,000              --              --             --          78,000
                                  --------         -------        --------        -------        --------
  Income (Loss) From
     Operations...............     (59,479)            (58)         58,343             --          (1,194)
Interest and Other Income.....         655              --           2,641             --           3,296
Interest Expense..............      (2,003)           (557)         (8,363)            --         (10,923)
                                  --------         -------        --------        -------        --------
  Income (Loss) Before
     Provision for Income
     Taxes....................     (60,827)           (615)         52,621             --          (8,821)
Provision for Income Taxes....       6,860             275          20,537             --          27,672
Equity in income (loss) of
  subsidiary..................      (2,852)             --         (68,577)        71,429              --
                                  --------         -------        --------        -------        --------
  Net Income (Loss)...........    $(70,539)        $  (890)       $(36,493)       $71,429        $(36,493)
                                  ========         =======        ========        =======        ========

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                             FOR THE YEAR ENDED OCTOBER 25, 1997
                                         ---------------------------------------------------------------------------
                                          GUARANTOR      NON-GUARANTOR      PARENT       ELIMINATION    CONSOLIDATED
                                         SUBSIDIARIES    SUBSIDIARIES     CORPORATION     ENTITIES         TOTAL
                                         ------------    -------------    -----------    -----------    ------------
                                                                       (IN THOUSANDS)
Net cash provided by (used in)
  operating activities.................    $44,591          $ 9,978        $  (3,902)      $    --       $  50,667
                                           -------          -------        ---------       -------       ---------
Cash Flows from Investing Activities:
  Purchases of short-term
     investments.......................         --               --          (19,862)           --         (19,862)
  Maturities of short-term
     investments.......................         --               --           27,701            --          27,701
  Investments in subsidiaries..........      9,496              726          (10,222)           --              --
  Purchases of property, plant and
     equipment.........................    (19,976)          (4,092)         (45,783)           --         (69,851)
  Proceeds from sale of property, plant
     and equipment.....................         --               --            2,760            --           2,760
  Foreign Sales Corp. dividend.........         --           (1,962)           1,962            --              --
  Acquisition of Zycon Corporation in
     1997, net of cash acquired........         --               --         (209,661)           --        (209,661)
                                           -------          -------        ---------       -------       ---------
  Net cash used in investing
     activities........................    (10,480)          (5,328)        (253,105)           --        (268,913)
                                           -------          -------        ---------       -------       ---------
Cash Flows from Financing Activities:
  Principal payments of long-term
     debt..............................    (35,714)          (2,505)        (126,547)           --        (164,766)
  Proceeds from issuance of long-term
     debt..............................         --               --          224,954            --         224,954
  Proceeds from exercise of stock
     options...........................         --               --            1,303            --           1,303
  Sale of common stock, net of issuance
     costs.............................         --               --          131,088            --         131,088
  Tax benefit from exercise of stock
     options...........................         --               --            5,052            --           5,052
                                           -------          -------        ---------       -------       ---------
     Net cash (used in) provided by
       financing activities............    (35,714)          (2,505)         235,850            --         197,631
                                           -------          -------        ---------       -------       ---------
Net Increase (Decrease) in Cash and
  Cash Equivalents.....................     (1,603)           2,145          (21,157)           --         (20,615)
Cash and Cash Equivalents, Beginning of
  Period...............................         --              104           32,682            --          32,786
                                           -------          -------        ---------       -------       ---------
Cash and Cash Equivalents, End of
  Period...............................    $(1,603)         $ 2,249        $  11,525       $    --       $  12,171
                                           =======          =======        =========       =======       =========

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                  (UNAUDITED)


                                                                      AS OF AUGUST 1, 1998
                                             -----------------------------------------------------------------------
                                              GUARANTOR     NON-GUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES    CORPORATION     ENTRIES        TOTAL
                                             ------------   -------------   -----------   -----------   ------------
                                                                         (IN THOUSANDS)
                                                       ASSETS
Current Assets:
  Cash and cash equivalents................    $  1,499        $ 1,939       $  1,495      $      --      $  4,933
  Accounts receivable, net.................      49,848          6,424         48,085             --       104,357
  Inventories..............................      23,280          6,824         35,758             --        65,862
  Deferred tax asset.......................       3,473             --         11,983             --        15,456
  Prepaid expenses and other current
     assets................................       9,301            265          6,502             --        16,068
                                               --------        -------       --------      ---------      --------
          Total current assets.............      87,401         15,452        103,823             --       206,676
Property, Plant and Equipment, net.........     139,415         49,956        133,713             --       323,084
Intercompany Receivable....................          --            118        105,246       (105,364)           --
Investments in subsidiaries................      19,438             --        268,231       (287,669)           --
Acquired Intangible Assets, net............     194,442             --             --             --       194,442
Other Assets...............................       2,205            243          7,152             --         9,600
                                               --------        -------       --------      ---------      --------
                                               $442,901        $65,769       $618,165      $(393,033)     $733,802
                                               ========        =======       ========      =========      ========

                                      LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Current portion of long-term debt........    $  3,590        $    92       $    802      $      --      $  4,484
  Accounts payable.........................      28,610          5,699         30,864             --        65,173
  Intercompany payable.....................      66,154         39,210             --       (105,364)           --
  Accrued payroll and other employee
     benefits..............................       3,319            151         22,477             --        25,947
  Accrued taxes............................      14,317            119        (12,817)            --         1,619
  Other accrued expenses...................       2,473            132         15,635             --        18,240
                                               --------        -------       --------      ---------      --------
          Total current liabilities........     118,463         45,403         56,961       (105,364)      115,463
Long-term Debt, net of current portion.....       6,036            315        360,547             --       366,898
Deferred Tax Liability.....................      50,785             --            883             --        51,668
Other Long-term Liabilities................          --             --          9,192             --         9,192
Stockholders' Investment:
  Common stock, $0.05 par value;
     Authorized -- 50,000 shares
     Issued and outstanding -- 13,321 in
       1998................................          11         29,654            667        (29,665)          667
  Paid-in Capital..........................     400,616             --        173,338       (400,616)      173,338
  Deferred Compensation....................          --             --            (59)            --           (59)
  Retained Earnings........................    (133,010)        (9,603)        16,636        142,612        16,635
                                               --------        -------       --------      ---------      --------
          Total stockholders' investment...     267,617         20,051        190,582       (287,669)      190,581
                                               --------        -------       --------      ---------      --------
                                               $442,901        $65,769       $618,165      $(393,033)     $733,802
                                               ========        =======       ========      =========      ========

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                  (UNAUDITED)


                                                                   FOR THE NINE MONTHS ENDING AUGUST 1, 1998
                                                    -----------------------------------------------------------------------
                                                     GUARANTOR     NON-GUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                                    SUBSIDIARIES   SUBSIDIARIES    CORPORATION     ENTRIES        TOTAL
                                                    ------------   -------------   -----------   -----------   ------------
                                                                                (IN THOUSANDS)
Net Sales.........................................   $ 239,537        $25,273       $344,445       $    --       $609,255
Cost of Sales.....................................     214,572         25,735        274,570            --        514,877
                                                     ---------        -------       --------       -------       --------
  Gross Profit....................................      24,965           (462)        69,875            --         94,378
Operating Expenses................................      12,773          2,686         45,176            --         60,635
Restructuring and Other Non-Recurring Charges.....          --             --          7,052            --          7,052
Write-off of Acquired In-Process Research and
  Development.....................................      63,050             --             --            --         63,050
                                                     ---------        -------       --------       -------       --------
  Income (Loss) From Operations...................     (50,858)        (3,148)        17,647            --        (36,359)
Interest and Other Income.........................         483          1,661         (2,155)        1,852          1,841
Interest Expense..................................        (642)          (398)       (13,289)           --        (14,329)
                                                     ---------        -------       --------       -------       --------
  Income (Loss) Before Provision for Income
    Taxes.........................................     (51,017)        (1,885)         2,203         1,852        (48,847)
Provision for (benefit from) Income Taxes.........       7,457            260         (2,331)          260          5,646
Equity in income (loss) of subsidiary.............      (3,997)            --        (60,619)       64,616             --
                                                     ---------        -------       --------       -------       --------
  Net Income (Loss)...............................   $ (62,471)       $(2,145)      $(56,085)      $66,208       $(54,493)
                                                     =========        =======       ========       =======       ========


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                                  (UNAUDITED)


                                                                   FOR THE NINE MONTHS ENDING AUGUST 1, 1998
                                                    -----------------------------------------------------------------------
                                                     GUARANTOR     NON-GUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                                    SUBSIDIARIES   SUBSIDIARIES    CORPORATION     ENTRIES        TOTAL
                                                    ------------   -------------   -----------   -----------   ------------
                                                                                (IN THOUSANDS)
Net cash provided by (used in) operating
  activities......................................    $(17,329)       $(7,383)      $ 56,669       $ 1,592       $ 33,549
                                                      --------        -------       --------       -------       --------
Cash Flows from Investing Activities:
  Purchases of short-term investments.............          --             --         (2,020)           --         (2,020)
  Maturities of short-term investments............          --             --          3,582            --          3,582
  FSC dividend....................................          --         (1,852)         1,852            --             --
  Purchases of property, plant and equipment......     (17,637)       (18,940)       (32,296)           --        (68,873)
  Investments in subsidiaries.....................         727          1,852           (987)       (1,592)            --
  Acquisition of Continental Circuits.............          --             --       (192,532)           --       (192,532)
                                                      --------        -------       --------       -------       --------
    Net cash used in investing activities.........     (16,910)       (18,940)      (222,401)       (1,592)      (259,843)
                                                      --------        -------       --------       -------       --------
Cash Flows from Financing Activities:
  Principal payments of long-term debt............     (38,302)           (51)      (207,360)           --       (245,713)
  Net proceeds from issuance of long-term debt....          --             --        459,665            --        459,665
  Proceeds from exercise of stock options.........          --             --            770            --            770
  Tax benefit from exercise of options............          --             --          1,742            --          1,742
  Proceeds from the sale of common stock..........          --             --          2,592            --          2,592
  Intercompany payable............................      75,643         26,064       (101,707)           --             --
                                                      --------        -------       --------       -------       --------
    Net cash (used in) provided by financing
      activities..................................      37,341         26,013        155,702            --        219,056
                                                      --------        -------       --------       -------       --------
Net Increase (Decrease) in Cash and Cash
  Equivalents.....................................       3,102           (310)       (10,030)           --         (7,238)
Cash and Cash Equivalents, Beginning of Period....      (1,603)         2,249         11,525            --         12,171
                                                      --------        -------       --------       -------       --------
Cash and Cash Equivalents, End of Period..........    $  1,499        $ 1,939       $  1,495       $    --       $  4,933
                                                      ========        =======       ========       =======       ========

                       HADCO CORPORATION AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Basis of presentation. In connection with the acquisition of Continental Circuits Corp., which was financed with approximately $184 million of borrowings from the Credit Facility, the Company on May 18, 1998 sold $200,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due in 2008 (the Notes). The Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by certain of the Company's direct wholly-owned domestic subsidiaries (the Guarantors). The Guarantors are Hadco Santa Clara, Inc., Hadco Phoenix, Inc., CCIR of Texas Corp., and CCIR of California Corp. The condensed consolidating financial statements of the Guarantors are presented above and should be read in connection with the Consolidated Financial Statements of the Company. Separate financial statements of the Guarantors, except for Hadco Santa Clara, Inc. for which financial statements are incorporated by reference with respect to its predecessor entity Zycon Corporation, are not presented because (i) the Guarantors are wholly-owned and have fully and unconditionally guaranteed the Notes on a joint and several basis and (ii) the Company's management has determined such separate financial statements are not material to investors and believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantors.

     There are no significant restrictions on the ability of the Guarantors to make distributions to the Company.

     Condensed consolidating financial information has not been presented for 1996 and 1995 because the Guarantors were not subsidiaries of the Company in its 1996 and 1995 fiscal years.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Continental Circuits Corp.

     We have audited the accompanying consolidated balance sheets of Continental Circuits Corp. and subsidiaries as of July 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continental Circuits Corp. and subsidiaries at July 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Phoenix, Arizona
August 22, 1997

                           CONTINENTAL CIRCUITS CORP.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JULY 31,    JULY 31,    JANUARY 31,
                                                                1996        1997         1998
                                                              --------    --------    -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,851     $    85      $    180
  Accounts receivable, less allowance of $167 in 1996 and
     $152 in 1997...........................................   15,114      21,431        20,150
  Inventories...............................................    4,796       8,805        13,081
  Refundable income taxes...................................      240         420           420
  Deferred income taxes.....................................      714         125           125
  Prepaid expenses and other................................      259         946         1,109
                                                              -------     -------      --------
          Total current assets..............................   24,974      31,812        35,065
Property, plant, and equipment:
  Land......................................................    2,899       3,586         3,586
  Buildings and improvements................................   18,353      24,677        30,733
  Machinery and equipment...................................   53,065      69,123        80,333
                                                              -------     -------      --------
                                                               74,317      97,386       114,652
  Accumulated Depreciation..................................   40,200      46,422        50,774
                                                              -------     -------      --------
                                                               34,117      50,964        63,878
Other assets................................................      495          83         3,340
                                                              -------     -------      --------
          Total assets......................................  $59,586     $82,859      $102,283
                                                              =======     =======      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 7,193     $14,665      $ 15,774
  Accrued vacation expense..................................      720         688           497
  Other accrued expenses....................................    1,332       2,443         1,965
  Current portion of long-term debt.........................    1,000          --            --
                                                              -------     -------      --------
          Total current liabilities.........................   10,245      17,796        18,236
  Long-term debt, less current portion......................    3,333      10,312        29,375
  Deferred income taxes.....................................    1,976       2,507         2,507
Commitments and contingencies Shareholders' equity:
  Preferred stock, $.01 par value -- Authorized shares
     1,000,000..............................................       --          --            --
     Issued and outstanding shares none
  Common stock, $.01 par value -- Authorized shares
     20,000,000
     Issued and outstanding shares -- 7,194,000 in 1996,
       7,252,000 in 1997, and 7,292,000 1998................       72          73            73
Additional paid-in capital..................................   10,077      10,266        10,511
Retained earnings...........................................   33,883      41,905        41,581
                                                              -------     -------      --------
Total shareholders' equity..................................   44,032      52,244        52,165
                                                              -------     -------      --------
          Total liabilities and shareholders' equity........  $59,586     $82,859      $102,283
                                                              =======     =======      ========

                             See accompanying notes

                           CONTINENTAL CIRCUITS CORP.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS EXCEPT PER SHARE INFORMATION)

                                                                          SIX MONTHS     SIX MONTHS
                                                                             ENDED          ENDED
                                      JULY 31,    JULY 31,    JULY 31,    FEBRUARY 2,    JANUARY 31,
                                        1995        1996        1997         1997           1998
                                      --------    --------    --------    -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
Net sales...........................  $95,372     $108,362    $120,752      $56,685        $69,650
Cost of products sold...............   76,174       89,502      98,698       47,052         58,763
                                      -------     --------    --------      -------        -------
Gross profit........................   19,198       18,860      22,054        9,633         10,887
Selling, general and administrative
  expense...........................    7,381        7,991       8,487        3,839          4,616
In-process research and
  development.......................       --           --          --           --          4,300
                                      -------     --------    --------      -------        -------
                                       11,817       10,869      13,567        5,794          1,971
Other expense:
Interest............................      878          470         354          123            734
Other...............................       25          123         365          325             15
                                      -------     --------    --------      -------        -------
Income before income taxes..........   10,914       10,276      12,848        5,346          1,222
Income taxes........................    4,260        3,993       4,826        2,096          1,546
                                      -------     --------    --------      -------        -------
Net income (loss)...................  $ 6,654     $  6,283    $  8,022      $ 3,250        $  (324)
                                      =======     ========    ========      =======        =======
Net income (loss) per share
Basic...............................  $  0.93     $   0.88    $   1.11      $  0.45        $ (0.04)
                                      =======     ========    ========      =======        =======
Diluted.............................  $  0.90     $   0.85    $   1.08      $  0.44        $ (0.04)
                                      =======     ========    ========      =======        =======
Number of shares used in computing
Basic...............................    7,120        7,152       7,213        7,206          7,267
                                      =======     ========    ========      =======        =======
Diluted.............................    7,409        7,430       7,432        7,428          7,267
                                      =======     ========    ========      =======        =======

                             See accompanying notes

                           CONTINENTAL CIRCUITS CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                                                SIX MONTHS    SIX MONTHS
                                                                                   ENDED         ENDED
                                               JULY 31,   JULY 31,   JULY 31,   FEBRUARY 2,   JANUARY 31,
                                                 1995       1996       1997        1997          1998
                                               --------   --------   --------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)............................  $  6,654   $ 6,283    $  8,022     $ 3,250       $  (324)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation...............................     5,612     6,572       6,292       2,838         4,351
  In process research and development
     write-off...............................        --        --          --          --         4,300
  Loss on sale of property, plant, and
     equipment...............................        70       139           6          --            --
  Deferred income taxes......................       101      (418)      1,120          --            --
  Provision (recovery) for doubtful
     accounts................................        24       424         (15)       (133)           16
Changes in operating assets and liabilities:
  Accounts receivable........................    (1,327)   (1,040)     (6,302)     (2,971)        2,136
  Inventories................................    (1,129)      320      (4,009)     (1,919)       (3,881)
  Refundable income taxes....................        --      (240)       (180)         --            --
  Prepaid expenses and other.................      (417)      365        (687)        154          (163)
  Other assets...............................        77      (801)        412         291        (1,870)
  Accounts payable...........................     1,135    (1,513)      7,472       3,748           535
  Accrued expenses...........................       418      (158)      1,079         (72)       (1,061)
  Income taxes...............................       164      (386)         --         692            --
                                               --------   -------    --------     -------       -------
Net cash provided by operating activities....    11,382     9,547      13,210       5,878         4,039
INVESTING ACTIVITIES
Purchases of property, plant, and
  equipment..................................   (11,676)   (8,682)    (20,562)     (7,589)      (16,361)
Proceeds from disposal of property, plant,
  and equipment..............................        31       102          17          --            --
Acquisition of Flexible Circuits
  Technology.................................        --        --          --          --        (6,891)
Acquisition of a division of Radian
  International LLC..........................        --        --      (2,600)         --            --
                                               --------   -------    --------     -------       -------
Net cash used in investing activities........   (11,645)   (8,580)    (23,145)     (7,589)      (23,252)
FINANCING ACTIVITIES
Borrowings under line of credit agreement....        --        --       9,312       1,000        19,063
Principal payments on long-term debt.........   (11,143)   (4,167)     (4,333)       (500)           --
Borrowings under long-term debt..............        --     5,000       1,000          --            --
Proceeds from issuance of common stock, net
  of issuance cost...........................     9,504        13         190         135           245
Payments to repurchase common stock..........       (57)       --          --          --            --
                                               --------   -------    --------     -------       -------
Net cash provided by (used in) financing
  activities.................................    (1,696)      846       6,169         635        19,308
                                               --------   -------    --------     -------       -------
Net increase (decrease) in cash and cash
  equivalents................................    (1,959)    1,813      (3,766)     (1,076)           95
Cash and cash equivalents at beginning of
  period.....................................     3,997     2,038       3,851       3,851            85
                                               --------   -------    --------     -------       -------
Cash and cash equivalents at end of period...  $  2,038   $ 3,851    $     85     $ 2,775       $   180
                                               ========   =======    ========     =======       =======

                             See accompanying notes

                           CONTINENTAL CIRCUITS CORP.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                            COMMON STOCK
                                          ----------------      ADDITIONAL       RETAINED
                                          SHARES    AMOUNT    PAID-IN-CAPITAL    EARNINGS     TOTAL
                                          ------    ------    ---------------    --------    -------
BALANCE AT JULY 31, 1994................  6,133      $61          $   581        $20,993     $21,635
Cash proceeds from issuance of common
  stock, net of share issuance costs....  1,000       10            9,396             --       9,406
Shares issued in connection with options
  exercised.............................     10       --               98             --          98
Shares repurchased and canceled.........    (13)      --              (10)           (47)        (57)
Net income..............................     --       --               --          6,654       6,654
                                          -----      ---          -------        -------     -------
BALANCE AT JULY 31, 1995................  7,130       71           10,065         27,600      37,736
Shares issued in connection with options
  exercised.............................     64        1              199             --         200
Share issuance costs....................     --       --             (187)            --        (187)
Net income..............................     --       --               --          6,283       6,283
                                          -----      ---          -------        -------     -------
BALANCE AT JULY 31, 1996................  7,194       72           10,077         33,883      44,032
Shares issued in connection with options
  exercised and for employee stock
  purchase plan.........................     58        1              189             --         190
Net income..............................     --       --               --          8,022       8,022
                                          -----      ---          -------        -------     -------
BALANCE AT JULY 31, 1997................  7,252       73           10,266         41,905      52,244
Shares issued in connection with options
  exercised and for employee stock
  purchase plan (unaudited).............     40       --              245             --         245
Net loss (unaudited)....................     --       --               --           (324)       (324)
                                          -----      ---          -------        -------     -------
BALANCE AT JANUARY 31, 1998
  (UNAUDITED)...........................  7,292      $73          $10,511        $41,581     $52,165
                                          =====      ===          =======        =======     =======

                             See accompanying notes

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1997
(THE INFORMATION FOR THE SIX MONTHS ENDED FEBRUARY 2, 1997 AND JANUARY 31, 1998
                                 IS UNAUDITED)

1.  ACCOUNTING POLICIES

  Description Of Business

     The Company is in one line of business as a manufacturer of complex multilayer, surface mount circuit boards used in sophisticated electronic equipment in the computer, communications, instrumentation and industrial controls industries. The Company sells its products primarily to leading original equipment manufacturers and to contract assemblers in the United States and abroad.

  Principles Of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries, which are wholly owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash And Cash Equivalents

     Cash and cash equivalents consists of checking accounts and funds invested in overnight repurchase agreements and is stated at cost, which approximates market value. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Inventories

     Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property, Plant, And Equipment

     Property, plant, and equipment is stated at cost. Depreciation is computed using the double declining balance and the straight-line methods based on the estimated useful lives of the related assets ranging from three to forty years.

  Fair Value Of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at amounts that reasonably approximate their fair values. The carrying amounts of the Company's borrowings under its line of credit arrangement approximates its fair value based on the variable nature of its interest rates.

  Revenue Recognition

     Sales are recorded at the time individual items are shipped.

  Advertising Costs

     Advertising costs are expensed as incurred. Advertising expense for the years ended July 31, 1995, 1996, and 1997 and for the six months ended January 31, 1998 were $55,000, $54,000, $47,000 and $64,000, respectively.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

  Earnings Per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"), adopted by the Company in the second quarter of fiscal year 1998. SFAS No. 128 replaced the previously reported primary or fully diluted pro forma earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported primary earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the SFAS No. 128 requirements. The impact of SFAS No. 128 on the calculation of fully diluted earnings per share for each of the periods presented was not material.

  Supplemental Earnings Per Share

     Supplemental earnings per share, assuming the proceeds from the issuance of 922,000 common shares at the public offering of $10.50, net of issuance costs, were used to repay $9.0 million of the Company's indebtedness as of August 1, 1994, would have reduced diluted earnings per share from $0.90 to $0.85 in 1995.

  Stock Based Compensation

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and, accordingly, recognizes no compensation expense for the stock option grants.

  Use Of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Interim Financial Information

     The consolidated financial statements for the six months ended February 2, 1997 and January 31, 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and results of operations. Operating results for the six months ended January 31, 1998 are not necessarily indicative of the results that may be expected for any future periods.

2.  ACQUISITIONS

     In April 1997, the Company acquired the assets and assumed certain liabilities of a division of Radian International LLC (Radian) for $2,600,000. The acquisition was accounted for as a purchase, and accordingly, the results of its operations have been included in the consolidated results of operations since the transaction date. The purchase price has been allocated to the assets and liabilities acquired based on fair values at acquisition. The results of operations of Radian were not significant in relation to the Company for periods prior to the acquisition.

     On November 17, 1997, the Company acquired substantially all of the assets of Flexible Circuits Technology, dba Dynaflex Technology, for approximately $6.9 million in cash. The purchase price has been allocated to the assets acquired and included an allocation of $4.3 million to in process research and development since at the date of the acquisition the technological feasibility of the acquired technology was not established and the technology had no alternative future use. The results of the acquired business were not significant in relation to the Company for periods prior to the acquisition.

3.  INVENTORIES

     Inventories consisted of the following:

                                                 JULY 31,    JULY 31,    JANUARY 31,
                                                   1996        1997         1998
                                                 --------    --------    -----------
Raw material...................................   $  649      $2,117       $ 2,943
Work-in-process................................    2,487       4,878         8,344
Finished Goods.................................    1,660       1,810         1,794
                                                  ------      ------       -------
                                                  $4,796      $8,805       $13,081
                                                  ======      ======       =======

4.  LONG-TERM DEBT

     On July 25, 1997, the Company entered into a $45,000,000 long-term line of credit agreement with a bank. Up to $25,000,000 of the line of credit agreement can be converted into a long-term note payable. At July 31, 1997 there were no amounts converted to a long-term note. The line of credit bears interest at LIBOR plus a fixed rate factor, as defined, and/or the prime rate, payable monthly, and the interest rate can be converted by the Company to a fixed rate when the Company draws above $2,000,000. The line of credit expires on October 31, 2000 and provides for maximum borrowings of the lessor of $45,000,000 less any converted long-term note payable amounts. At July 31, 1997, amounts available under the line of credit were approximately $34,700,000. The weighted average interest rate under the line of credit was 8.5 percent in 1997. The above long-term debt agreements are collateralized by substantially all available assets of the Company.

     The line of credit agreement contains covenants which place various restrictions on financial ratios, transactions with related parties, and prohibits the payment of dividends. In addition, the line of credit agreement contains an event of default provision whereby all outstanding amounts would be due and payable should there be a change in ownership control.

     Long-term debt consisted of the following:

                                                        JULY 31,    JULY 31,    JANUARY 31,
                                                          1996        1997         1998
                                                        --------    --------    -----------
                                                                  (IN THOUSANDS)
$45,000,000 long-term line of credit agreement with a
  bank, interest payable monthly at LIBOR plus a fixed
  rate factor, as defined, and/or the prime rate,
  maturing October 31, 2000...........................   $   --     $ 9,312       $28,375
$1,000,000 long-term adjustable rate industrial
  development revenue bond, interest payable monthly
  at a variable rate until September 1, 2011 when all
  outstanding interest and principal is due and
  payable; secured by $1,000,000 irrevocable letter of
  credit; bond is subject to certain optional and
  mandatory redemption, as defined....................       --       1,000         1,000
$5,000,000 long-term note payable to a bank, paid in
  full during 1997....................................    4,333          --            --
                                                         ------     -------       -------
                                                          4,333      10,312        29,375
Less current portion..................................    1,000          --            --
                                                         ------     -------       -------
                                                         $3,333     $10,312       $29,375
                                                         ======     =======       =======

     Maturities of long-term debt for the five years succeeding July 31, 1997 are as follows: July 31, 1998 $0, 1999 $0, 2000 $0, 2001 $9,312,000, 2002 $0,
and thereafter $1,000,000. Interest payments approximated interest expense during the years ended July 31, 1995, 1996, 1997 and for the six months ended January 31, 1997 and 1998.

5.  STOCK OPTIONS

     The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

     During 1987, the Company's stockholders adopted a stock option plan (the 1987 Plan) that provides for the granting of options to employees (including officers) and non-employee directors at fair value at the date of the grant. The 1987 Plan provides for the issuance of options at fair value to purchase a maximum of 750,000 shares of common stock. All options under the 1987 Plan are exercisable cumulatively, beginning on the third anniversary of the date of grant. Generally, after three years from the date of grant, the optionee may purchase 40 percent of the shares granted; an additional 20 percent after four years; an additional 20 percent after five years; and the final 20 percent after six years. However, with respect to 200,000 options granted on August 25, 1994, the options become exercisable at the rate of 15 percent a year. All options expire between seven and ten years after the date of grant. The options granted under the 1987 Plan become fully exercisable if the Company is dissolved, liquidated, merged, consolidated, or undergoes a change in control as defined in the Plan document.

     During 1996, the Company's stockholders adopted a second stock option plan (the 1996 Plan) that provides for the granting of options to employees (including officers) and non-employee directors at fair value at the date of the grant. The 1996 plan provides for the issuance of options at fair value at the date of the grant. The 1996 plan provides for the issuance of options at fair value to purchase a maximum of 1,000,000 shares of common stock. All options under the 1996 plan are exercisable cumulatively, beginning on the first anniversary of the date of grant. Generally, after one year from the date of grant, the optionee may purchase 20 percent of the shares granted; an additional 20 after two years; an additional 20 percent after three years; an additional 20 percent after four years; and the final 20 percent after five years. All options expire ten years after the date of grant. The options granted under the 1996 Plan become fully exercisable if the Company is dissolved, liquidated, merged, consolidated, or undergoes a change in control as defined in the Plan document.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 5.5 percent, dividend yield of zero percent, volatility factor of the expected market price of the Company's common stock of .46, and a weighted-average expected life of the option of 6.26 years and seven years, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Because Statement No. 123 is applicable to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 2003. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                             JULY 31,     JULY 31,
                                                               1996         1997
                                                             ---------    ---------
                                                             (IN THOUSANDS, EXCEPT
                                                                PER SHARE DATA)
Net income, as reported....................................   $6,283       $8,022
Pro forma compensation expense for options.................       74          142
                                                              ------       ------
Pro forma net income.......................................   $6,209       $7,880
                                                              ======       ======
Diluted earnings per share, as reported....................   $ 0.85       $ 1.08
Diluted earnings per share, pro forma......................   $ 0.84       $ 1.06

     Information regarding stock options outstanding under the Plans are as follows:

                                                                        WEIGHTED-AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            --------    ----------------
Outstanding at July 31, 1994..............................   186,000         $ 3.11
  Granted.................................................   225,000           3.27
  Exercised...............................................    (9,600)          6.72
  Forfeited (canceled)....................................   (25,000)          3.10
                                                            --------         ------
Outstanding at July 31, 1995..............................   376,400           3.11
  Granted.................................................   110,000          15.00
  Exercised...............................................   (64,040)          3.12
  Forfeited (canceled)....................................   (24,000)         12.50
                                                            --------         ------
Outstanding at July 31, 1996..............................   398,360           5.69
  Granted.................................................   432,000          14.03
  Exercised...............................................   (40,960)          2.50
  Forfeited (canceled)....................................   (26,750)         12.85
                                                            --------         ------
Outstanding at July 31, 1997..............................   762,650         $10.48
                                                            ========         ======

              OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
------------------------------------------------   ---------------------------------------------
                                   WEIGHTED-
                                    AVERAGE          WEIGHTED-                      WEIGHTED-
   RANGE OF         NUMBER         REMAINING          AVERAGE         NUMBER         AVERAGE
EXERCISE PRICE    OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
--------------    -----------   ----------------   --------------   -----------   --------------
$ 2.50 - $ 3.25     258,900        6.83 years          $ 3.14         15,100          $2.50
           4.00       5,000        7.29 years          $ 4.00             --             --
 10.63 -  15.00     368,750        9.24 years          $12.85             --             --
          18.00     130,000        9.99 years          $18.00             --             --

     Exercise prices for options outstanding at July 31, 1997, range from $2.50 to $18.00. The weighted-average fair value of options granted during 1997 and 1996 was $7.43 and $8.36, respectively.

6.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                  JULY 31
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Deferred tax liabilities:
Tax over book depreciation..................................  $1,970    $2,499
Receivables adjustments.....................................      --       493
Other, net..................................................      52        52
                                                              ------    ------
          Total deferred tax liabilities....................   2,022     3,044
                                                              ------    ------
Deferred tax assets:
Receivables allowances......................................     227        61
Inventory allowances........................................     116       136
Accrued vacation............................................     227       220
Accrued expenses............................................      80        87
Unicap and other............................................     110       158
                                                              ------    ------
          Total deferred tax assets.........................     760       662
                                                              ------    ------
Net deferred taxes..........................................  $1,262    $2,382
                                                              ======    ======

     Significant components of the federal and state income tax expense are:

                                                               YEAR ENDED JULY 31
                                                           --------------------------
                                                            1995      1996      1997
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Current:
  Federal................................................  $3,287    $3,486    $3,053
  State..................................................     872       925       653
                                                           ------    ------    ------
          Total current..................................   4,159     4,411     3,706
Deferred:
  Federal................................................      84      (347)      929
  State..................................................      17       (71)      191
                                                           ------    ------    ------
          Total deferred.................................     101      (418)    1,120
                                                           ------    ------    ------
                                                           $4,260    $3,993    $4,826
                                                           ======    ======    ======

     Total income tax payments, net of any refunds received, during the years ended July 31, 1995, 1996 and 1997, were approximately $3,962,000, $5,037,000 and $3,997,000, respectively.

     A reconciliation of the Company's effective income tax rate to the federal statutory rate follows:

                                                                             SIX MONTHS
                                                                               ENDED
                                                     YEAR ENDED JULY 31      JANUARY 31
                                                    --------------------    ------------
                                                    1995    1996    1997    1997    1998
                                                    ----    ----    ----    ----    ----
Federal statutory rate............................   34%     34%     34%     34%     34%
State tax net of federal benefit..................    7       7       7       7       5
In process research and development write-offs....   --      --      --      --     136
Tax credits.......................................   --      --      --      --     (48)
Other.............................................   (2)     (2)     (3)     (2)     --
                                                     --      --      --      --     ---
                                                     39%     39%     38%     39%    127%
                                                     ==      ==      ==      ==     ===

     The effective income tax rate for the six months ended January 31, 1998 includes a year to date adjustment to reflect one time and ongoing tax credits available to the Company, which reduced its estimated income tax rate for the year ending July 31, 1998 to approximately 28% based on estimated earnings for the year.

7.  SIGNIFICANT CUSTOMERS AND EXPORT SALES

     The percentages of total sales to significant customers were as follows:

                                                           YEAR ENDED JULY 31
                                                          --------------------
                                                          1995    1996    1997
                                                          ----    ----    ----
Customer A..............................................    0%      5%     15%
Customer B..............................................   15      11       7
Customer C..............................................   15      21      20

     The amount of total export sales by geographic area was as follows:

                                                     YEAR ENDED JULY 31
                                                -----------------------------
                                                 1995       1996       1997
                                                -------    -------    -------
                                                       (IN THOUSANDS)
Canada........................................  $ 3,500    $ 3,800    $ 2,700
Singapore.....................................   10,800      6,900      5,800
United Kingdom and others.....................   10,100      9,600     15,600
                                                -------    -------    -------
          Total export sales..................  $24,400    $20,300    $24,100
                                                =======    =======    =======

     The Company performs ongoing credit risk evaluations of its customers' financial conditions and generally does not require collateral. The Company's significant customers are major, well-known businesses in the electronic equipment industry. Credit losses have been provided for in the financial statements and have been within management's expectations.

8.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain equipment and buildings under noncancelable operating leases that expire in various years through 2004. Total rental expense for all operating leases was approximately $122,000, $357,000 and $397,000, during the years ended July 31, 1995, 1996 and 1997, respectively. Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following at July 31, 1997:

                                               (IN THOUSANDS)
1998.......................................      $  672,115
1999.......................................         636,480
2000.......................................         636,480
2001.......................................         636,480
2002.......................................         636,480
Thereafter.................................       1,092,624
                                                 ----------
                                                 $4,310,659
                                                 ==========

     The Company is a party to certain litigation in the normal course of business. Management does not anticipate any material adverse impact from the resolution of such matters.

9.  BENEFIT PLANS

     The Company has a 401(k) Retirement Plan (Plan) covering all employees who reside in the United States, have completed six months of service, and have attained age 21. Under the terms of the Plan, employees may contribute up to 15 percent of their annual compensation, subject to Internal Revenue Service limitations. The Company matched 25 percent of employee contributions up to 6 percent of the employee's annual compensation. Additional contributions to the Plan can be made at the discretion of the Board of Directors. Company contributions to the Plan during the years ended July 31, 1995, 1996, and 1997, were approximately $164,000, $198,000 and $212,000, respectively.

     During 1996, the Company adopted the Continental Circuits Corp. Employee Stock Purchase Plan. All employees who are regularly scheduled to work at least 20 hours per week and have completed at least six (6) months of continuous service with the Company are eligible to participate in the plan. Eligible employees are entitled to purchase shares of common stock through payroll deductions of up to 10 percent of their compensation. The price paid for the common stock is equal to 85 percent of the fair market value of the Company's common stock on the last business day of the quarterly investment period. At the Company's option, common stock can either be purchased on the open market or through new shares issued. Total shares reserved for issuance are 200,000, with 17,937 purchased through July 31, 1997 at a market price ranging from $10.75 to $13.88 per share.

10.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     A summary of the quarterly results of operations for the years ended July 31, 1996 and 1997 follows:

                                       1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                       -----------    -----------    -----------    -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997:
Net sales............................    $27,123        $29,562        $31,862        $32,205
Gross margin.........................    $ 4,463        $ 5,170        $ 6,148        $ 6,273
Net income...........................    $ 1,433        $ 1,817        $ 2,379        $ 2,393
Earnings per share...................    $   .19        $   .24        $   .32        $   .32
Weighted average common and
  equivalent shares outstanding......      7,424          7,432          7,457          7,497

                                       1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                       -----------    -----------    -----------    -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996:
Net sales............................    $28,508        $28,860        $26,464        $24,530
Gross margin.........................    $ 5,733        $ 6,215        $ 4,406        $ 2,506
Net income...........................    $ 2,248        $ 2,305        $ 1,380        $   350
Earnings per share...................    $   .30        $   .31        $   .19        $   .05
Weighted average common and
  equivalent shares outstanding......      7,430          7,431          7,413          7,420

     The 1997 quarterly results for net earnings per share, when totaled, do not equal the net earnings per share for the year ended July 31, 1997 due to rounding.

11.  SUBSEQUENT EVENT

     On February 9, 1998, the Company announced that it had completed the purchase of substantially all of the assets of a wholly owned subsidiary of CCIR of California Corp., named PCA Design. PCA Design has annual sales of approximately $2.0 million.

     On February 11, 1998, the Company, through one of its recently acquired businesses, obtained $6.0 million in tax-exempt revenue bonds.

     On March 20, 1998, Hadco Corporation acquired all of the outstanding capital stock of the Company for approximately $188 million (including costs).

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON, OR OTHER PERSONS HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HADCO CORPORATION OR ANY OF ITS SUBSIDIARIES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


Forward-Looking Statements............    v
Prospectus Summary....................    1
Risk Factors..........................   14
Use of Proceeds.......................   25
Capitalization........................   26
Pro Forma Condensed Consolidated
  Financial Statements................   27
Selected Historical Consolidated
  Financial Data......................   30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   32
Business..............................   43
Management............................   57
Description of Certain Indebtedness...   59
The Exchange Offer....................   61
Description of the Notes..............   70
Plan of Distribution..................   99
United States Federal Tax
  Consequences........................  100
Legal Matters.........................  103
Experts...............................  103
Additional Information................  103
Incorporation of Certain Documents by
  Reference...........................  104
Listing and General Information.......  104
Index to Consolidated Financial
  Statements..........................  F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                               HADCO CORPORATION

                      OFFER TO EXCHANGE ITS 9 1/2% SENIOR
                          SUBORDINATED NOTES DUE 2008,
                        WHICH HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933, AS
                        AMENDED, FOR ANY AND ALL OF ITS
                           OUTSTANDING 9 1/2% SENIOR
                          SUBORDINATED NOTES DUE 2008.

                              --------------------

                                   PROSPECTUS
                              --------------------

                                           , 1998
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 67 of Chapter 156B of the Massachusetts Business Corporation Law provides:

     "Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

     No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

     A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability."

     The Company's Restated Articles of Organization, as amended, provide:

     "The Corporation eliminates the personal liability of each director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any statutory provision or other law imposing such liability; provided, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section sixty-one or sixty-two of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the director derived an improper personal benefit."

     Article V, Section 2 of the Company's By-Laws provides:

     "2. Indemnification. Each Director, officer, employee and other agent of the corporation, and any person who, at the request of the corporation, serves as a director, officer, employee or other agent of another organization in which the corporation directly or indirectly owns shares or of which it is a creditor shall be indemnified by the corporation against any cost, expense (including attorney's fees), judgment, liability and/or amount paid in settlement reasonably incurred by or imposed upon him in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which he may be made a party or otherwise involved or with which he shall be threatened, by reason of his being, or related to his status as, a director, officer, employee or other agent of the corporation or of any other organization in which the corporation directly or indirectly owns shares or of which the corporation is a creditor, which other organization he serves or has served as director, officer, employee or other agent at the request of the corporation (whether or not he continues to be an officer, director, employee or other agent of the corporation or such other organization at the time such action, suit or proceeding is brought or threatened), unless such indemnification is prohibited by the Business Corporation Law of the Commonwealth of Massachusetts. The foregoing right of indemnification shall be in addition to any rights to which any such person may otherwise be entitled and shall inure to the benefit of the executors or administrator of each such person. The corporation may pay the expenses incurred by any such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder. This section shall be subject to amendment or repeal only by action of the stockholders."

     Hadco Santa Clara, Inc. ("Hadco SC") and Hadco Phoenix, Inc. ("Hadco Phoenix") are each Delaware corporations.

     Section 145 of the Delaware General Corporation Law (the "Delaware Code") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article Seventh of each of Hadco Phoenix's Restated Certificate of Incorporation and Hadco SC's Amended and Restated Certificate of Incorporation, as amended, states that such Corporation eliminates the personal liability of each member of its Board of Directors to such Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to such Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

     Article V of each of Hadco Phoenix's and Hadco SC's By-Laws provides generally as follows:

          The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful; provided, however, that with respect to actions by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

     CCIR of California Corp. ("CCIR of CA") is a California corporation.

     Section 204 of the California Corporations Code (the "CCC") generally provides that articles of incorporation may set forth provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders as set forth in Section 309 of the CCC, provided, however, that (A) such provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CCC or (vii) under Section 316 of the CCC; (B) no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective; and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as a officer notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the directors.

     Articles V and VI of CCIR of CA's articles of incorporation provide that
(i) the liability of the directors of CCIR of CA for monetary damages shall be eliminated to the fullest extent permissible under California law and (ii) CCIR of CA is authorized to provide indemnification of directors, officers, and agents of CCIR of CA through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law. In addition, Section 6.1 of the Bylaws of CCIR of CA provides that CCIR of CA shall to the maximum extent permitted by the CCC, have the power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of CCIR of CA and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. "Agent" includes any person who is or was a director, officer, employee or other agent of CCIR of CA (or its predecessor(s)) or is or was serving at the request of CCIR of CA (or its predecessor(s)) as a director, officer, employee or agent of another entity.

     CCIR of Texas Corp. ("CCIR of TX") is a Texas corporation.

     Article 2.02 of the Texas Business Corporation Act (the "TBC") generally provides that a corporation shall have the power to indemnify directors, officers, employees, and agents of the corporation and purchase and maintain liability insurance for such persons. Article 2.02-1 of the TBC generally provides that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person (i) is or was a director, officer, employee or agent of the corporation or (ii) while a director of the corporation, is or was serving at the request of the corporation as a director, officer, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation or other entity, provided that such person
(1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and
(3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation's ability to indemnify a person as set forth above is limited in cases where such person is found liable on the basis that a personal benefit was improperly received by him or in cases in which the person is found liable to the corporation.

     Section 2.02-1 of the TBC further provides that a corporation shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which such person is a named defendant or respondent because such person is or was a director or officer if such person has been wholly successful, on the merits or otherwise, in the defense of the proceeding; that a corporation may advance expenses to persons entitled to indemnification under the statute; and the corporation may purchase and maintain insurance on behalf of any person who is a director, officer, partner, or agent of the corporation or who is serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or entity, against any liability asserted against him and incurred by him in such capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Section 2.02-1 of the TBC.

     Article XI of CCIR of TX's Articles of Incorporation provides that the corporation shall indemnify any person who (i) is or was a director, officer, employee, or agent of the corporation, or (ii) while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the Texas Business Corporation Act as now written or as hereafter amended. In addition, the corporation may indemnify any person to such further extent as permitted by law.
Article XII of such Articles provides that a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as director, except that this Article XII does not eliminate or limit the liability of a director for:

          (a) a breach of a director's loyalty to the corporation or its shareholders;

          (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

          (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

          (d) an act or omission for which the liability of a director is expressly provided for by statute; or

          (e) an act related to an unlawful stock repurchase or payment of a dividend.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     This Registration Statement includes the following exhibits:


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 3.1.1+       Restated Articles of Organization of the Company (filed as
              Exhibit 3.1 to the Registration Statement No. 333-21977 on
              Form S-3 and incorporated herein by reference).
 3.1.2+       Articles of Amendment to the Articles of Organization of the
              Company (filed as Exhibit 3.1 to Form 10-Q, File No.
              0-12102, for fiscal quarter ended January 31, 1998 and
              incorporated herein by reference).
 3.2+         By-laws of the Company, as amended (filed as Exhibit 3.2 to the Registration Statement No. 333-21977 on Form S-3 and
              incorporated herein by reference).
 3.3+         Restated Certificate of Incorporation of Hadco Santa Clara,
              Inc.
 3.4+         Amended and Restated By-laws of Zycon Corporation (n/k/a
              Hadco Santa Clara, Inc.)
 3.5+         Restated Certificate of Incorporation of Hadco Phoenix, Inc.
 3.6+         By-laws of Hadco Phoenix, Inc.
 3.7+         Articles of Incorporation of CCIR of California Corp.
 3.8+         By-laws of CCIR of California Corp.
 3.9+         Articles of Incorporation of CCIR of Texas Corp.
 3.10+        By-laws of CCIR of Texas Corp.
 4.1+         Indenture (including Form of Exchange Note) dated as of May
              18, 1998 by and among the Company, the Guarantors and State
              Street Bank and Trust Company, as trustee.
 4.2+         Registration Rights Agreement dated May 13, 1998 among the
              Company, the Guarantors, Morgan Stanley & Co. Incorporated,
              Merrill Lynch, Pierce, Fenner & Smith Incorporated,
              BancAmerica Robertson Stephens, and BT Alex. Brown
              Incorporated, as initial purchasers.
 5.1*         Opinion of Testa, Hurwitz & Thibeault, LLP as to the
              legality of the securities to be offered.
10.1+         Placement Agreement dated May 13, 1998 by and among the
              Company, the Guarantors, Morgan Stanley & Co. Incorporated,
              Merrill Lynch, Pierce, Fenner & Smith Incorporated,
              BancAmerica Robertson Stephens, and BT Alex. Brown
              Incorporated, as initial purchasers.
10.2+         Amended and Restated Revolving Credit Agreement dated as of
              December 8, 1997 between the Company and BankBoston, N.A.
              (filed as Exhibit 10.1 to Current Report on Form 8-K, File
              No. 0-12102, for the reporting date of March 20, 1998 and
              incorporated herein by reference).
10.3+         First Amendment and Modification Agreement dated as of March
              19, 1998 between the Company and BankBoston, N.A., amending the Amended and Restated Revolving Credit Agreement (filed as Exhibit (b)(2) to the Amendment No. 2 to the Schedule
              14D-1 filed by the Company on February 20, 1998 and
              incorporated herein by reference).
10.4+         Second Amendment and Modification Agreement among the
              Company and a group of Banks dated as of May 11, 1998 (filed as Exhibit 10.5 to Form 10-Q, File No. 0-12102, for the
              fiscal quarter ended May 2, 1998 and incorporated herein by reference).
10.5*         Third Amendment and Modification Agreement dated as of
              September 14, 1998 among the Company and a group of Banks.
10.6*         Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Andrew E. Lietz (filed as Exhibit
              10.2 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
10.7*         Form of Executive Agreement dated as of July 1, 1998 by and between the Company and John D. Caruso (filed as Exhibit
              10.3 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
10.8*         Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Timothy P. Losik (filed as Exhibit
              10.4 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
10.9*         Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Michael K. Sheehy (filed as Exhibit
              10.5 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
10.10*        Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Frederick G. McNamee, III (filed as
              Exhibit 10.6 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by
              reference).
10.11*        Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Robert E. Snyder (filed as Exhibit
              10.7 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
11.1+         Statement re: Computation of Per Share Earnings.
12.1+         Statement re: Computation of the Ratio of Earnings to Fixed
              Charges.
23.1*         Consent of Testa, Hurwitz & Thibeault, LLP (included as part of Exhibit 5.1).
23.2*         Consent of Arthur Andersen LLP.
23.3*         Consent of Ernst & Young, LLP.
23.4*         Consent of KPMG Peat Marwick LLP.
24.1+         Powers of Attorney (included on signature pages to
              originally filed Registration Statement).
25.1+         Statement of Eligibility of State Street Bank and Trust
              Company, as Trustee, on Form T-1.
21.1*         List of Subsidiaries (filed as Exhibit 21.1 to Form 10-Q,
              File No. 0-12102, for the fiscal quarter ended August 1,
              1998 and incorporated herein by reference).
27.1+         Financial Data Schedule.
99.1+         Form of Letter of Transmittal.
99.2+         Form of Notice of Guaranteed Delivery.
99.3+         Form of Exchange Agency Agreement.


---------------
+ Previously filed.

* Filed herewith.

     (b) Financial Statement Schedules:

     Report of Independent Public Accountants on Schedule

     Schedule II -- Valuation and Qualifying Accounts

     (c) Not Applicable.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of any such registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any of the registrants pursuant to provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Salem, State of New Hampshire on October 5, 1998.


                                          HADCO CORPORATION

                                          By: /s/ ANDREW E. LIETZ

                                          --------------------------------------
                                               Andrew E. Lietz
                                               President, Chief Executive
                                          Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
             /s/ HORACE H. IRVINE II*                Chairman of the Board and         October 5, 1998
---------------------------------------------------    Director
               (Horace H. Irvine II)

                /s/ ANDREW E. LIETZ                  President, Chief Executive        October 5, 1998
---------------------------------------------------    Officer and Director
                 (Andrew E. Lietz)                     (Principal Executive
                                                       Officer)

               /s/ TIMOTHY P. LOSIK*                 Senior Vice President, Chief      October 5, 1998
---------------------------------------------------    Financial Officer and
                (Timothy P. Losik)                     Treasurer (Principal
                                                       Financial Officer and
                                                       Principal Accounting
                                                       Officer)

                /s/ OLIVER O. WARD*                  Director                          October 5, 1998
---------------------------------------------------
                 (Oliver O. Ward)

               /s/ PATRICK SWEENEY*                  Director                          October 5, 1998
---------------------------------------------------
                 (Patrick Sweeney)

              /s/ LAWRENCE COOLIDGE*                 Director                          October 5, 1998
---------------------------------------------------
                (Lawrence Coolidge)

                /s/ JOHN F. SMITH*                   Director                          October 5, 1998
---------------------------------------------------
                  (John F. Smith)

               /s/ JOHN E. POMEROY*                  Director                          October 5, 1998
---------------------------------------------------
                 (John E. Pomeroy)

               /s/ JAMES C. TAYLOR*                  Director                          October 5, 1998
---------------------------------------------------
                 (James C. Taylor)

               /s/ MAURO J. WALKER*                  Director                          October 5, 1998
---------------------------------------------------
                 (Mauro J. Walker)

             *By: /s/ ANDREW E. LIETZ
   ---------------------------------------------
                  Andrew E. Lietz
                 Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Salem, State of New Hampshire on October 5, 1998.


                                          HADCO SANTA CLARA, INC.

                                          By: /s/ ANDREW E. LIETZ

                                          --------------------------------------
                                               Andrew E. Lietz
                                               President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
                /s/ ANDREW E. LIETZ                  President (Principal Executive    October 5, 1998
---------------------------------------------------    Officer)
                 (Andrew E. Lietz)

               /s/ TIMOTHY P. LOSIK*                 Senior Vice President, Chief      October 5, 1998
---------------------------------------------------    Financial Officer, Treasurer
                (Timothy P. Losik)                     and Director (Principal
                                                       Financial Officer and
                                                       Principal Accounting
                                                       Officer)

             *By: /s/ ANDREW E. LIETZ
   ---------------------------------------------
                  Andrew E. Lietz
                 Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Salem, State of New Hampshire on October 5, 1998.


                                          HADCO PHOENIX, INC.

                                          By:      /s/ ANDREW E. LIETZ

                                            ------------------------------------
                                            Andrew E. Lietz
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----

                /s/ ANDREW E. LIETZ                  President and Chief Executive     October 5, 1998
---------------------------------------------------    Officer (Principal Executive
                 (Andrew E. Lietz)                     Officer)

               /s/ TIMOTHY P. LOSIK*                 Senior Vice President,            October 5, 1998
---------------------------------------------------    Treasurer and Director
                (Timothy P. Losik)                     (Principal Financial Officer
                                                       and Principal Accounting
                                                       Officer)


*By:     /s/ ANDREW E. LIETZ

     ------------------------------
            Andrew E. Lietz
            Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Salem, State of New Hampshire on October 5, 1998.


                                          CCIR OF CALIFORNIA CORP.

                                          By: /s/ TIMOTHY P. LOSIK

                                            ------------------------------------
                                            Timothy P. Losik
                                            Chief Financial Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----

           /s/ FREDERICK G. MCNAMEE III*             President (Principal Executive    October 5, 1998
---------------------------------------------------    Officer)
            (Frederick G. McNamee III)

               /s/ TIMOTHY P. LOSIK                  Chief Financial Officer and       October 5, 1998
---------------------------------------------------    Director (Principal
                (Timothy P. Losik)                     Financial Officer and
                                                       Principal Accounting
                                                       Officer)

             *By: /s/ TIMOTHY P. LOSIK
   ---------------------------------------------
                 Timothy P. Losik
                 Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Salem, State of New Hampshire on October 5, 1998.


                                          CCIR OF TEXAS CORP.

                                          By: /s/ TIMOTHY P. LOSIK

                                            ------------------------------------
                                            Timothy P. Losik
                                            Chief Financial Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
           /s/ FREDERICK G. MCNAMEE III*             President (Principal Executive    October 5, 1998
---------------------------------------------------    Officer)
            (Frederick G. McNamee III)

               /s/ TIMOTHY P. LOSIK                  Chief Financial Officer and       October 5, 1998
---------------------------------------------------    Director (Principal
                (Timothy P. Losik)                     Financial Officer and
                                                       Principal Accounting
                                                       Officer)

             *By: /s/ TIMOTHY P. LOSIK
   ---------------------------------------------
                 Timothy P. Losik
                 Attorney-in-Fact

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Hadco Corporation:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Hadco Corporation included in this registration statement and have issued our report thereon dated November 14, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 14, 1997

                                                                     SCHEDULE II

                               HADCO CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                               ADDITIONS
                                                 BALANCE AT    CHARGED TO     DEDUCTIONS     BALANCE AT
                                                 BEGINNING     COSTS AND         FROM          END OF
                                                 OF PERIOD      EXPENSES     RESERVES(1)       PERIOD
                                                 ----------    ----------    ------------    ----------
Allowance for Doubtful Accounts
  October 28, 1995.............................     $725          277           (152)          $  850
  October 26, 1996.............................     $850          329            (79)          $1,100
  October 25, 1997.............................    1,100          922           (322)           1,700


---------------
(1) Amounts deemed uncollectible.

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 3.1.1+       Restated Articles of Organization of the Company (filed as
              Exhibit 3.1 to the Registration Statement No. 333-21977 on
              Form S-3 and incorporated herein by reference).
 3.1.2+       Articles of Amendment to the Articles of Organization of the
              Company (filed as Exhibit 3.1 to Form 10-Q, File No.
              0-12102, for fiscal quarter ended January 31, 1998 and
              incorporated herein by reference).
 3.2+         By-laws of the Company, as amended (filed as Exhibit 3.2 to the Registration Statement No. 333-21977 on Form S-3 and
              incorporated herein by reference).
 3.3+         Restated Certificate of Incorporation of Hadco Santa Clara,
              Inc.
 3.4+         Amended and Restated By-laws of Zycon Corporation (n/k/a
              Hadco Santa Clara, Inc.)
 3.5+         Restated Certificate of Incorporation of Hadco Phoenix, Inc.
 3.6+         By-laws of Hadco Phoenix, Inc.
 3.7+         Articles of Incorporation of CCIR of California Corp.
 3.8+         By-laws of CCIR of California Corp.
 3.9+         Articles of Incorporation of CCIR of Texas Corp.
 3.10+        By-laws of CCIR of Texas Corp.
 4.1+         Indenture (including Form of Exchange Note) dated as of May
              18, 1998 by and among the Company, the Guarantors and State
              Street Bank and Trust Company, as trustee.
 4.2+         Registration Rights Agreement dated May 13, 1998 among the
              Company, the Guarantors, Morgan Stanley & Co. Incorporated,
              Merrill Lynch, Pierce, Fenner & Smith Incorporated,
              BancAmerica Robertson Stephens, and BT Alex. Brown
              Incorporated, as initial purchasers.
 5.1*         Opinion of Testa, Hurwitz & Thibeault, LLP as to the
              legality of the securities to be offered.
10.1+         Placement Agreement dated May 13, 1998 by and among the
              Company, the Guarantors, Morgan Stanley & Co. Incorporated,
              Merrill Lynch, Pierce, Fenner & Smith Incorporated,
              BancAmerica Robertson Stephens, and BT Alex. Brown
              Incorporated, as initial purchasers.
10.2+         Amended and Restated Revolving Credit Agreement dated as of
              December 8, 1997 between the Company and BankBoston, N.A.
              (filed as Exhibit 10.1 to Current Report on Form 8-K, File
              No. 0-12102, for the reporting date of March 20, 1998 and
              incorporated herein by reference).
10.3+         First Amendment and Modification Agreement dated as of March
              19, 1998 between the Company and BankBoston, N.A., amending the Amended and Restated Revolving Credit Agreement (filed as Exhibit (b)(2) to the Amendment No. 2 to the Schedule
              14D-1 filed by the Company on February 20, 1998 and
              incorporated herein by reference).
10.4+         Second Amendment and Modification Agreement among the
              Company and a group of Banks dated as of May 11, 1998 (filed as Exhibit 10.5 to Form 10-Q, File No. 0-12102, for the
              fiscal quarter ended May 2, 1998 and incorporated herein by reference).
10.5*         Third Amendment and Modification Agreement dated as of
              September 14, 1998 among the Company and a group of Banks.
10.6*         Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Andrew E. Lietz (filed as Exhibit
              10.2 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
10.7*         Form of Executive Agreement dated as of July 1, 1998 by and between the Company and John D. Caruso (filed as Exhibit
              10.3 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
10.8*         Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Timothy P. Losik (filed as Exhibit
              10.4 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
10.9*         Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Michael K. Sheehy (filed as Exhibit
              10.5 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
10.10*        Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Frederick G. McNamee, III (filed as
              Exhibit 10.6 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by
              reference).

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
10.11*        Form of Executive Agreement dated as of July 1, 1998 by and between the Company and Robert E. Snyder (filed as Exhibit
              10.7 to Form 10-Q, File No. 0-12102, for the fiscal quarter ended August 1, 1998 and incorporated herein by reference).
11.1+         Statement re: Computation of Per Share Earnings.
12.1+         Statement re: Computation of the Ratio of Earnings to Fixed
              Charges.
23.1*         Consent of Testa, Hurwitz & Thibeault, LLP (included as part of Exhibit 5.1).
23.2*         Consent of Arthur Andersen LLP.
23.3*         Consent of Ernst & Young, LLP.
23.4*         Consent of KPMG Peat Marwick LLP.
24.1+         Powers of Attorney (included on signature pages to
              originally filed Registration Statement).
25.1+         Statement of Eligibility of State Street Bank and Trust
              Company, as Trustee, on Form T-1.
21.1*         List of Subsidiaries (filed as Exhibit 21.1 to Form 10-Q,
              File No. 0-12102, for the fiscal quarter ended August 1,
              1998 and incorporated herein by reference).
27.1+         Financial Data Schedule.
99.1+         Form of Letter of Transmittal.
99.2+         Form of Notice of Guaranteed Delivery.
99.3+         Form of Exchange Agency Agreement.


------------------------

+ Previously filed.


* Filed herewith.